Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, collectively, this “Agreement”) is made and entered into as of June 28, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (v) of this preamble, and any person or entity that becomes a party hereto in accordance with the terms hereof, collectively, the “Parties”):1

i.	The undersigned parties that (a) have executed and delivered counterpart signature pages to this Agreement, a joinder to this Agreement substantially in the form attached hereto as Exhibit D (a “Joinder”), or a Transfer Agreement to counsel to the Company Parties, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders and (b) have committed to become, or have become, a DIP Lender in the Chapter 11 Cases (collectively, the “Consenting DIP Lenders”).

ii.	the undersigned holders of Revolving Credit Facility Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders (collectively, the “Consenting Revolving Credit Facility Lenders”);

iii.	the undersigned holders of FLLO Term Loan Facility Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder or a Transfer Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, and counsel to the Consenting Second Lien Noteholders (collectively, the “Consenting FLLO Term Loan Facility Lenders”);

iv.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Second Lien Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, and counsel to the Consenting FLLO Term Loan Facility Lenders (collectively, the “Consenting Second Lien Noteholders” and, together with the Entities referenced in clauses (i) - (iii), collectively, the “Consenting Stakeholders”); and

1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

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v.	Chesapeake Energy Corporation, a corporation incorporated under the Laws of Oklahoma, or any of its Affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders (each, a “Company Party” and, collectively, the “Company Parties”).

RECITALS

WHEREAS, the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, collectively, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, severally and not jointly, intending to be legally bound hereby, agrees as follows:

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AGREEMENT

Section 1.             Definitions and Interpretation.

1.01.       Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in Exhibit 1 to Exhibit B attached hereto.

1.02.       Interpretation. For purposes of this Agreement:

(a)          in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b)          capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)          unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)          unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)          unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)          captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)          references to “shareholders”, “directors”, and/or “officers” shall also include “members”, “partners”, and/or “managers”, as applicable, as such terms are defined under the applicable limited liability company or partnership Laws;

(i)           the use of “include” or “including” is without limitation, whether stated or not;

(j)           the phrase “counsel to the Company Parties” refers to Kirkland & Ellis LLP;

(k)          the phrase “counsel to the Consenting DIP Lenders” refers in this Agreement to counsel specified in Section 14.10(b);

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(l)           the phrase “counsel to the Consenting Revolving Credit Facility Lenders” refers in this Agreement to counsel specified in Section 14.10(c);

(m)         the phrase “counsel to the Consenting FLLO Term Loan Facility Lenders” refers in this Agreement to counsel specified in Section 14.10(d);

(n)          the phrase “counsel to the Consenting Second Lien Noteholders” refers in this Agreement to counsel specified in Section 14.10(e); and

(o)          the phrase “counsel to the Consenting Stakeholders” means counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders.

Section 2.             Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Daylight Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)          the holders of 100% of the aggregate Revolving DIP Loan Commitments under the DIP Facility (inclusive of validly executed but unsettled trades) shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders;

(b)          the holders of at least 66.67% of the aggregate outstanding principal amount under the Revolving Credit Facility (inclusive of validly executed but unsettled trades) shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders;

(c)          the holders of at least 66.67% of the aggregate outstanding principal amount under the FLLO Term Loan Facility (inclusive of validly executed but unsettled trades) shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, and counsel to the Consenting Second Lien Noteholders;

(d)          the holders of at least 50% of the aggregate outstanding principal amount of Second Lien Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties, counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, and counsel to the Consenting FLLO Term Loan Facility Lenders;

(e)          the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders; and

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(f)           the Company Parties shall have paid in full all Restructuring Expenses incurred and invoiced at least one (1) Business Day prior to the Agreement Effective Date that were not previously paid by the Company Parties, and shall pay all remaining outstanding Restructuring Expenses at least one (1) day prior to Petition Date.

The Company Parties shall be provided signature pages of the Consenting Stakeholders in unredacted form; provided, that the Company Parties and counsel to the Company Parties shall not make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction. For the avoidance of doubt, if there is a subsequent Termination Date as to the Company Parties pursuant to Section 12.02, Section 12.03, Section 12.04, Section 12.05, Section 12.06, or Section 12.07, any and all provisions of the Agreement referencing “counsel to the Company Parties,” a “Company Party,” or the “Company Parties” are, and shall continue to be, in full force and effect with respect to the Consenting Stakeholders as if such provisions were written without reference to “counsel to the Company Parties,” a “Company Party,” or the “Company Parties” and this Agreement, shall be in full force and effect with respect to each other Party hereto until the occurrence of a Termination Date as to such Party.

Section 3.             Definitive Documents.

3.01.       The Definitive Documents governing the Restructuring Transactions shall include, without limitation, the following: (A) the Plan and its exhibits, ballots, and solicitation procedures; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the First Day Pleadings and all orders sought pursuant thereto; (F) the Plan Supplement; (G) the DIP Order, DIP Credit Agreement, and any and all other DIP Documents and related documentation; (H) the Backstop Commitment Agreement, (I) Backstop Commitment Agreement Approval Order, Rights Offering Procedures, Registration Rights Agreement and any and all documentation required to implement, issue, and distribute the New Common Stock; (J) the documents or agreements related to the New Warrants; (K) the Exit Facilities Documents and related documentation; (L) the Management Incentive Plan; (M) the New Organizational Documents and all other documents or agreements for the governance of Reorganized Chesapeake, including the list of directors of reorganized Chesapeake and any certificates of incorporation and shareholders’ agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring; and (N) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, and the Plan.

3.02.       The Definitive Documents executed prior to the Execution Date or contemporaneously herewith or in a form attached to this Agreement or the Restructuring Term Sheet are acceptable to the Parties. The Definitive Documents not executed or in a form attached to this Agreement or the Restructuring Term Sheet as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further,

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(a)          the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date and any amendment to the Definitive Documents shall at all times be in form and substance reasonably acceptable to the Required Plan Sponsors2 and the Company Parties and, solely as affects their rights or treatment in any material respect, the Required Consenting DIP Lenders;

(b)          the Definitive Documents set forth in Section 3.01(A)-(E), (F) (other than documents included in the Plan Supplement which are specifically enumerated in Section 3.01), (G)-(H) and (K), and any modifications, amendments, or supplements to the foregoing, shall at all times be in form and substance reasonably acceptable to the Required Consenting DIP Lenders;

(c)          the New Warrants, the Rights Offering Procedures, the Registration Rights Agreement and any and all documentation required to implement, issue, and distribute the New Common Stock, and any modifications, amendments, or supplements to the foregoing, shall at all times be in form and substance reasonably acceptable to the Consenting Second Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of the Second Lien Note Claims that are held by Consenting Second Lien Noteholders;

(d)          the Backstop Commitment Agreement shall be in form and substance acceptable to each Backstop Party;3 provided that if the Backstop Commitment Agreement is not in form and substance acceptable to any particular Consenting FLLO Term Loan Facility Lender, or Consenting Second Lien Noteholder, such Consenting FLLO Term Loan Facility Lender, or Consenting Second Lien Noteholder may refuse to be a Backstop Party but such event shall not give rise to any termination of this Agreement so long as: (i) the Rights Offering is fully backstopped by the Backstop Parties; and (ii) the terms of the Backstop Commitment Agreement do not have a disproportionate and adverse effect on such Consenting FLLO Term Loan Facility Lender, or Consenting Second Lien Noteholder in any material respect as compared to all other Consenting FLLO Term Loan Facility Lenders, or Consenting Second Lien Noteholders, respectively, proposed to be Backstop Parties; and

(e)          the DIP Documents and Exit Facilities Documents shall be, and shall be deemed to be, acceptable to the Consenting Stakeholders and Company Parties to the extent they are consistent with the DIP Term Sheet and Exit Facilities Term Sheet; provided that the Consenting Stakeholders and Company Parties reserve all rights with respect to all terms (including any amendments thereto) in the DIP Documents and Exit Facilities Documents that are not specified in the DIP Term Sheet and Exit Facilities Term Sheet.

[2]	“Required Plan Sponsors” means the Backstop Parties holding FLLO Term Loan Facility Claims and commitments to Backstop the Rights Offering such that the Required Plan Sponsors Percentage exceeds 66 2/3%. “Required Plan Sponsors Percentage” means a fraction, expressed as a percentage, (a) the numerator of which shall be the sum of (i) the aggregate outstanding principal amount of FLLO Term Loan Facility Claims that are held by the relevant Backstop Parties and (ii) the percentage of the Backstop ascribed to the relevant Backstop Parties (as set forth in the Backstop Commitment Agreement) multiplied by the Rights Offering Amount and (b) the denominator of which shall be the sum of (i) the aggregate outstanding principal amount of FLLO Term Loan Facility Claims that are held by all of the Backstop Parties and (ii) the Rights Offering Amount.

[3]	“Backstop Party” means each of the members of the FLLO Ad Hoc Group and Franklin that are signatories to the Backstop Commitment Agreement

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Section 4.             Commitments of the Consenting Stakeholders.

4.01.       General Commitments, Forbearances, and Waivers.

(a)          During the Agreement Effective Period, each Consenting Stakeholder, severally and not jointly, agrees, in respect of all of its Company Claims, to:

(i)            support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)            use commercially reasonable efforts to cooperate with, and subject to applicable Laws, assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)           use commercially reasonable efforts to oppose, subject to applicable Laws, any party or person from taking any actions contemplated in Section 4.02(b);

(iv)           use any commercially reasonably efforts to give, subject to applicable Laws, any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

(v)            negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement.

(b)          During the Agreement Effective Period, subject to applicable Laws and as otherwise set forth in this Agreement, each Consenting Stakeholder, severally, and not jointly, agrees, in respect of all of its Company Claims, that it shall not directly or indirectly:

(i)             object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)            either itself or through any representatives or agents, solicit, initiate, negotiate, facilitate, propose, continue or respond to any Alternative Restructuring Proposal from or with any Entity or propose, file, support, consent to, seek formal or informal credit committee approval of, or vote for any Alternative Restructuring Proposal (and shall immediately inform the other Consenting Stakeholders and the Company Parties of any notification of any Alternative Restructuring Proposal); provided, that notwithstanding the foregoing, any Consenting Stakeholder or its representatives may respond to and participate in discussions with any third party who has made, or intends to make, any bona fide, unsolicited proposal to acquire any material assets of the Company Parties or an Alternative Restructuring Proposal to the Company Parties and take actions to facilitate or encourage the proposing Entity to submit such material asset acquisition proposal or Alternative Restructuring Proposal to the Company Parties;

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(iii)           file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)           initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect this Agreement, or the other Restructuring Transactions contemplated herein against the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)           exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties; or

(vi)           object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(vii)          object to or commence any legal proceeding challenging the adequate protection granted or proposed to be granted to the holders of the Revolving Credit Facility Claims, the FLLO Term Loan Facility Claims, or the Second Lien Notes Claims under the DIP Order; or

(viii)         file or support, directly or indirectly, a motion, application, adversary proceeding, or cause of action (a) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the DIP Claims, the Revolving Credit Facility Claims, the FLLO Term Loan Facility Claims, the Second Lien Notes Claims, or the Liens securing such Claims, or (b) otherwise seeking to impose liability upon or enjoin the DIP Lenders, Revolving Credit Facility Lenders, FLLO Term Loan Facility Lenders, or the Second Lien Noteholders.

4.02.       Commitments with Respect to Chapter 11 Cases.

(a)          During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)             vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot that meet the requirements of Sections 1125 and 1126 of the Bankruptcy Code; provided, however, that the consent or votes of the Consenting Stakeholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date (other than a Termination Date caused solely by the Plan Effective Date);

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(ii)            to the extent it is permitted to elect whether to opt in or out of the releases set forth in the Plan, elect to opt in to, or not to opt out of, the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)           except as expressly set forth in this Agreement, not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b)          During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims, severally and not jointly, will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 5.             Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions; (b) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (c) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (d) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (e) obligate a Consenting Stakeholder to deliver a vote to support the Plan or prohibit a Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date as to a Consenting Stakeholder (other than a Termination Date as a result of the occurrence of the Plan Effective Date) and, for the avoidance of doubt, upon the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such Consenting Stakeholder’s vote shall automatically be deemed void ab initio and such Consenting Stakeholder shall have a reasonable opportunity to cast a vote; (f) be construed to prohibit any Consenting Stakeholder from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell Company Claims, so long as such Consenting Stakeholder complies with Section 8.01, or (g) prevent the DIP Agent or DIP Lenders from exercising any of its or their rights and privileges under the DIP Documents. Nothing in this Agreement shall impair or affect the rights or obligations of any party under the DIP Documents or DIP Order.

Section 6.             Commitments of the Company Parties.

6.01.       Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

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(a)          support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and within the timeframes outlined herein;

(b)          support and take all steps necessary and desirable to facilitate solicitation of the Plan in accordance with this Agreement and within the timeframes outlined herein;

(c)          to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(d)          use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(e)          negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)           use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders;

(g)          provide draft copies of all substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases to counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders as soon as reasonably practicable, but in no event less than two (2) Business Days prior to the date when the Company Parties intend to file such documents and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders regarding the form and substance of any such proposed filing. Notwithstanding the foregoing, in the event that two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the applicable Consenting Stakeholders as soon as otherwise reasonably practicable before the date when the Company Parties intend to file any such motion, documents, or other pleading;

(h)          provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders, and each of their respective legal and financial advisors (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Consenting Second Lien Noteholders or their respective legal and financial advisors; notwithstanding the foregoing, the Company Parties shall not be required (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company Parties, would cause the Company Party to violate its respective obligations with respect to confidentiality to a third party, (y) to disclose any legally privileged information of the Company Party, or (z) to violate applicable Law;

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(i)           actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(j)           actively oppose and object to any motion, application, adversary proceeding, or cause of action (a) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the DIP Claims; the Revolving Credit Facility Claims, the FLLO Term Loan Facility Claims, or the Second Lien Notes Claims or the Liens securing such Claims, (b) otherwise seeking to impose liability upon or enjoin the DIP Lenders, the Revolving Credit Facility Lenders, the FLLO Term Loan Facility Lenders, or the Second Lien Noteholders, (c) seeking the entry of an order directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (d) seeking the entry of an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (e) seeking the entry of an order dismissing the Chapter 11 Cases, or (f) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(k)          actively oppose or object to any effort by a third party seeking standing to bring any motion, application, adversary proceeding, or cause of action described in Section 6.01(j);

(l)           upon reasonable request of any of the Consenting Stakeholders, inform counsel to the Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(m)         inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

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(n)          to the extent any legal or structural impediment arises under Section 6.01(m) that would prevent, hinder or delay the consummation of the Plan, use commercially reasonable efforts to negotiate with the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders in good faith in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment; provided, that the economic outcome for the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders and other material terms of this Agreement must be substantially preserved in such alternate provisions or implementation mechanics;

(o)          to the extent the Company Parties decide to seek Bankruptcy Court approval of (a) a key employee incentive plan for insider employees (the “KEIP”), and/or (b) a key employee retention plan for key non-insider employees (the “KERP”), such plans shall be in a form acceptable to the Consenting Stakeholders with respect to the terms of such KEIP and/or KERP prior to filing motion(s) seeking approval of the KEIP and/or KERP; provided, however, the KERP effective as of May 1, 2020 shall be deemed acceptable to the Consenting Stakeholders;

(p)          use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Stakeholders of such Joinders and Transfer Agreements; and

(q)          promptly pay Restructuring Expenses.

6.02.       Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)          object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)          take any action (i) that is inconsistent in any material respect with the Restructuring Transactions described in this Agreement or the Plan, (ii) is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan, or (iii) would have the effect of frustrating or impeding approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c)          modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)          file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

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Section 7.             Additional Provisions Regarding Company Parties’ Commitments.

7.01.       Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination in accordance with this Section 7.01 to take or refrain from taking any action. This Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12.01(i).

7.02.       Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to consider, respond to, and facilitate Alternative Restructuring Proposals, but may not solicit an Alternative Restructuring Proposal, offer, indication of interest or inquiry for one or more Alternative Restructuring Proposals, and in furtherance thereof, may: (a) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (b) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (c) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (d) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. If any Company Party receives an Alternative Restructuring Proposal, or any update to an Alternative Restructuring Proposal from the counterparty thereto, then such Company Party shall (A) within two (2) Business Days of receiving such proposal, provide counsel to the Consenting Stakeholders with all documentation received in connection with such Alternative Restructuring Proposal; (B) provide counsel to the Consenting Stakeholders with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (C) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Restructuring Proposal.

7.03.       Nothing in this Agreement shall: (a) impair or waive the rights of such Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent such Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.             Transfer of Interests and Securities.

8.01.       During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

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(a)          the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined by Rule 501(a)(1), (2), (3), and (7) of the Securities Act), or (4) a Consenting Stakeholder not in breach of this Agreement;

(b)          either (i) the transferee executes and delivers to counsel to the Consenting Stakeholders and counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Stakeholders by the close of business on the second Business Day following such Transfer; and

(c)          such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses.

8.02.       Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. With respect to Company Claims held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Stakeholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4.02) set forth in this Agreement. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.       This Agreement shall in no way be construed to preclude any Consenting Stakeholders from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or to counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, and counsel to the Consenting Second Lien Noteholders) and (b) on the effective date of such transfer, such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.04.       This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

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8.05.       Notwithstanding Section 8.01, (a) a Consenting Stakeholder may Transfer any Company Claims to an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon the Transfer of such Company Claims and (b) a Qualified Marketmaker that acquires any Company Claims from such Consenting Stakeholder with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if such Qualified Marketmaker subsequently Transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) to a transferee that is a Consenting Stakeholder or a transferee who executes and delivers to counsel to the Consenting Stakeholders and counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement. Notwithstanding the foregoing, to the extent any Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any Company Claims that it acquires from a holder of such Company Claims that is not a Consenting Stakeholder without the requirement that the transferee be or become a Consenting Stakeholder or execute a Transfer Agreement.

8.06.       Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such claims and interests.

8.07.       Additional Consenting Stakeholders. Any holder of the DIP Claims, the Revolving Credit Facility Claims, the FLLO Term Loan Facility Claims, or the Second Lien Notes Claims that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Consenting Stakeholder by executing and delivering to counsel to the Consenting DIP Lenders, counsel to the Consenting Revolving Credit Facility Lenders, counsel to the Consenting FLLO Term Loan Facility Lenders, counsel to the Consenting Second Lien Noteholders and counsel to the Company Parties a Joinder, pursuant to which such Person shall be bound by the terms of this Agreement.

Section 9.             Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)           it is the beneficial or record owner, or has validly executed unsettled trades, of the face amount of the Company Claims or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)          it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c)          such Company Claims are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

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(d)          it has the full power to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law; and

(e)          solely with respect to holders of Company Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined by Rule 501(a)(1), (2), (3), and (7) of the Securities Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10.           Representations and Warranties of Company Parties. Each Company Party severally, and not jointly, represents and warrants that:

(a)          as of the date such Company Party becomes a Party, each Company Party believes that entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties; and

(b)          as of the Agreement Effective Date, the Company Parties and their professionals are not entertaining, encouraging, soliciting, or discussing any offers, indications of interest, or inquiries for an Alternative Restructuring Proposal with any party and have not entertained, encouraged, solicited, or discussed any such Alternative Restructuring Proposal with any party within one week of the Agreement Effective Date, except as disclosed to the Consenting Stakeholders.

Section 11.          Mutual Representations, Warranties, and Covenants

. Each of the Consenting Stakeholders and each Company Party, in each case severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement or Joinder(s) and as of immediately prior to the Plan Effective Date:

(a)          it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)          except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)          the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

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(d)          except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)          except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.          Termination Events.

12.01.     Consenting Stakeholder Termination Events

. This Agreement may be terminated (a) with respect to the Consenting DIP Lenders, by the Required Consenting DIP Lenders4 by the delivery to the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Consenting Second Lien Noteholders, and the Company Parties of a written notice in accordance with Section 14.10; (b) with respect to the Consenting Revolving Credit Facility Lenders, by the Required Consenting Revolving Credit Facility Lenders5 by the delivery to the Consenting DIP Lenders, the Consenting FLLO Term Loan Facility Lenders, the Consenting Second Lien Noteholders, and the Company Parties of a written notice in accordance with Section 14.10; (c) with respect to the Consenting FLLO Term Loan Facility Lenders, by the Required Consenting FLLO Term Loan Facility Lenders6 by the delivery to the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting Second Lien Noteholders, and the Company Parties of a written notice in accordance with Section 14.10; and (d) with respect to the Consenting Second Lien Noteholders, by the Required Consenting Second Lien Noteholders,7 by the delivery to the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, Consenting FLLO Term Loan Facility Lenders, and the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)          the breach in any material respect by a Company Party of its obligations under this Agreement, which breach is not cured within five (5) Business Days after such Company Party has been given written notice of such breach by another Party in accordance with Section 14.10 hereof, or if a Company Party files, publicly announces, or informs the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, or the Consenting Second Lien Noteholders, as applicable, with the economic recovery set forth in the Restructuring Term Sheet or (ii) are not otherwise consistent with this Agreement and the Restructuring Term Sheet;

4 “Required Consenting DIP Lenders” means Consenting DIP Lenders holding at least 51% of the aggregate Revolving DIP Loan Commitments under the DIP Facility that are held by Consenting DIP Lenders.

5 “Required Consenting Revolving Credit Facility Lenders” means Consenting Revolving Credit Facility Lenders holding at least 51% of the aggregate outstanding principal amount of the Revolving Credit Facility Claims that are held by Consenting Revolving Credit Facility Lenders.

6 “Required Consenting FLLO Term Loan Facility Lenders” means Consenting FLLO Term Loan Facility Lenders holding at least 66.67% of the aggregate outstanding principal amount of the FLLO Term Loan Facility Claims that are held by Consenting FLLO Term Loan Facility Lenders.

7 “Required Consenting Second Lien Noteholders” means Consenting Second Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of the Second Lien Note Claims that are held by Consenting Second Lien Noteholders, but not less than two of the number of all Consenting Second Lien Noteholders.

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(b)          a material breach by any Company Party of any representation, warranty, or covenant of such Company Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after such Company Party has been given written notice of such breach by another Party in accordance with Section 14.10 hereof;

(c)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)          the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders8), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement;

(e)          the Bankruptcy Court enters an order denying confirmation of the Plan;

(f)           any Debtor files with the Bankruptcy Court any motion or application seeking authority to sell any material assets (other than (i) any sales contemplated in the Restructuring Term Sheet or disclosed in writing by the Company Parties or their advisors and in reasonable detail to the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders or their respective advisors prior to the execution of any definitive sale agreement in respect of such sale or the filing of any motion or application by the Company Parties seeking Bankruptcy Court approval of such sale and the Required Consenting Stakeholders have consented in writing to such sale (provided, that, if such sale would have a material, disproportionate and adverse effect on any of the Company Claims held by the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, or the Consenting Second Lien Noteholders, a written consent to such sale shall also have been provided by either or all of the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, or the Consenting Second Lien Noteholders, respectively, upon which such material, disproportionate, and adverse effect shall, or shall reasonably be expected to, result) and (ii) any sales pursuant to any order establishing procedures for the sale of de minimis assets);

8 “Required Consenting Stakeholders” means the Required Consenting DIP Lenders, the Required Consenting Revolving Credit Facility Lenders, and the Required Plan Sponsors.

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(g)          the occurrence of any one of the following events:

(i)            the Debtors or any Affiliate of the Debtors files a motion, application, adversary proceeding, or cause of action (a) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of the DIP Claims, the Revolving Credit Facility Claims, the FLLO Term Loan Facility Claims or the Second Lien Notes Claims, as applicable, or the Liens securing any of such Claims, as applicable, or (b) otherwise seeking to impose liability upon or enjoin the DIP Lenders, the Revolving Credit Facility Lenders, the FLLO Term Loan Facility Lenders, or the Second Lien Noteholders, as applicable;

(ii)            the Debtors or any Affiliate of the Debtors support any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action;

(h)          the modification of the employment terms of any member of Chesapeake’s senior management team without the consent of the Required Consenting Stakeholders, including any further modification of the Chesapeake’s compensation program as amended on May 5, 2020;

(i)           the failure to comply with or achieve any one of the milestones set forth in the Restructuring Term Sheet, unless such milestone is extended with the express prior written consent of the Required Consenting Stakeholders, which consent may be provided via email from counsel to each of such Required Consenting Stakeholders; provided that milestones (d) and (g) in the Restructuring Term Sheet relating to the Exit Facilities may be extended with the express prior written consent of the Required DIP Lenders and without the consent of any other Consenting Stakeholders;

(j)           a Company Party or the board of directors, board of managers, or such similar governing body of a Company Party takes or refrains from taking any action in any respect on the basis of a determination made pursuant to Section 7.01;

(k)          any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is inconsistent with the consent rights set forth in Section 3.02 or constitutes a breach of this Agreement, (ii) withdraws the Plan without the prior consent of the Required Consenting Stakeholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) and (ii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.10 detailing any such breach;

(l)           the occurrence and continuation of any event of default under the DIP Credit Agreement that is not cured in accordance with the DIP Credit Agreement;

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(m)         the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal and any Company Party (a) makes a public announcement that it intends to accept an Alternative Restructuring Proposal or (b) enters into a definitive agreement with respect to an Alternative Restructuring Proposal;

(n)          the Debtors’ use of cash collateral, the DIP Facility, or the Backstop Commitment Agreement has been terminated in accordance with each of their respective terms;

(o)          if any of the Company Parties enters into an agreement with a counterparty to a swap, collar, option or other hedging arrangement to terminate such swap, collar, option, or other hedging arrangement without obtaining the prior written consent of the Required Consenting Stakeholders;

(p)          the failure by the Debtors to make adequate protection payments to the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, or Franklin, as applicable, in accordance with the DIP Order following approval of such DIP Order by the Bankruptcy Court;

(q)          the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction, or the filing of a motion, application, or other pleading by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders), reversing or vacating the Confirmation Order.

12.02.     Consenting DIP Lender Termination Rights. The Required Consenting DIP Lenders may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)           termination of this Agreement by either the Required Consenting FLLO Term Loan Facility Lenders, the Required Consenting Second Lien Noteholders, or the Company Parties;

(b)          any Debtor, any Consenting FLLO Term Loan Facility Lender, or any Consenting Second Lien Noteholder files a motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of the DIP Claims or the Liens securing such Claims or (B) otherwise seeking to impose liability upon or enjoin the DIP Lenders or the Revolving Credit Facility Lenders;

(c)          any Debtor, any Consenting FLLO Term Loan Facility Lender, or any Consenting Second Lien Noteholder supports any application, adversary proceeding or cause of action referred to in Section 12.04(b) filed by any third party, or consents to the standing of such third party to bring such application, adversary proceeding or cause of action; or

(d)          the breach in any material respect by one or more of the Consenting FLLO Term Loan Facility Lenders or the Consenting Second Lien Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting FLLO Term Loan Facility Lenders or Consenting Second Lien Noteholders of notice of such breach; provided, however, that so long as non-breaching Consenting FLLO Term Loan Facility Lenders party hereto continue to hold at least 66.67% of the outstanding Revolving Credit Facility Claims or FLLO Term Loan Claims, respectively, or non-breaching Consenting Second Lien Noteholders party hereto continue to hold at least 50% of the outstanding Second Lien Notes Claims, such termination shall be effective only with respect to such breaching Consenting FLLO Term Loan Facility Lender(s) or Consenting Second Lien Noteholder(s), respectively.

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12.03.     Consenting Revolving Credit Facility Lender Termination Rights. The Required Consenting Revolving Credit Facility Lenders may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)          termination of this Agreement by either the Required Consenting FLLO Term Loan Facility Lenders, the Required Consenting Second Lien Noteholders, or the Company Parties;

(b)          any Debtor, any Consenting FLLO Term Loan Facility Lender, or any Consenting Second Lien Noteholder files a motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of the Revolving Credit Facility Claims or the Liens securing such Claims or (B) otherwise seeking to impose liability upon or enjoin the Revolving Credit Facility Lenders;

(c)          any Debtor, any Consenting FLLO Term Loan Facility Lenders, or any Consenting Second Lien Noteholder supports any application, adversary proceeding or cause of action referred to in Section 12.04(b) filed by any third party, or consents to the standing of such third party to bring such application, adversary proceeding or cause of action; or

(d)          the breach in any material respect by one or more of the Consenting FLLO Term Loan Facility Lenders or the Consenting Second Lien Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting DIP Lenders, Consenting FLLO Term Loan Facility Lenders or Consenting Second Lien Noteholders of notice of such breach; provided, however, that so long as non-breaching Consenting FLLO Term Loan Facility Lenders continue to hold at least 66.67% of FLLO Term Loan Claims, or non-breaching Consenting Second Lien Noteholders party hereto continue to hold at least 50% of the outstanding Second Lien Notes Claims, respectively, such termination shall be effective only with respect to such breaching Consenting FLLO Term Loan Facility Lender(s) or Consenting Second Lien Noteholder(s), respectively.

12.04.     Consenting FLLO Term Loan Facility Lender Termination Rights. The Required Consenting FLLO Term Loan Facility Lenders may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

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(a)           termination of this Agreement by any of the Required Consenting DIP Lenders, the Required Consenting Revolving Credit Facility Lenders, the Required Consenting Second Lien Noteholders, or the Company Parties;

(b)          any Debtor, any Consenting DIP Lender, any Consenting Revolving Credit Facility Lender, or any Consenting Second Lien Noteholder files a motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or recharacterization of the FLLO Term Loan Facility Claims or the Liens securing such Claims or (B) otherwise seeking to impose liability upon or enjoin the FLLO Term Loan Facility Lenders;

(c)          any Debtor, any Consenting DIP Lender, any Consenting Revolving Credit Facility Lenders, or any Consenting Second Lien Noteholder supports any application, adversary proceeding or cause of action referred to in Section 12.04(b) filed by any third party, or consents to the standing of such third party to bring such application, adversary proceeding or cause of action; or

(d)          the breach in any material respect by one or more of the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders or the Consenting Second Lien Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting DIP Lender, Consenting Revolving Credit Facility Lenders or Consenting Second Lien Noteholders of notice of such breach; provided, however, that so long as non-breaching Consenting DIP Lenders continue to hold or control at least 100% of the outstanding DIP Claims, non-breaching Consenting Revolving Credit Facility Lenders party hereto continue to hold at least 66.67% of the outstanding Revolving Credit Facility Claims, or non-breaching Consenting Second Lien Noteholders party hereto continue to hold at least 50% of the Second Lien Notes Claims, such termination shall be effective only with respect to such breaching Consenting DIP Lender(s), Consenting Revolving Credit Facility Lender(s) or Consenting Second Lien Noteholder(s), respectively; provided, further, that in the event that one or more of the Consenting DIP Lenders breaches this Agreement in any material respect such that the breach would otherwise give rise to a termination right under this Section 12.04(d) if such breach were to remain uncured for a five (5) Business Day period, each Consenting FLLO Term Loan Facility Lender and each Consenting Second Lien Noteholder shall have the right, but not the obligation, to purchase the DIP Claims held by such breaching Consenting DIP Lender(s) during the five (5) Business Day cure period, in which case the breach shall be deemed cured and no termination right would arise under this Section 12.04(d).

12.05.     Consenting Second Lien Noteholder Termination Rights. The Required Consenting Second Lien Noteholders may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)           termination of this Agreement by either the Required Consenting DIP Lenders, the Required Consenting Revolving Credit Facility Lenders, Required Consenting FLLO Term Loan Facility Lenders, or the Company Parties;

(b)          any Debtor, any Consenting DIP Lenders, any Consenting Revolving Credit Facility Lenders, or any Consenting FLLO Term Loan Facility Lender files a motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or recharacterization of the Second Lien Notes Claims or the Liens securing such Claims or (B) otherwise seeking to impose liability upon or enjoin the Second Lien Noteholders;

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(c)          any Debtor, any Consenting DIP Lenders, any Consenting Revolving Credit Facility Lenders, or any Consenting FLLO Term Loan Facility Lender supports any application, adversary proceeding or cause of action referred to in Section 12.05(b) filed by any third party, or consents to the standing of such third party to bring such application, adversary proceeding or cause of action; or

(d)          the breach in any material respect by one or more of the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders or the Consenting FLLO Term Loan Facility Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting DIP Lenders, Consenting Revolving Credit Facility Lenders or Consenting FLLO Term Loan Facility Lenders of notice of such breach; provided, however, that so long as non-breaching Consenting DIP Lenders continue to hold or control at least 100% of the outstanding DIP Claims, or non-breaching Consenting Revolving Credit Facility Lenders or Consenting FLLO Term Loan Facility Lenders party hereto continue to hold at least 66.67% of the outstanding Revolving Credit Facility Claims or FLLO Term Loan Facility Claims, respectively, such termination shall be effective only with respect to such breaching Consenting DIP Lender(s), Consenting Revolving Credit Facility Lender(s) or Consenting FLLO Term Loan Facility Lender(s), respectively; provided, further, that in the event that one or more of the Consenting DIP Lenders breaches this Agreement in any material respect such that the breach would otherwise give rise to a termination right under this Section 12.05(d) if such breach were to remain uncured for a five (5) Business Day period, each Consenting FLLO Term Loan Facility Lender and each Consenting Second Lien Noteholder shall have the right, but not the obligation, to purchase the DIP Claims held by such breaching Consenting DIP Lender(s) during the five (5) Business Day cure period, in which case the breach shall be deemed cured and no termination right would arise under this Section 12.05(d).

12.06.     Company Party Termination Events

.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)          the breach in any material respect by one or more of the Consenting DIP Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting DIP Lenders of notice of such breach; provided, however, that so long as non-breaching Consenting DIP Lenders party hereto continue to hold or control at least 100% of the outstanding DIP Claims, such termination shall be effective only with respect to such breaching Consenting DIP Lender(s); provided, further, that in the event that one or more of the Consenting DIP Lenders breaches this Agreement in any material respect such that the breach would otherwise give rise to a termination right under this Section 12.06(a) if such breach were to remain uncured for a five (5) Business Day period, each Consenting FLLO Term Loan Facility Lender and each Consenting Second Lien Noteholder shall have the right, but not the obligation, to purchase the DIP Claims held by such breaching Consenting DIP Lender(s) during the five (5) Business Day cure period, in which case the breach shall be deemed cured and no termination right would arise under this Section 12.06(a);

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(b)          the breach in any material respect by one or more of the Consenting Revolving Credit Facility Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Revolving Credit Facility Lenders of notice of such breach; provided, however, that so long as non-breaching Consenting Revolving Credit Facility Lenders party hereto continue to hold at least 66.67% of the outstanding Revolving Credit Facility Claims, such termination shall be effective only with respect to such breaching Consenting Revolving Credit Facility Lender(s);

(c)          the breach in any material respect by one or more of the Consenting FLLO Term Loan Facility Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting FLLO Term Loan Facility Lenders of notice of such breach; provided, however, that so long as non-breaching Consenting FLLO Term Loan Facility Lenders party hereto continue to hold at least 66.67% of the outstanding FLLO Term Loan Facility Claims, such termination shall be effective only with respect to such breaching Consenting FLLO Term Loan Facility Lender(s);

(d)          the breach in any material respect by one or more of the Consenting Second Lien Noteholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by such Consenting Second Lien Noteholders of notice of such breach; provided, however, that so long as non-breaching Consenting Second Lien Noteholders party hereto continue to hold at least 50% of the outstanding Second Lien Notes Claims, such termination shall be effective only with respect to such breaching Consenting Second Lien Noteholder(s);

(e)          the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(f)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(g)          termination of this Agreement by either the Required Consenting DIP Lenders, Required Consenting Revolving Credit Facility Lenders, the Required Consenting FLLO Term Loan Facility Lenders, or the Required Consenting Second Lien Noteholders; or

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(h)          the Bankruptcy Court enters an order denying confirmation of the Plan.

12.07.     Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among: (a) the Required Consenting Stakeholders and (b) each Company Party.

12.08.     Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon (a) the date that is 10 days after any third party filing involuntary bankruptcy petitions in respect of the Company Parties unless such petitions have been dismissed or (b) the consummation of the Restructuring Transactions on the Plan Effective Date.

12.09.     Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments (including, without limitation, any commitment with respect to the Exit Facilities and the Rights Offering), undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.09 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party who is a Party or the ability of any Company Party who is a Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.09 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.06(d) or Section 12.06(g). Nothing in this Section 12.09 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.06(d).

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Section 13.           Amendments and Waivers.

(a)          This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(a)          This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party, (b) Consenting DIP Lenders holding 66.67% of the aggregate outstanding principal amount of the DIP Claims that are held by Consenting DIP Lenders, (c) solely with respect to any amendment to their treatment or termination rights, Consenting Revolving Credit Facility Lenders holding at least 66.67% of the aggregate outstanding principal amount of the Revolving Credit Facility Claims that are held by Consenting Revolving Credit Facility Lenders; provided, that any such amendment shall be on no less favorable economic terms than currently provided for those creditors that elect to receive Tranche B Exit Facility Loans unless otherwise consented to by the Tranche B Lenders, and (d) the Required Plan Sponsors; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement; provided further that if the proposed modification, supplement amendment, or waiver would modify the treatment of DIP Claims or have a material, disproportionate, or adverse effect on the value of DIP Claims, “66.67%” in clause (b) above shall be replaced with 100%.

(b)          Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(c)          The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.           Miscellaneous.

14.01.     Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.     Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

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14.03.     Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.     Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto (including, for the avoidance of doubt, that certain Restructuring Support Agreement, dated as of June 19, 2020, by and among the Consenting FLLO Term Loan Facility Lenders and the Consenting Second Lien Noteholders party thereto), other than any Confidentiality Agreement.

14.05.     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.     Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.     Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.     Rules of Construction.  This Agreement is the product of negotiations among the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Consenting Second Lien Noteholders, and the Company Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (a) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (b) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

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14.09.     Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

14.10.     Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

Chesapeake Energy Corporation

Attention: James R. Webb, Executive Vice President, General Counsel and Corporate Secretary
E-mail address: jim.webb@chk.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Patrick J. Nash, Jr., P.C., Marc Kieselstein, P.C., and Alexandra Schwarzman
E-mail addresses: patrick.nash@kirkland.com; marc.kieselstein@kirkland.com; and alexandra.schwarzman@kirkland.com

(b)	if to a Consenting DIP Lender, to Sidley Austin LLP as counsel to the DIP Agent:

Sidley Austin LLP

555 West Fifth Street

Los Angeles, CA 90013

Attention: Jennifer C. Hagle and Brian E. Minyard

Email address: jhagle@sidley.com; bminyard@sidley.com

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(c)	if to a Consenting Revolving Credit Facility Lender, to Sidley Austin LLP as counsel to the Revolving Credit Facility Administrative Agent:

Sidley Austin LLP

555 West Fifth Street

Los Angeles, CA 90013

Attention: Jennifer C. Hagle and Brian E. Minyard

Email address: jhagle@sidley.com; bminyard@sidley.com

(d)	if to a Consenting FLLO Term Loan Facility Lender represented by Davis Polk & Wardwell LLP, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible, Darren S. Klein, and Aryeh Ethan Falk

Email addresses: damian.schaible@davispolk.com; darren.klein@davispolk.com; and aryeh.falk@davispolk.com

(e)	if to a Consenting Second Lien Noteholder represented by Akin Gump Strauss Hauer & Feld LLP, to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention: Michael S. Stamer, Meredith A. Lahaie, and Stephen B. Kuhn

Email addresses: mstamer@akingump.com; mlahaie@akingump.com; and skuhn@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.     Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.     Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.     Settlement. If the Restructuring Transactions are not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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14.14.     Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.     Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.     Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.     Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.            Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.

14.19.            Relationship Among Consenting Stakeholders.

(a)            Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Stakeholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders as a result of this Agreement or the transactions contemplated herein or in the Restructuring Term Sheet, in each case except as expressly set forth in this Agreement. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of any Company Parties without the consent of the Company Parties or any Consenting Stakeholder, subject to Section 8 of this Agreement and applicable securities laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and Agreement, and each Consenting Stakeholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Stakeholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Stakeholder pursuant hereto is intended to constitute the Consenting Stakeholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Stakeholder is in any way acting in concert or as a member of a “group” with any other Consenting Stakeholder or Consenting Stakeholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. As of the date hereof and for so long as this Agreement remains in effect, the Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with the Company Parties and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect to this Agreement (or any breach thereof) and (3) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement cause such Consenting Stakeholder to, be obligated to vote its Interests in the Company in any manner or otherwise be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently. Nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities or other obligations, or agreement to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses or other obligations to any Consenting Stakeholder; provided, that the preceding sentence shall not serve to limit, alter or modify any Consenting Stakeholder’s express obligations hereunder.

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(b)            The Company Parties acknowledge that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Stakeholders and Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

14.20.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties, the Required Consenting DIP Lenders, the Required Consenting Revolving Credit Facility Lenders, the Required Consenting FLLO Term Loan Facility Lenders, the Required Consenting Second Lien Noteholders, and/or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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14.21.            Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties, including any such matters arising under the Intercreditor Agreement, any avoidance actions that could be brought against the DIP Lenders, Revolving Credit Facility Lenders, FLLO Term Loan Facility Lenders, or Second Lien Noteholders under section 547 of the Bankruptcy Code or any other provision of the Bankruptcy Code, or other applicable law, and any matters related to the enterprise value of the Company Parties. Subject to Section 14.13, each of the Consenting FLLO Term Loan Facility Lenders and each of the Consenting Revolving Credit Facility Lenders hereby agrees that it shall forbear from exercising any rights it may have to seek turnover of any payments made to any other Consenting Stakeholder arising under any provision of the Intercreditor Agreement, including, but not limited to any turnover provisions in sections 3.05, 402.(l), 6.01 and 7.03 thereof, or the Collateral Trust Agreement, including section 5.05, 6.02(o), 8.01 and 9.03 thereto; provided, however, that any such forbearance will expire on the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date) and, following such Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), the Consenting FLLO Term Loan Facility Lenders or the Consenting Revolving Credit Facility Lenders may freely exercise all rights and remedies under the Intercreditor Agreement. For the avoidance of doubt, each of the Consenting FLLO Term Loan Facility Lenders and each of the Consenting Revolving Credit Facility Lenders hereby agrees that, if a Termination Date has not occurred prior to the occurrence of the Plan Effective Date, then upon the occurrence of the Plan Effective Date, such Consenting FLLO Term Loan Facility Lender or Consenting Revolving Credit Facility Lenders shall conclusively, absolutely, unconditionally, irrevocably and forever waive any rights it may have to seek turnover of any payments to any other Consenting Stakeholder arising under any provision of the Intercreditor Agreement, including, but not limited to, any turnover provisions in sections 3.05, 4.02(l), 6.01 and 7.03 thereof. Each of the Consenting FLLO Term Loan Facility Lenders hereby agrees that it shall not seek, and shall not direct or support the collateral agent under the FLLO Term Loan Facility to seek, turnover of any payment of reasonable and documented professional fees to any of the advisors to Franklin made pursuant to this Agreement prior to the occurrence of the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date) notwithstanding their rights under the Intercreditor Agreement or termination of this Agreement; provided that this sentence shall not apply to any success, completion, back-end, or similar fee of any banker or financial advisor to Franklin. Each of the Consenting Revolving Credit Facility Lenders hereby agrees that it shall not seek, and shall not direct or support the collateral agent under the Revolving Credit Facility to seek, turnover of any payment of reasonable and documented professional fees to any of the advisors to Franklin or the FLLO Ad Hoc Group made pursuant to this Agreement prior to the occurrence of the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date) notwithstanding their rights under the Intercreditor Agreement or the Collateral Trust Agreement or termination of this Agreement; provided that this sentence shall not apply to any success, completion, back-end, or similar fee of any banker or financial advisor to Franklin or the FLLO Ad Hoc Group. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

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14.22.            Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14.23.            Public Disclosure. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

14.24.            Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 12.09, Section 14, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[All signature pages on file with the Debtors.]

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EXHIBIT A

Company Parties

Brazos Valley Longhorn, L.L.C.

Brazos Valley Longhorn Finance Corp.

Burleson Sand LLC

Burleson Water Resources, LLC

Chesapeake AEZ Exploration, L.L.C.

Chesapeake Appalachia, L.L.C.

Chesapeake-Clements Acquisition, L.L.C.

Chesapeake E&P Holding, L.L.C.

Chesapeake energy corporation

Chesapeake Energy Louisiana, LLC

Chesapeake Energy Marketing, L.L.C.

Chesapeake Exploration, L.L.C.

Chesapeake Land Development Company, L.L.C.

Chesapeake Midstream Development, L.L.C.

Chesapeake NG Ventures Corporation

Chesapeake Operating, L.L.C., on behalf of itself and as the general partner of

Chesapeake Louisiana, L.P.

Chesapeake Plains, LLC

Chesapeake Royalty, L.L.C.

Chesapeake VRT, L.L.C.

CHK Energy Holdings, Inc.

CHK NGV Leasing Company, L.L.C.

CHK Utica, L.L.C.

Compass Manufacturing, L.L.C.

EMLP, L.L.C., on behalf of itself and as the general partner of

Empress Louisiana Properties, L.P.

Empress, L.L.C.

Esquisto Resources II, LLC

GSF, L.L.C.

MC Louisiana Minerals, L.L.C.

MC Mineral Company, L.L.C.

MidCon Compression, L.L.C.

Nomac Services, L.L.C.

Northern Michigan Exploration Company, L.L.C.

Petromax E&P Burleson, LLC

Sparks Drive SWD, Inc.

WHE AcqCo., LLC

WHR Eagle Ford LLC

WildHorse Resources II, LLC

WildHorse Resources Management Company, LLC

Winter Moon Energy Corporation

EXHIBIT B

Restructuring Term Sheet

Execution Version

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE PLAN EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Restructuring Term Sheet

INTRODUCTION

This Restructuring Term Sheet1 describes the principal terms of the Restructuring and the Restructuring Transactions of Chesapeake Energy Corporation and its direct and indirect subsidiaries. The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement (“RSA”) and applicable bankruptcy law. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the RSA. This Restructuring Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Restructuring Summary

The Restructuring will be consummated through the commencement of the Chapter 11 Cases in the Bankruptcy Court for the Southern District of Texas to implement the Plan described herein on a pre-arranged basis.

The Debtors intend to enter into the Restructuring Transactions to restructure the debt under the Revolving Credit Facility, FLLO Term Loan Facility, Second Lien Notes, and Unsecured Notes and take advantage of certain features of chapter 11.

[1]	Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in Exhibit 1 to this Restructuring Term Sheet.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Chapter 11 Plan

On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest, except to the extent different treatment is agreed to by the Reorganized Debtors with the consent of the Required Consenting Stakeholders and the holder of such Allowed Claim or Interest, as applicable.

The Plan will constitute a separate chapter 11 plan of reorganization for each Debtor. For the avoidance of doubt, any action required to be taken by the Debtors on the Plan Effective Date pursuant to this Restructuring Term Sheet may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter; provided that the foregoing shall not apply to the Conditions Precedent to the Plan Effective Date; and provided further that all distributions to Holders of DIP Claims and Claims in Class 3 must be made on the Plan Effective Date.

Midstream Savings

The Debtors intend to achieve savings on certain midstream contracts through rejection of such contracts and/or renegotiation of terms.

In the event that sufficient savings (as determined by the Required Plan Sponsors) are not achieved, unless the Debtors and the Required Consenting Stakeholders agree otherwise but subject to the reasonable written consent of the DIP Agent and Required Consenting DIP Lenders, certain of the Debtors’ assets will be separated from the Debtors’ remaining assets to the extent not inconsistent with 28 U.S.C. § 959(b).  The Restructuring will then be consummated with respect to the remaining assets, and the separated assets will be wound down in a manner agreed between the Debtors and the Required Consenting Stakeholders.

DIP Facility	The DIP Lenders will provide the DIP Facility. The material terms of the DIP Facility are set forth in the term sheet attached hereto as Exhibit 2 (the “DIP Term Sheet”).
Exit Facilities	On the Plan Effective Date, so long as the Conditions Precedent to the Exit Facilities have been satisfied, the Exit Facilities Lenders will provide the Exit Facilities pursuant to the Exit Facilities Credit Agreements on the terms set forth in the term sheet attached hereto as Exhibit 3 (the “Exit Facilities Term Sheet”). The Exit Facilities Lenders have each executed a commitment letter to the Exit Facilities which incorporates the allocation of the Exit Facilities agreed by each lender prior to and as a condition precedent to the execution of the Restructuring Support Agreement. The Exit Facilities Documents shall be consistent with the Exit Facilities Term Sheet.
New Common Stock

On the Plan Effective Date, Reorganized Chesapeake shall issue a single class of common equity interests (the “New Common Stock”). The New Common Stock will be distributed in accordance with this Restructuring Term Sheet and on terms acceptable to the Required Plan Sponsors.

As described herein, on the Plan Effective Date, pursuant to the Rights Offering, Reorganized Chesapeake shall issue New Common Stock for an aggregate purchase price of a minimum of $600 million.

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING
New Warrants

On the Plan Effective Date, Reorganized Chesapeake shall issue to the holders of Allowed Second Lien Notes Claims and Allowed Unsecured Notes Claims:

· Warrants to purchase 10% of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan), with a term of 5 years, at an initial exercise price per share struck at the equity value, post new-money, implied by a total enterprise value of $4.0 billion (the “New Class A Warrants”);

· Warrants to purchase 10% of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan), with a term of 5 years, at an initial exercise price per share struck at the equity value, post new-money, implied by a total enterprise value of $4.5 billion (the “New Class B Warrants”);

· Warrants to purchase 10% of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan), with a term of 5 years, at an initial exercise price per share struck at the equity value, post new-money, implied by a total enterprise value of $5.0 billion (the “New Class C Warrants” and, together with the New Class A Warrants and New Class B Warrants, the “New Warrants”).

The New Warrants shall automatically terminate upon a deemed liquidation event (e.g., a merger, consolidation, asset sale of all or substantially all of the assets of Reorganized Chesapeake and its subsidiaries, taken as a whole, or similar transactions); provided that a transaction in which the New Common Stock of Reorganized Chesapeake continues to represent, or is exchanged for, at least a majority of the outstanding common equity interests of the post-transaction company shall not be a deemed liquidation event.

Cash on Hand	Cash distributions, in accordance with this Restructuring Term Sheet and the Plan, shall be made from cash on hand as of the Plan Effective Date, including proceeds from the Rights Offering and the Exit Facilities.
Definitive Documents	Any documents, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the RSA. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.
Tax Matters	The Parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring in a tax efficient and cost-effective manner for the Debtors and in a manner reasonably acceptable to the Required Consenting Stakeholders.

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TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims	Except to the extent the holder of an Allowed DIP Claim agrees to less favorable treatment, on the Plan Effective Date, each holder of an Allowed DIP Claim shall receive payment of its Allowed DIP Claims in full in cash from, at the Debtors’ option, (i) the proceeds of the Exit Facilities available as of Plan Effective Date and consistent with the Exit Facilities Term Sheet, (ii) the proceeds of the Rights Offering, and (iii) cash on hand; provided that to the extent that such DIP Lender is also an Exit Facility Lender, such DIP Lender’s Allowed DIP Claims will first be reduced dollar-for-dollar and satisfied by the amount of its Exit Facility Loans as of the Plan Effective Date.	N/A
N/A	Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(2) of the Bankruptcy Code.	N/A
N/A	Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims	On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option and in consultation with the Required Consenting Stakeholders: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Class 2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Class 3	Revolving Credit Facility Claims

On the Plan Effective Date, the Revolving Credit Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Revolving Credit Facility, including all principal, any accrued and unpaid interest at the contract rate, and all accrued and unpaid fees, expenses, and non-contingent indemnity payable under the Revolving Credit Facility.

Except to the extent the holder of an Allowed Revolving Credit Facility Claim agrees to less favorable treatment, on the Plan Effective Date, each holder of an Allowed Revolving Credit Facility Claim shall receive, at such holder’s option, either (i) Tranche A RBL Exit Facility Loans or (ii) Tranche B RBL Exit Facility Loans, on a dollar for dollar basis; provided, that holders of Revolving Credit Facility Claims sufficient to constitute class acceptance for Class 3 pursuant to Section 1126(c) of the Bankruptcy Code may elect different treatment for Class 3 Claims with the consent of the Debtors, the DIP Agent, and the Required Consenting Stakeholders.

Impaired / Entitled to Vote
Class 4	FLLO Term Loan Facility Claims	On the Plan Effective Date, the FLLO Term Loan Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the FLLO Term Loan Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the FLLO Term Loan Facility. On the Plan Effective Date, each holder of an Allowed FLLO Term Loan Facility Claim shall receive its pro rata share of (i) 76% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, Rights Offering, Backstop Commitment Fee, and New Warrants, and (ii) the right to participate in the Rights Offering on the terms set forth herein.	Impaired / Entitled to Vote
Class 5	Second Lien Notes Claims	On the Plan Effective Date, the Second Lien Notes Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Second Lien Notes Indenture, including the aggregate outstanding principal amount of Second Lien Notes, any premium (including the Make-Whole Premium (as defined in the Second Lien Notes Indenture)), and accrued and unpaid interest, and each holder of an Allowed Second Lien Notes Claim shall receive its pro rata share of (i) 12% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, Rights Offering, Backstop Commitment Fee, and New Warrants, (ii) the right to participate in the Rights Offering on the terms set forth herein, (iii) the New Class A Warrants, (iv) the New Class B Warrants, and (v) 50% of the New Class C Warrants.	Impaired / Entitled to Vote

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TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class 6	Unsecured Notes Claims

On the Plan Effective Date, the Unsecured Notes Claims shall be deemed Allowed in full, and each holder of an Allowed Unsecured Notes Claim shall receive its pro rata share of (i) the Unsecured Claims Recovery and (ii) 50% of the New Class C Warrants.

“Unsecured Claims Recovery” means 12% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, Rights Offering, Backstop Commitment Fee, and New Warrants.

Impaired / Entitled to Vote
Class 7	General Unsecured Claims	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall receive its pro rata share of the Unsecured Claims Recovery.	Impaired / Entitled to Vote
Class 8	Intercompany Claims	On the Plan Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the consent of the Required Consenting Stakeholders.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 9	Existing Equity Interests Other Than in Chesapeake	On the Plan Effective Date, each holder of an Existing Equity Interest other than in Chesapeake shall have such Interest Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the consent of the Required Consenting Stakeholders.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 10	Existing Equity Interests in Chesapeake	On the Plan Effective Date, each holder of an Existing Equity Interest in Chesapeake shall have such Interest cancelled, released, and extinguished without any distribution.	Impaired / Deemed to Reject

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RIGHTS OFFERING AND BACKSTOP COMMITMENT
Rights Offering and Backstop Commitment

On the Plan Effective Date, the Debtors will consummate a common equity rights offering (the “Rights Offering”) for an aggregate subscription price of a minimum of $600 million (the “Rights Offering Amount”) in accordance with the Plan and the Backstop Commitment Agreement attached hereto as Exhibit 4 and the Rights Offering Procedures. Subscription rights to participate in the Rights Offering shall be distributed as follows:

(i)   25% of the New Common Stock to be issued pursuant to the Rights Offering shall be reserved for the Backstop Parties;

(ii)  63.75% of the New Common Stock to be issued pursuant to the Rights Offering shall be offered pro rata to the holders of Allowed FLLO Term Loan Facility Claims; and

(iii) 11.25% of the New Common Stock to be issued pursuant to the Rights Offering shall be offered pro rata to the holders of Allowed Second Lien Notes Claims.

The issuance of such subscription rights will be exempt from SEC registration under applicable law. The New Common Stock in the Rights Offering shall be offered at the Rights Offering Value and shall dilute the New Common Stock issued under the Plan on account of any prepetition claims (which New Common Stock, for the avoidance of doubt, shall be subject to dilution for the Management Incentive Plan and New Warrants).

The proceeds of the Rights Offering shall be used by the Debtors or Reorganized Chesapeake, as applicable, to fund payments under the Plan and for general corporate and strategic purposes as determined by management.

The Rights Offering shall be backstopped in full (the “Backstop”) by the Backstop Parties in accordance with the terms and conditions set forth in the Backstop Commitment Agreement. The Backstop Parties shall severally (but not jointly) backstop the Rights Offering (with oversubscription rights with respect to such amounts) on the terms set forth in the Backstop Commitment Agreement. The members of the FLLO Ad Hoc Group shall backstop 77% of the Rights Offering and Franklin shall backstop 23% of the Rights Offering (the “Backstop Allocations”).

“Backstop Parties” means the members of the FLLO Ad Hoc Group and Franklin that are signatories to the Backstop Commitment Agreement.

“Rights Offering Value” means a discount of 35% to the Plan Equity Value.

“Plan Equity Value” means the equity value, post new-money, as implied by a Plan total enterprise value of $3.25 billion.

Backstop Commitment Fee	The “Backstop Commitment Fee” means a nonrefundable aggregate premium equal to 10% of the aggregate amount of the Rights Offering, excluding any oversubscription amounts, payable in New Common Stock issued at the Rights Offering Value.
Backstop Termination Fee / Put Option Premium	If the Backstop Parties are entitled to payment of the Put Option Premium (as defined in and on the terms and conditions set forth in the Backstop Commitment Agreement) in cash, the Put Option Premium shall be a superpriority administrative expense with priority over all other administrative claims except it shall be unsecured and (i) be subordinated in priority to the administrative claims provided on account of the DIP Claims and adequate protection on account of the Revolving Credit Facility Claims (and any claims to which such DIP Claims and adequate protection claims are subordinate) and (ii) payable only after all such claims set forth in clause (i) have been paid in full in cash or provided such other treatment as is agreed by (a) with respect to DIP Claims, 100% of New Money DIP Lenders and (b) with respect to Revolving Credit Facility Claims, holders of Revolving Credit Facility Claims sufficient to constitute class acceptance pursuant to Section 1126(c) of the Bankruptcy Code.

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MILESTONES

(a)   No later than June 30, 2020, the Company Parties and Backstop Parties shall execute the Backstop Commitment Agreement and the Company Parties shall commence the Chapter 11 Cases.

(b)   No later than 5 days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.

(c)   No later than 30 days after the Petition Date, the Company Parties shall have Filed a motion seeking entry of the Backstop Commitment Agreement Approval Order.

(d)   No later than 30 days after the Petition Date, the Company Parties shall have Filed a motion which is acceptable to the DIP Agent, seeking (i) approval of all fees to be paid with respect to the Exit Facilities and (ii) authority to pay the upfront fees, arranger fees, and any other fees under the Exit Facilities Term Sheet earned and payable prior to the effective date of a plan of reorganization (the “Exit Facilities Motion”).

(e)   No later than 35 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order.

(f)   No later than 60 days after the Petition Date, the Bankruptcy Court shall have entered the Backstop Commitment Agreement Approval Order.

(g)   No later than 60 days after the Petition Date, the Debtors shall have (i) obtained Bankruptcy Court approval of the relief requested in the Exit Facilities Motion and (ii) paid the upfront fees, arranger fees, and all other fees then earned and payable (as described in the Exit Facilities Term Sheet).

(h)  No later than 90 days after the Petition Date, the Company Parties shall have Filed a Plan and Disclosure Statement that provides for treatment acceptable to DIP Lenders (or such plan provides for the indefeasible repayment of the DIP Obligations and obligations under the Revolving Credit Facility in full in cash on the Effective Date and as a condition to the occurrence of the Plan Effective Date); provided, that the treatment provided in this Restructuring Term Sheet is acceptable to the DIP Lenders.

(i)   No later than 120 days after the Petition Date, the Company Parties shall have Filed a motion seeking approval of the Disclosure Statement.

(j)   No later than 160 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement.

(k)  No later than 195 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

(l)   No later than 220 days after the Petition Date, the Plan Effective Date shall have occurred; provided that this milestone shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet.

The Milestones consisting of the entry of orders or judicial resolution by the Bankruptcy Court shall be automatically extended (the “COVID-19 Extensions”) by five (5) business days to the extent it is not reasonably feasible to hold and conclude a hearing (if necessary) prior to the applicable Milestone as a result of the closure of the Bankruptcy Court due to the events or circumstances surrounding the virus known as COVID-19 (and the DIP Agent and the Required Consenting Stakeholders shall be deemed to have automatically agreed to such extension).

If (i) the Debtors fail to satisfy Milestones (e) or (f) set forth in the DIP Term Sheet and (ii) a board observer is appointed at the election of the DIP Agent (as contemplated by the terms of the DIP Term Sheet), then the Milestones set forth in (i)-(l) above shall be automatically extended as follows: (a) the Debtors shall file an Approved Plan and Disclosure Statement, and a motion to approve such Approved Disclosure Statement, in each case, on or before a date that is 135 days following the Petition Date; (b) such Approved Disclosure Statement shall have been approved by Bankruptcy Court by the date that is no later than 165 days after the Petition Date; (c) the Bankruptcy Court shall have entered an order confirming such Approved Plan by the date that is no later than 200 days after the Petition Date; and (d) the effective date of such Approved Plan shall have occurred by the date that is no later than 220 days after the Petition Date; provided that this milestone (d) shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet.

If (i) the Debtors fail to satisfy Milestone (e) set forth in the DIP term sheet on the date that is 135 days following the Petition Date and, (ii) the Debtors take all actions necessary to implement a Chief Restructuring Officer pursuant to an election exercised by the DIP Agent pursuant to the terms set forth in the DIP Term Sheet, then, upon bankruptcy court approval and appointment of the CRO, the Milestones set forth in (i)-(l) above shall be extended as follows:  (a) an Approved Disclosure Statement, and the motion to approve such Approved Disclosure Statement, shall be filed with an Approved Plan approved by the CRO on or before the date that is 180 days following the Petition Date; (b) such Approved Disclosure Statement shall have been approved by Bankruptcy Court by the date that is no later than 210 days after the Petition Date; (c) the Bankruptcy Court shall have entered an order confirming such Approved Plan by the date that is no later than 245 days after the Petition Date; and (d) the Effective Date of such Approved Plan shall have occurred by the date that is no later than 260 days after the Petition Date; provided that this milestone (d) shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet (as defined in the Restructuring Support Agreement); provided, further, that in no event shall the Plan Effective Date extend beyond the Scheduled Maturity Date.

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GENERAL PROVISIONS REGARDING THE PLAN
Subordination	Except as otherwise set forth in this Restructuring Term Sheet and the RSA, the classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.
Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan and the Restructuring Transactions therein. On the Plan Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.
Executory Contracts and Unexpired Leases

The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

The Parties will work together in good faith to determine which executory contracts and unexpired leases shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases.

The Company Parties shall host a weekly telephonic meeting with the DIP Agent, the Revolving Credit Facility Administrative Agent, the FLLO Ad Hoc Group, and Franklin to discuss whether to reject or assume any midstream contracts, and (if applicable) the strategy to renegotiate any midstream contracts.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims that the Debtors resolve or compromise after the Plan Effective Date), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.
Releases by the Debtors, Releases by Holders of Claims and Interests, Exculpation, and Injunction

The Plan shall include the release, exculpation, and injunction provisions set forth in Exhibit 5 attached hereto.

The Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders will, pursuant to the RSA, agree to “opt in” to or not to “opt out” of, as applicable, the consensual “Third-Party” releases, including those granted to the Company Parties’ current and former officers, directors, and employees.

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Management Incentive Plan	On the Plan Effective Date, the Reorganized Debtors will implement a management incentive plan (the “Management Incentive Plan”). All grants under the Management Incentive Plan shall be determined at the sole discretion of the New Board including, without limitation, with respect to the participants, allocation, timing, and the form and structure of the options, warrants and/or equity compensation to be provided thereunder and taking into account market compensation levels and historical equity compensation structures.
Governance

The new board of directors of Reorganized Chesapeake (the “New Board”) shall be appointed in accordance with the terms of the Governance Term Sheet attached hereto as Exhibit 6, and the identities of the New Board shall be set forth in the Plan Supplement to the extent known at the time of Filing.

Corporate governance for Reorganized Chesapeake, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”), shall be consistent with this Restructuring Term Sheet and section 1123(a)(6) of the Bankruptcy Code and shall be in form and substance satisfactory to the Required Plan Sponsors.

Exemption from SEC Registration

The issuance of all securities under the Plan (other than securities issued pursuant to the Backstop set forth in the Backstop Commitment Agreement) will be exempt from SEC registration under section 1145 of the Bankruptcy Code to the fullest extent permissible.

Each Backstop Party that receives securities under the Plan will be entitled to registration rights and sale support rights with respect to all such securities to be documented in a registration rights agreement in form and substance satisfactory to the Required Plan Sponsors.

Employment Obligations	Pursuant to the RSA and this Restructuring Term Sheet, the Parties consent to the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs and any motions in the Bankruptcy Court for approval thereof. On the Plan Effective Date, the Debtors shall (a) assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees or (b) enter into new agreements with such employees on terms and conditions acceptable to the Debtor and such employee. Notwithstanding the foregoing, any employment agreements or other employment-related agreements that provide for any acceleration or enhancement of payments (including severance payments) , vesting, benefits or other rights, in connection with a transaction that constitutes a change in control, change of control or similar concept under such agreements, shall only be assumed if and to the extent that the Debtors’ obtain waivers specifying that the consummation of the Restructuring Transactions shall not trigger any such rights under such agreements.
Indemnification Obligations	Consistent with applicable law, all indemnification provisions in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Parties than the indemnification provisions in place prior to the Restructuring.
Retained Causes of Action	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan.

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Conditions Precedent to the Plan Effective Date

The following shall be conditions to the Plan Effective Date (the “Conditions Precedent to the Plan Effective Date”):

(a)   the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(i)      authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)     decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)    authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering and Exit Facilities; (b) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Management Incentive Plan;

(iv)   authorize the implementation of the Plan in accordance with its terms; and

(v)     provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)   the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the RSA, this Restructuring Term Sheet, and the Plan;

(d)   the RSA shall remain in full force and effect;

(e)   the Final Order approving the DIP Facility shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder;

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

(f)   the Backstop Commitment Agreement Approval Order and Backstop Commitment Agreement shall remain in full force and effect;

(g)   all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

(h)   to the extent invoiced, the payment in cash in full of all Restructuring Expenses;

(i)    the Debtors shall have obtained exit financing in an amount and on terms satisfactory to the Required Consenting Stakeholders (which shall not be withheld in bad faith);

(j)    the Debtors shall have Minimum Liquidity[2] of at least $500 million;

(k)   the Debtors shall have Total Leverage[3] no greater than 2.25x;

(l)   the Debtors’ PDP PV10 test ratio shall be no less than 1.5x; and

(m) the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Restructuring Term Sheet in a manner consistent with the RSA, this Restructuring Term Sheet, and the Plan.

For the avoidance of doubt, if the Minimum Liquidity condition set forth in subsection (j) above, the Total Leverage condition set forth in subsection (k) above, and/or the PDP PV10 ratio set forth in subsection (l) above would not otherwise be satisfied, the Required Plan Sponsors may agree, in their sole discretion, to increase the Rights Offering amount above $600 million on the same terms, including the Rights Offering Value and with an allocation consistent with the Backstop Allocations, in order to enable such conditions to be satisfied, provided that no Backstop Party’s Backstop Commitment may be increased without its consent.

Waiver of Conditions Precedent to the Plan Effective Date	The Debtors, with the prior written consent of the Required Consenting Stakeholders (not to be withheld unreasonably), may waive any one or more of the Conditions Precedent to the Plan Effective Date.

2 “Minimum Liquidity” to be defined in a customary manner and to be net of payables more than 90 days past due.

3 “Total Leverage” has the meaning ascribed to Total Leverage Ratio in the Exit Facilities Term Sheet.

11

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Settlement

Pursuant to the RSA and this Restructuring Term Sheet, the Parties agree to settle matters that could otherwise be the subject of litigation among the Parties, including any such matters arising under the Intercreditor Agreement and any matters related to the enterprise value of the Company Parties.

If a Termination Date has not occurred prior to the Plan Effective Date, then on the Plan Effective Date, in conjunction with the issuance of new securities under the Plan, the Backstop with respect to the Rights Offering, the DIP Facility, the Exit Facilities and the various compromises of rights and claims on which this Term Sheet and the Restructuring Transactions are predicated, among other things, the FLLO Term Loan Facility Lenders shall conclusively, absolutely, unconditionally, irrevocably and forever waive any rights they may have to seek turnover of any payments arising under any provision of the Intercreditor Agreement, including, but not limited to, any turnover provisions in sections 3.05, 4.02(l), 6.01 and 7.03 thereof.

DIP Order/Cash Collateral Order

The Parties hereto agree and consent that the DIP Order and any cash collateral order approved in the Chapter 11 Cases shall provide that the Debtors will pay the fees and expenses of professionals of (i) the collateral trustee under the Collateral Trust Agreement (including Paul Hastings LLP), (ii) the FLLO Term Loan Facility Administrative Agent (including Arnold & Porter Kaye Scholer LLP and one local counsel in the relevant jurisdiction), (iii) the FLLO Ad Hoc Group (including Davis Polk & Wardwell LLP, Vinson & Elkins LLP, one local counsel in each other relevant local jurisdiction, and Perella Weinberg Partners LP) ((ii)-(iii), collectively the “FLLO Professionals”), (iv) the Second Lien Collateral Trustee (including Morgan, Lewis & Bockius LLP and one local counsel in the relevant jurisdiction) and (v) Franklin (including Akin Gump Strauss Hauer & Feld LLP, Moelis & Company LLC, one local counsel in each other relevant local jurisdiction, and FTI Consulting, Inc.) ((iv)-(v), collectively, the “Second Lien Professionals”); provided that:

(I)           (a) the payment of the fees and expenses of the FLLO Professionals shall only be payable as a form of adequate protection for so long as (1) the Restructuring Support Agreement has not been terminated as to the DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or FLLO Ad Hoc Group, or (2) an alternative restructuring support agreement or similar agreement with respect to the restructuring of the Debtors’ debt and businesses remains in effect between the DIP Agent, the DIP Lenders, 66.67% of the Revolving Credit Facility Lenders, and the FLLO Ad Hoc Group, in each case, at which time such adequate protection shall terminate, provided that in the event such adequate protection payments terminate pursuant to the foregoing, (a) all parties shall retain all rights pursuant to the Collateral Trust Agreement, which rights are fully reserved, including, without limitation, the rights, if any, of the Existing FLLO Agent or Existing FLLO Lenders to seek different or additional adequate protection in accordance with section 6.02(f) of the Collateral Trust Agreement and (b) the Company Parties shall pay all fees and expenses of the FLLO Professionals incurred prior to termination of adequate protection as described herein; and

(II)          the payment of the fees and expenses of the Second Lien Professionals shall only be payable as a form of adequate protection for so long as the Restructuring Support Agreement has not been terminated as to the Company Parties, DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or Franklin (at which time such adequate protection shall terminate), provided that in the event such adequate protection payments terminate pursuant to the foregoing, (a) all parties shall retain all rights pursuant to the Intercreditor Agreement, including, without limitation, the rights, if any, of such parties to seek different or additional adequate protection in accordance with section 4.02(f) of the Intercreditor Agreement and (b) the Company Parties shall pay all fees and expenses of the Second Lien Professionals incurred prior to termination of adequate protection as described herein.

This provision shall survive the termination of the RSA.

12

Exhibit 1

Execution Version

Definitions

Term	Definition
Additional Consenting Stakeholder	Any holder of Claims that is not a party to the RSA as of the Agreement Effective Date who, at any time after the Agreement Effective Date, becomes a party to the RSA as an applicable Consenting Stakeholder.
Administrative Claim	A Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Agent	Any administrative agent, collateral agent, or similar Entity under the Exit Facilities, the DIP Facility, the Revolving Credit Facility, and/or the FLLO Term Loan Facility.
Agents/Trustees	Collectively, each of the Agents and Trustees.
Agreement Effective Date	The date on which the conditions set forth in Section 2 of the RSA have been satisfied or waived by the appropriate Party or Parties in accordance with the RSA.
Agreement Effective Period	With respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
Allowed	With respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest in a liquidated amount as to which no objection has been Filed prior to the applicable claims objection deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; (c) a Claim or Interest that is upheld or otherwise Allowed (i) pursuant to the Plan; (ii) in any stipulation that is approved by the Bankruptcy Court; (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (iv) by Final Order (including any such Claim to which the Debtors had objected or which the Bankruptcy Court had disallowed prior to such Final Order); provided that with respect to a Claim or Interest described in clauses (a) through (c) above, such Claim or Interest shall be considered Allowed only if and to the extent that with respect to such Claim or Interest no objection to the allowance thereof has been or, in the Debtors’ or Reorganized Debtors’ reasonable good faith judgment, may be interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim or Interest, as applicable, shall have been Allowed by a Final Order; provided, further, that no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be deemed expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt, a Proof of Claim or Interest Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

Term	Definition
Alternative Restructuring Proposal	Any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.
Backstop	As defined in this Restructuring Term Sheet.
Backstop Commitment Agreement	That certain Backstop Commitment Agreement to be negotiated between the Company Parties and the Backstop Parties, which shall be executed prior to the Petition Date.
Backstop Commitment Agreement Approval Order	An order of the Bankruptcy Court that that is not stayed under Bankruptcy Rule 6004(h) or otherwise that (a) authorizes the Company Parties to execute and deliver the Backstop Commitment Agreement, pursuant to section 365 of the Bankruptcy Code and (b) provides that the Backstop Commitment Fee shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in the Backstop Commitment Agreement without further order of the Bankruptcy Court.
Backstop Commitment Fee	As defined in this Restructuring Term Sheet.
Backstop Parties	As defined in this Restructuring Term Sheet.
Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of Texas.
Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure.
Bar Date	The date established by the Bankruptcy Court by which Proof of Claims or Proof of Interests must be Filed with respect to such Claims or Interests, other than Administrative Claims, Claims held by Governmental Units, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proof of Claims or Proof of Interests.

2

Term	Definition
Business Day	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
Cause of Action	Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
Chapter 11 Cases	As defined in the RSA.
Chesapeake	Chesapeake Energy Corporation or any successor or assign, by merger, consolidation, or otherwise, prior to the Plan Effective Date.
Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
Class	A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
Collateral Trust Agreement	That certain Collateral Trust Agreement dated December 19, 2019 by and between MUFG Union Bank, N.A., as Collateral Trustee and Revolver Agent, and GLAS USA LLC, as Original Term Loan Agent, and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated)
Company Parties	As defined in the RSA.
Company Claims	Claims against any Company Party.
Conditions Precedent to the Plan Effective Date	As defined in this Restructuring Term Sheet.
Conditions Precedent to the Exit Facilities	The conditions precedent to the closing of the Exit Facilities identified on Exhibit D to the Exit Facilities Term Sheet
Confidentiality Agreement	An executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

3

Term	Definition
Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.
Consenting FLLO Term Loan Facility Lenders	As defined in the RSA.
Consenting Revolving Credit Facility Lenders	As defined in the RSA.
Consenting Second Lien Noteholders	As defined in the RSA.
Consenting Stakeholders	As defined in the RSA.
Consenting Unsecured Noteholders	Unsecured Noteholders that are Party to the RSA.
Consummation	The occurrence of the Plan Effective Date.
COVID-19 Extensions	As defined in this Restructuring Term Sheet.
CRO	As defined in this Restructuring Term Sheet.
Debtor	Each Company Party that has commenced Chapter 11 Cases.
Definitive Documents	The documents listed in Section 3 of the RSA.
DIP Agent	MUFG Union Bank, N.A., in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.
DIP Claims	All Claims derived from, based upon, or secured pursuant to the DIP Credit Agreement or DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, professional fee reimbursements, transaction fees, Superpriority Hedge Claims, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility.
DIP Credit Agreement	That certain superpriority secured debtor-in-possession credit agreement that governs the DIP Facility (as may be amended, supplemented, or otherwise modified from time to time) which shall be consistent with the DIP Term Sheet and shall be executed by Chesapeake Energy Corporation, as borrower, the Debtor guarantors that are party thereto, the DIP Lenders, and the DIP Agent following entry of the Interim DIP Order.

4

Term	Definition
DIP Documents	Collectively, the DIP Credit Agreement and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case consistent with the DIP Term Sheet and subject to the consent rights described in the definition of DIP Facility below.
DIP Facility	That certain debtor-in-possession financing facility in accordance with the terms and conditions set forth in the DIP Credit Agreement, provided that the terms set forth in the DIP Term Sheet shall be deemed acceptable to the FLLO Ad Hoc Group and Franklin; and provided further that the terms of the DIP Facility that are not set forth in the DIP Term Sheet shall otherwise be acceptable to the Required Consenting Parties (which approval shall not be withheld in bad faith).
DIP Lenders	The lenders party to the DIP Credit Agreement with respect to the DIP Facility.
DIP Obligations	As defined in the DIP Order.
DIP Order	Collectively, the Interim DIP Order and Final DIP Order.
DIP Term Sheet	As defined in this Restructuring Term Sheet.
Disclosure Statement	The related disclosure statement with respect to the Plan.
Entity	As defined in section 101(15) of the Bankruptcy Code.
Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting FLLO Term Loan Facility Lenders, (d) the Consenting Second Lien Noteholders, (e) the Consenting Unsecured Noteholders, (f) the Backstop Parties, (g) the Consenting Revolving Credit Facility Lenders, (h) the DIP Lenders, (i) the Exit Facilities Lenders, (j) the Agents, and (k) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.
Execution Date	As defined in the RSA.
Existing Equity Interest	An Interest in a Company Party existing as of the Agreement Effective Date. Notwithstanding the foregoing, Existing Equity Interests do not include Intercompany Interests.

5

Term	Definition
Exit Facilities	Collectively, the Exit RBL Facility and Exit FLLO Term Loan Facility, provided that the terms set forth in the Exit Facilities Term Sheet shall be deemed acceptable to the Company Parties, the FLLO Ad Hoc Group, and Franklin; provided, further that the terms of the Exit Facilities that are not set forth in the Exit Facilities Term Sheet shall otherwise be acceptable to the Required Consenting Stakeholders (which approval shall not be withheld in bad faith).
Exit Facilities Agent	MUFG Union Bank, N.A., in its capacity as administrative agent for the Exit Facilities.
Exit Facilities Credit Agreements	Those certain credit agreements that will govern the Exit Facilities (as each may be amended, supplemented, or otherwise modified from time to time), in each case which shall be consistent with the Exit Facilities Term Sheet.
Exit Facilities Documents	Collectively, the Exit Facilities Credit Agreements and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case if any, the form and substance of which shall be consistent with the Exit Facilities Term Sheet and subject to the consent rights set forth in the definition of Exit Facilities above.
Exit Facilities Lenders	The lenders party to the credit agreements documenting the Exit RBL Facility and Exit FLLO Term Loan.
Exit Facilities Motion	As defined in this Restructuring Term Sheet.
Exit Facilities Term Sheet	As defined in this Restructuring Term Sheet.
Exit FLLO Term Loan Facility	As defined in the Exit Facilities Term Sheet.
Exit FLLO Term Loan	“FLLO Term Loans” as defined in the Exit Facilities Term Sheet.
Exit Facility Loans	Collectively, the Tranche A RBL Exit Facility Loans, Tranche B RBL Exit Facility Loans, and Exit FLLO Term Loans.
Exit RBL Facility	As defined in the Exit Facilities Term Sheet.
File, Filed, or Filing	File, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
Final DIP Order	Any order regarding postpetition debtor in possession secured financing approved by the Bankruptcy Court in these Chapter 11 Cases (including with respect to any budgets governing or relating to such use) on a final basis, the form and substance of which shall be consistent with the DIP Term Sheet.
Final Order	An order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order will not preclude such order from being a Final Order.

6

Term	Definition
First Day Pleadings	The pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, to be Filed on or around the Petition Date and to be heard at the “first day” hearing.
FLLO Ad Hoc Group	The ad hoc group of FLLO Term Loan Facility Lenders represented by Davis Polk & Wardwell LLP.
FLLO Term Loan Facility	The facility outstanding under the FLLO Term Loan Facility Credit Agreement.
FLLO Term Loan Facility Administrative Agent	GLAS USA LLC, in its capacity as administrative agent for the FLLO Term Loan Facility.
FLLO Term Loan Facility Claim	Any Claim on account of the FLLO Term Loan Facility.
FLLO Term Loan Facility Credit Agreement	That certain term loan agreement, dated as of December 19, 2019 ((i) as supplemented by that certain Class A Term Loan Supplement, dated as of December 19, 2019 (as amended, restated or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the FLLO Term Loan Facility Administrative Agent, and the lender parties thereto, and (ii) as further amended, restated, or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the FLLO Term Loan Facility Administrative Agent, and the lender parties thereto.
FLLO Term Loan Facility Lenders	Holders of Allowed FLLO Term Loan Facility Claims.
FLLO Term Loan Facility Loans	The term loans issued under and on the terms set forth under the FLLO Term Loan Facility.
Franklin	Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.
General Unsecured Claims	Any Unsecured Claim against a Debtor.
Governmental Unit	As defined in section 101(27) of the Bankruptcy Code.
Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Incremental Roll-Up Loans	As defined in the DIP Term Sheet.
Intercompany Claim	A Claim held by a Debtor against a Debtor.
Intercompany Interest	An Interest in a Debtor held by a Debtor.
Intercreditor Agreement	That certain Intercreditor Agreement dated as of December 19, 2019 between MUFG Union Bank, N.A. as Priority Lien Agent, and Deutsche Bank Trust Company Americas, as Second Lien Collateral Trustee and Acknowledged and Agreed by Chesapeake Energy Corporation and certain of its subsidiaries.
Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
Interim DIP Order	Any order regarding postpetition debtor in possession secured financing approved by the Bankruptcy Court in these Chapter 11 Cases (including with respect to any budgets governing or relating to such use) on an interim basis, the form and substance of which shall be consistent with the DIP Term Sheet.
Joinder	A joinder agreement whereby a holder of Claims that is not a Party to the RSA as of the Agreement Effective Date may become a Consenting Stakeholder by executing such joinder agreement.
KEIP	As defined in the RSA.
KERP	As defined in the RSA.
Law	Any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
Lien	As defined in section 101(37) of the Bankruptcy Code.
Management Incentive Plan	As defined in this Restructuring Term Sheet.
Majority DIP Lenders	As defined in the DIP Order.
New Board	As defined in this Restructuring Term Sheet.
New Class A Warrants	As defined in this Restructuring Term Sheet.

7

Term	Definition
New Class B Warrants	As defined in this Restructuring Term Sheet.
New Class C Warrants	As defined in this Restructuring Term Sheet.
New Common Stock	As defined in this Restructuring Term Sheet.
New Money Roll-Up Loans	As defined in the DIP Term Sheet.
New Organizational Documents	As defined in this Restructuring Term Sheet.
New Warrants	As defined in this Restructuring Term Sheet.
Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim other than a Revolving Credit Facility Claim, a FLLO Term Loan Facility Claim, a Second Lien Notes Claim, or a DIP Claim.
Parties	As defined in the RSA.
Permitted Transferee	Each transferee of any Company Claims who meets the requirements of Section 8 of the RSA.
Petition Date	The date on which the Chapter 11 Cases are commenced.
Plan	The joint plan of reorganization Filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.
Plan Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent to the Plan Effective Date have been satisfied or waived in accordance with the Plan.
Plan Equity Value	As defined in this Restructuring Term Sheet.
Plan Supplement	Any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be Filed by the Debtors prior to the Confirmation Hearing, and additional documents Filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions and be subject to the consent rights set forth in the RSA and this Restructuring Term Sheet, where applicable.
Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Professional Claim	A Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
Proof of Claim	A proof of claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable bar date as established by the Court.
Proof of Interest	A proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

8

Term	Definition
Put Option Premium	As defined in the Backstop Commitment Agreement.
Qualified Marketmaker	An Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
Registration Rights Agreement	The registration rights agreement pursuant to which each Backstop Party shall be entitled to registration rights, to be entered into as of the Plan Effective Date.
Reinstatement or Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
Released Parties	Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each of the Debtors’ current and former directors and officers; (e) each DIP Lender; (f) each Exit Facilities Lender; (g) each Agent; (h) each Trustee; (i) the Consenting Revolving Credit Facility Lenders; (j) the Consenting FLLO Term Loan Facility Lenders, (k) the Consenting Second Lien Noteholders, (l) the Consenting Unsecured Noteholders, (m) the Backstop Parties; (n) all holders of Interests; (o) with respect to each of the foregoing (a) through (o), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.
Releasing Parties	Collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender; (e) each Exit Facilities Lender; (f) each Agent; (g) each Trustee; (h) the Consenting FLLO Term Loan Facility Lenders, (i) the Consenting Revolving Credit Facility Lenders; (j) the Consenting Second Lien Noteholders, (k) the Consenting Unsecured Noteholders, (l) the Backstop Parties; (m) all holders of Claims; (n) all holders of Interests; (o) with respect to each of the foregoing (a) through (o), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case, solely in their respective capacities as such with respect to such Entity and solely to the extent such Entity has the authority to bind such Affiliate in such capacity; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.
Reorganized Chesapeake	Reorganized Chesapeake, or any successor or assign, by merger, consolidation, or otherwise, on or after the Plan Effective Date.
Reorganized Debtors	A Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

9

Term	Definition
Required Consenting FLLO Term Loan Facility Lenders	As defined in the RSA.
Required Consenting Revolving Credit Facility Lenders	As defined in the RSA.
Required Consenting DIP Lenders	As defined in the RSA.
Required Consenting Second Lien Noteholders	As defined in the RSA.
Required Consenting Stakeholders	As defined in the RSA.
Required Consenting Stakeholders Percentage	As defined in the RSA.
Required Plan Sponsors	As defined in the RSA.
Restructuring	The restructuring of Chesapeake and its direct and indirect subsidiaries, as described in the RSA and this Restructuring Term Sheet.
Restructuring Expenses

The prepetition and postpetition reasonable and documented fees and expenses of the FLLO Professionals and the Second Lien Professionals; provided that:

(a)       the fees and expenses of the FLLO Professionals shall only be Restructuring Expenses for so long as (1) the Restructuring Support Agreement has not been terminated as to the DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or FLLO Ad Hoc Group or (2) an alternative restructuring support agreement or similar agreement with respect to the restructuring of the Debtors’ debt and businesses remains in effect between the DIP Agent, the DIP Lenders, 66.67% of the Revolving Credit Facility Lenders, and the FLLO Ad Hoc Group, in each case, at which time such fees and expenses shall cease to be Restructuring Expenses (a “FLLO Restructuring Expenses Termination Event”), provided, that in the event a FLLO Restructuring Expenses Termination Event occurs, (a) all parties shall retain all rights pursuant to the Collateral Trust Agreement, which rights are fully reserved, including, without limitation, the rights, if any, of the Existing FLLO Agent or Existing FLLO Lenders to seek different or additional adequate protection in accordance with section 6.02(f) of the Collateral Trust Agreement and (b) the fees and expenses of the FLLO Professionals incurred prior to such FLLO Restructuring Expenses Termination Event shall be Restructuring Expenses; and

(b)       the fees and expenses of the Second Lien Professionals shall only be Restructuring Expenses for so long as the Restructuring Support Agreement has not been terminated as to the Company Parties, DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or Franklin (a “Second Lien Restructuring Expenses Termination Event”); provided, that in the event a Second Lien Restructuring Expenses Termination Event occurs, (a) all parties shall retain all rights pursuant to the Intercreditor Agreement, including, without limitation, the rights, if any, of such parties to seek different or additional adequate protection in accordance with section 4.02(f) of the Intercreditor Agreement and (b) the fees and expenses of the Second Lien Professionals incurred prior to such Second Lien Restructuring Expenses Termination Event shall be Restructuring Expenses.

Restructuring Term Sheet	As defined in the RSA.
Restructuring Transactions	As defined in the RSA.
Revolving Credit Facility	The facility outstanding under the Revolving Credit Facility Credit Agreement.
Revolving Credit Facility Administrative Agent	MUFG Union Bank, N.A., in its capacity as administrative agent for the Revolving Credit Facility.
Revolving Credit Facility Claim	Any Claim on account of the Revolving Credit Facility.
Revolving Credit Facility Credit Agreement	That certain amended and restated credit agreement, dated as of September 12, 2018 (as amended, restated, or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the Revolving Credit Facility Administrative Agent, and the other lender, issuer, and agent parties thereto.

10

Term	Definition
Revolving Credit Facility Lenders	Holders of Allowed Revolving Credit Facility Claims.
Revolving Credit Facility Loans	The loans issued under and on the terms set forth under the Revolving Credit Facility.
Revolving DIP Loan Commitments	As defined in the DIP Term Sheet.
Revolving DIP Loans	As defined in the DIP Order.
Rights Offering	As defined in this Restructuring Term Sheet.
Rights Offering Amount	As defined in this Restructuring Term Sheet.
Rights Offering Procedures	The procedures governing the Rights Offering attached as an exhibit to the Backstop Commitment Agreement.
Rights Offering Value	As defined in this Restructuring Term Sheet.
Roll-Up Loans	As defined in the DIP Order.
RSA	As defined in the introduction to this Restructuring Term Sheet.
SEC	The Securities and Exchange Commission.
Second Lien Noteholders	Holders of Allowed Second Lien Notes Claims.
Second Lien Notes	The 11.500% senior notes due 2025 issued by Chesapeake pursuant to the Second Lien Notes Indenture.
Second Lien Notes Claim	Any Claim on account of the Second Lien Notes.
Second Lien Notes Indenture	That certain indenture dated as of December 19, 2019, by and among Chesapeake, as issuer, certain Debtors guarantors party thereto, and the Second Lien Notes Trustee, as may be amended, supplemented, or otherwise modified from time to time.
Second Lien Notes Trustee	Deutsche Bank Trust Company Americas, in its capacity as trustee and collateral trustee for the Second Lien Notes Indenture.
Secured	When referring to a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
Secured Tax Claim	Any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.
Solicitation Materials	The court-approved Plan and Disclosure Statement and related documentation to be distributed to holders of Claims entitled to vote on the Plan.
Superpriority Hedge Claims	As defined in the DIP Order
Termination Date	The date on which termination of the RSA as to a Party is effective in accordance with Section 12 of the RSA.
Total Leverage	As defined in this Restructuring Term Sheet.
Tranche A RBL Exit Facility Loans	As defined in the Exit Facilities Term Sheet.
Tranche B RBL Exit Facility Loans	As defined in the Exit Facilities Term Sheet.
Transfer	To sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).
Transfer Agreement	An executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the RSA and substantially in the form attached to the RSA as Exhibit C.
Trustee	Any indenture trustee, collateral trustee, or other trustee or similar entity under the Second Lien Notes or the Unsecured Notes.
Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.
United States Trustee	The United States Trustee for the jurisdiction in which the Chapter 11 Cases are commenced.
Unsecured Claim	Any Claim that is not a Secured Claim.
Unsecured Claims Recovery	As defined in this Restructuring Term Sheet.
Unsecured Noteholders	Holders of Allowed Unsecured Notes Claims.
Unsecured Notes	The 6.625% senior notes due 2020, the 6.125% senior notes due 2021, the 5.375% senior notes due 2021, the 4.875% senior notes due 2022, the 5.750% senior notes due 2023, the 7.000% senior notes due 2024, the 8.000% senior notes due 2025, the 8.000% senior notes due 2026, the 7.500% senior notes due 2026, the 8.000% senior notes due 2027, the 5.500% convertible senior notes due 2026, and the 6.875% senior notes due 2025, all issued by certain Company Parties pursuant to the Unsecured Notes Indentures.
Unsecured Notes Claim	Any Claim on account of the Unsecured Notes.

11

Term	Definition
Unsecured Notes Indentures

Those certain indentures dated as of the following dates:

·     August 2, 2010 (6.625% senior notes due 2020);

·     February 11, 2011 (6.125% senior notes due 2021);

·     April 1, 2013 (5.375% senior notes due 2021);

·     April 24, 2014 (4.875% senior notes due 2022);

·     April 1, 2013 (5.750% senior notes due 2023);

·     September 27, 2018 (7.000% senior notes due 2024);

·     December 20, 2016 (8.000% senior notes due 2025);

·     April 3, 2019 (8.000% senior notes due 2026);

·     September 27, 2018 (7.500% senior notes due 2026);

·     June 6, 2017 (8.000% senior notes due 2027);

·     October 5, 2016 (5.500% convertible senior notes due 2026); and

·     February 1, 2017 (6.875% senior notes due 2025),

each by and among certain of the Company Parties and the Unsecured Notes Trustees, as may be amended, supplemented, or otherwise modified from time to time.

Unsecured Notes Trustees

The following entities:

·     The Bank of New York Trust Company, N.A. (6.625% senior notes due 2020);

·     The Bank of New York Trust Company, N.A. (6.125% senior notes due 2021);

·     The Bank of New York Trust Company, N.A. (5.375% senior notes due 2021);

·     Deutsche Bank Trust Company Americas (4.875% senior notes due 2022);

·     The Bank of New York Trust Company, N.A. (5.750% senior notes due 2023);

·     Deutsche Bank Trust Company Americas (7.000% senior notes due 2024);

·     Deutsche Bank Trust Company Americas (8.000% senior notes due 2025);

·     Deutsche Bank Trust Company Americas (8.000% senior notes due 2026);

·     Deutsche Bank Trust Company Americas (7.500% senior notes due 2026);

·     Deutsche Bank Trust Company Americas (8.000% senior notes due 2027);

·     Deutsche Bank Trust Company Americas (5.500% convertible senior notes due 2026); and

·     U.S. Bank National Association (6.875% senior notes due 2025),

each in its capacity as trustee for the Unsecured Notes Indentures.

12

Exhibit 2

DIP Facility Term Sheet

CHK DIP Credit Facility Term Sheet
1

Execution Version

SUMMARY OF PROPOSED TERMS AND CONDITIONS
FOR DIP FINANCING AND USE OF CASH COLLATERAL

Chesapeake Energy Corporation et al.,
as Debtors and Debtors-in-Possession
June 28, 2020

Capitalized terms used in this term sheet and not otherwise defined shall have the meaning given to such terms in the Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, supplemented, and otherwise modified from time to time, the “Prepetition Credit Agreement”), among the Borrower (as defined below), the Prepetition Lenders (as defined below) and the Prepetition Agent (as defined below) or the Restructuring Support Agreement (as defined below).

Borrower:	Chesapeake Energy Corporation, as debtor and debtor in possession (the “Borrower”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the jointly administered cases of Borrower and certain of its affiliates (collectively, the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Guarantors:	All obligations under the DIP Facility (as defined below) and the other DIP Loan Documents (as defined below) and any DIP Hedges (as defined below) will be unconditionally guaranteed (the “Guarantee”) by each subsidiary of the Borrower that is a debtor-in-possession under the Bankruptcy Code, including each subsidiary of the Borrower which is a Guarantor as such term is defined in the Prepetition Credit Agreement as of the Petition Date (as defined below) (such parties, the “Guarantors”; and, together with the Borrower, the “Debtors”, which have been identified on Schedule 1 hereto).

Prepetition Agent:	MUFG Union Bank, N.A., in its capacity as Administrative Agent under the Prepetition Credit Agreement (the “Prepetition Agent”) and related prepetition loan documents (collectively, the “Prepetition Loan Documents” and the loan facility evidenced thereby, the “Prepetition RBL Facility”).

Prepetition Lenders:	Those lenders who are parties to the Prepetition Credit Agreement as of the Petition Date (the “Prepetition Lenders”).

DIP Agent:	MUFG Union Bank, N.A., in its capacity as Administrative Agent under the DIP Credit Agreement (the “DIP Agent”).

DIP Lenders:	The Prepetition Lenders providing Revolving DIP Loan Commitments and/or receiving Roll-Up Claims (each as defined below) under the DIP Facility (the “DIP Lenders”). The DIP Lenders who elect to participate in the DIP Facility pursuant to the respective Revolving DIP Loan Commitments set forth on Schedule 2 hereto are referred to herein as the “New Money DIP Lenders.” Participation in the Revolving DIP Loan Commitments will be open to all Prepetition Lenders on a pro rata basis.

Majority DIP Lenders:	New Money DIP Lenders (as defined below) holding more than 50% of the Revolving DIP Loan Commitments under the DIP Facility shall constitute the “Majority DIP Lenders”.

Petition Date:	The date the Debtors file their Chapter 11 petitions (the “Petition Date”).

DIP Facility and Roll-Up:

The DIP Lenders will provide to the Debtors a priming, senior secured, super-priority debtor-in-possession credit facility (the “DIP Facility”) comprising: (i) a revolving loan facility made available to the Borrower (the “Revolving DIP Loans”) in the aggregate maximum principal amount of up to $925 million (including a sub-facility of up to $200 million for the issuance of letters of credit, which shall (a) permit the issuance of letters of credit on the Closing Date (as defined below) for general corporate purposes, including to replace, backstop or provide credit support for any letters of credit issued pursuant to the Prepetition RBL Facility (including by “grandfathering” such letters of credit into the Revolving DIP Loan facility) and (b) reduce availability under the DIP Facility on a dollar-for-dollar basis) (the “Revolving DIP Loan Commitment”), and (ii) a conversion of all of the Loans outstanding under the Prepetition Credit Agreement on the date the DIP Facility becomes effective (the “Closing Date”) in excess of $750 million to loans under the DIP Facility (the “Roll-Up Loans” and, together with the Revolving DIP Loans, the “DIP Facility Loans”); provided, however that the amount of the Roll-Up Loans shall not be less than $925 million.[1] Upon the conversion of the Roll-Up Loans in connection therewith, the Roll-Up Loans shall cease to be indebtedness under the Prepetition Credit Agreement and shall be deemed DIP Obligations (as defined below) in all respects, including for purposes of having the benefit of Section 364(e) of the Bankruptcy Code. The Revolving DIP Loans (and, for the avoidance of doubt, the DIP Hedges (as defined below)) shall be given payment priority over the Roll-Up Loans, including in the event of a sale or other disposition of the DIP Collateral (defined below), a prepayment of the DIP Facility Loans, or the exercise of remedies by the DIP Lenders.

The Roll-Up Loans shall be calculated and structured as follows: (i) Roll-Up Loans consisting of $925 million of Loans outstanding under the Prepetition Credit Agreement held by the DIP Lenders providing the Revolving DIP Loan Commitments (the “New Money DIP Lenders”) converted to loans under the DIP Facility (the “New Money Roll-Up Loans”) and (ii) Roll-Up Loans consisting of the amount of all Loans outstanding under the Prepetition Credit Agreement on the Closing Date in excess of $750 million, less $925 million (the “Incremental Roll-Up Loans”). The Incremental Roll-Up Loans shall be allocated to New Money DIP Lenders and Prepetition Lenders that are not providing Revolving DIP Loan Commitments (the “Non-Participating Lenders”), based on (i) with respect to the Non-Participating Lenders, their respective prepetition pro rata Prepetition RBL Facility commitment percentages and (ii) with respect to the New Money DIP Lenders, their respective pro rata share of the Revolving DIP Loan Commitments.

Revolving DIP Loan Commitments in an amount of up to $[325 million] (the “Interim Commitment”) of the Revolving DIP Loans approved by the Bankruptcy Court pursuant to the Interim Order shall be made available to the Debtors during the period from the date of entry of the Interim Order by the Bankruptcy Court through the date of entry of the Final Order (as defined below) by the Bankruptcy Court, and the balance of the Revolving DIP Loan Commitment shall be available only upon and after entry of the Final Order. Upon the entry of the Interim Order, the conversion of New Money Roll-Up Loans shall be in an amount equal to the Interim Commitment approved by the Bankruptcy Court, with the balance of the New Money Roll-Up Loans and the Incremental Roll-Up Loans converting upon entry of the Final Order. Pending the entry of the Final Order, the DIP Agent and the New Money DIP Lenders shall be afforded all of the protections contained in the Interim Order.

The Revolving DIP Loans, subject to the foregoing and other applicable conditions and consistent with past ordinary course processing procedures, will be funded on (i) in the event of LIBOR Revolving DIP Loans (to be defined in the DIP Credit Agreement), the third business day following the submission of a proper notice of borrowing if requested by 1:00 p.m. New York time, or (ii) in the event of ABR Revolving DIP Loans (to be defined in the DIP Credit Agreement), the next business day following the submission of a proper notice of borrowing if such request is made by 1:00 p.m. New York time. If such notice of borrowing is submitted after 1:00 p.m. New York Time, such notice of borrowing shall be deemed to have been delivered on the business day following the date specified in the foregoing sentence.

1 Based on current assumptions regarding outstanding Loans under the Prepetition Credit Agreement, the implied ratio of the Roll-Up Loans is approximately $1.27 of Loans under the Prepetition Credit Agreement to $1.00 of Revolving DIP Loan Commitments.

CHK DIP Credit Facility Term Sheet
2

Exit Facilities:	Pursuant to a Restructuring Support Agreement, dated June 28, 2020, by and among the Debtors, the DIP Lenders, certain holders of FLLO Term Loans and certain holders of Second Lien Notes (as amended, restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), the DIP Facility and remaining obligations under the Prepetition RBL Facility shall be converted into Exit Facilities consisting of a $1.75 billion Exit RBL Facility and up to a $750 million Exit FLLO Term Loan Facility, which Exit Facilities shall be provided by the DIP Lenders on terms and conditions to be set forth in an Exit Facility Term Sheet and subject to the requirements of the Restructuring Support Agreement.

Use of Proceeds:	The DIP Facility may be used only for (i) post-petition working capital purposes of the Debtors, current interest and fees under the DIP Facility; (ii) the payment of adequate protection payments to the Prepetition Agent and the Prepetition Lenders, including fees payable under the Prepetition Credit Agreement; (iii) expenses and professional fees for (a) the collateral trustee under the Collateral Trust Agreement, (b) the FLLO Agent, (c) the FLLO Ad Hoc Group (as defined in the Restructuring Support Agreement), (d) Deutsche Bank Trust Company Americas, as the Second Lien Collateral Trustee (defined below) and (e) Franklin Advisers Inc. (“Franklin”) solely to the extent and as set forth below; and (iv) the allowed administrative costs and expenses of the Cases, in each case, solely in accordance with the Approved Budget (subject to the Variance Limit) and the Financing Orders (each as defined below) incorporating the terms hereof.

DIP Facility Interest Rate and Fees:	See Schedule 3 hereto with respect to rates and fees. The DIP Loan Documents will contain provisions to be mutually agreed with respect to a replacement of the London interbank offered rate.

Priority and Security:	Subject to the Carve-Out, all obligations of the Debtors under the DIP Facility (the “DIP Obligations”) and any DIP Hedges shall be:

(i) entitled to super-priority claim status under Section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and unsecured claims now existing or hereafter arising under the Bankruptcy Code (other than as provided in respect of DIP Hedges as described below), including, without limitation, the prepetition claims and adequate protection claims of the Prepetition Agent on behalf of the Prepetition Lenders and the prepetition claims of the FLLO Agent on behalf of the FLLO Lenders (each as defined below), subject only to the Carve-Out. The super-priority claims of the DIP Lenders may be repaid from any cash of the Debtors, including without limitation, Cash Collateral and, subject to entry of the Final Order, any Avoidance Action Proceeds (as defined below); provided that the super-priority claims granted to the DIP Lenders on account of the Roll-Up Loans shall be immediately junior in payment priority and subject to the super-priority claims granted to the New Money DIP Lenders on account of the Revolving DIP Loans and DIP Hedges;

CHK DIP Credit Facility Term Sheet
3

(ii) secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a first priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code) (but including, subject to entry of the Final Order, the proceeds of Avoidance Actions (as defined below) and property received or recovered thereby (the “Avoidance Action Proceeds”));

(iii) secured, pursuant to Section 364(c)(3) of the Bankruptcy Code, by a junior priority, perfected lien on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to a lien permitted under the terms of the Prepetition Credit Agreement that was perfected prior to the Petition Date or is perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the Liens securing the obligations under the Prepetition Credit Agreement, the FLLO Term Loan (as defined below) and the 11.5% Senior Secured Second Lien Notes due 2025 issued by the Debtors pursuant to that certain Indenture dated as of December 19, 2019 (the “Second Lien Indenture” and the notes issued thereunder, the “Second Lien Notes”), which liens are addressed in (iv) below); and

(iv) secured, pursuant to Section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date and all of the Debtors’ rights in property acquired post-petition (and proceeds thereof), whether now existing or hereafter acquired or arising that secure the obligations under the Prepetition Credit Agreement, the FLLO Term Loan and the Second Lien Notes (but subject to clause (iii) above) (such lien, together with the liens described in clauses (ii) and (iii) above, the “DIP Liens” and the collateral described in clauses (ii)–(iv) above, collectively, the “DIP Collateral”);

DIP Collateral shall also include any and all rents, issues, products, offspring, proceeds and profits generated by any item of DIP Collateral, without the necessity of any further action of any kind or nature by the DIP Agent or the DIP Lenders in order to claim or perfect such rents, issues, products, offspring, proceeds and/or profits.

Notwithstanding anything to the contrary contained herein, in no event shall any estate causes of action under Chapter 5 of the Bankruptcy Code (the “Avoidance Actions”) constitute DIP Collateral or be subject to a DIP Lien; provided, however, DIP Collateral shall include, and the DIP Liens shall attach to, Avoidance Action Proceeds subject to entry of the Final Order as set forth in (ii) above.

The DIP Liens shall not be subject or subordinate to (i) subject to entry of the Final Order only, any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code, (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtors, or (iii) any intercompany or affiliate liens of the Debtors.

The DIP Liens will automatically attach to the DIP Collateral and become valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the DIP Agent or the DIP Lenders. The DIP Liens granted to the DIP Lenders with respect to the Roll-Up Loans will be pari passu (on a pro rata basis) to the DIP Liens granted to the New Money DIP Lenders with respect to the Revolving DIP Loans and to the DIP Liens securing DIP Hedges; provided, however, that (i) the Revolving DIP Loans and DIP Hedges shall have payment priority over the Roll-Up Loans pursuant to the DIP Credit Agreement and the Financing Orders, and (ii) the New Money Roll-Up Loans shall have payment priority over the Incremental Roll-Up Loans pursuant to the DIP Credit Agreement and the Financing Orders.

CHK DIP Credit Facility Term Sheet
4

Use of Cash Collateral:[2]	All cash and cash equivalents of the Debtors, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP Agent constitute cash collateral, as contemplated by Section 363 of the Bankruptcy Code (“Cash Collateral”). Cash Collateral may be used only for (i) working capital purposes of the Debtors, (ii) interest and fees under the DIP Facility, (iii) payment of adequate protection payments to the Prepetition Agent and Prepetition Lenders, (iv) payment of expenses and professional fees for (a) the collateral trustee under the Collateral Trust Agreement, (b) the FLLO Agent, (c) the FLLO Ad Hoc Group, (d) Deutsche Bank Trust Company Americas, as the Second Lien Collateral Trustee (the “Second Lien Collateral Trustee”) and (e) Franklin solely to the extent and as set forth below, and (iv) the allowed costs and expenses of the Cases, in each case, solely in accordance with the Approved Budget and the Financing Orders incorporating the terms hereof (subject to the Variance Limit).

Hedging:

The Debtors shall negotiate in good faith with each Prepetition Lender (or affiliate of a Prepetition Lender) which is the counterparty (collectively, the “Hedge Counterparties”) under one or more existing commodity price hedging agreements (each, an “ISDA Transaction”) with one or more of the Debtors to mutually terminate and close out all of the outstanding ISDA Transactions between the Debtors and such Hedge Counterparty on one or more day(s) to be agreed which, in any event, will be no fewer than 3 days prior to the Petition Date; provided that if the Debtors and any Hedge Counterparty are unable to reach agreement on a mutual termination of such ISDA Transactions, such Hedge Counterparty shall retain its rights, powers, and remedies under the terms of the applicable ISDA Master Agreement that governs such ISDA Transactions. To the extent that the parties mutually agree upon the termination and close out of outstanding ISDA Transactions prior to the Petition Date, the Debtors shall irrevocably instruct each Hedge Counterparty to pay any termination amounts owed to the Debtors directly to the Prepetition Agent to be applied to repay any outstanding obligations under the Prepetition Credit Facility (and the Commitments thereunder will be automatically reduced on a dollar-for-dollar basis by the amount repaid). After the Petition Date, to the extent any Hedge Counterparty (i) terminates and closes out any outstanding ISDA Transactions existing as of the Petition Date or (ii) makes any settlement payments in respect of such ISDA Transactions existing as of the Petition Date, all such termination or settlement amounts owed to the Debtors, as applicable, shall be immediately applied to repay outstanding obligations under the Prepetition Credit Facility. It is understood that this provision is not intended as, and does not constitute, an agreement with respect to, or a modification or waiver of any of Hedge Counterparty’s rights, powers and remedies (including netting rights) under the applicable ISDA Master Agreement that governs the applicable ISDA Transactions, all of which are reserved, and that any such agreement, modification or waiver will be evidenced by a separate instrument among the Borrower, the Prepetition Agent, certain Prepetition Lenders and the relevant Hedge Counterparties.

The Debtors may enter into commodity hedge transactions with New Money DIP Lenders or their affiliates subject to minimum requirements and maximum limitations set forth below pursuant to Master ISDAs and Schedules on terms to be agreed between the parties thereto, which Master ISDAs and Schedules shall be entered into following entry of the Hedging Order (as defined below) (the “DIP Hedges”). Subject to the Carve-Out, and solely upon entry of the Hedging Order, the DIP Hedges shall be allowed superpriority claims, pursuant to section 364(c)(1), with pari passu priority to the Revolving DIP Loans (but, for the avoidance of doubt with priority over the Roll-Up Loans) and with priority over all other claims (including claims otherwise having priority under section 507 of the Bankruptcy Code or otherwise) (the “Hedge Administrative Claim”).

“Hedging Order” means interim or final (as applicable) order granting a motion authorizing the Debtors to continue prepetition hedging arrangements and enter into postpetition hedging arrangements, among other relief, which such order shall be in form and substance reasonably satisfactory to the DIP Agent and Majority DIP Lenders. The Debtors may file a “first day” motion seeking entry of the Hedging Order, which such motion shall be in form and substance reasonably satisfactory to the DIP Agent, and seek a hearing on such motion at the “second day” hearing in the Cases.

Beginning on the date that is thirty (30) days after the Petition Date, which may be extended in the DIP Agent’s sole discretion (with respect to the July 1, 2020 Reserve Report (as defined below) on July 1, 2020, and tested with the delivery of each subsequent Reserve Report, the Debtors shall enter into and maintain DIP Hedges consisting of commodity hedging agreements that hedge a minimum of 50% of the reasonably anticipated projected monthly production from proved developed producing oil and gas reserves (in each case, calculated separately for (i) crude oil and (ii) natural gas and natural gas liquids, taken together, and in the case of clauses (i) and (ii), based on the most recently delivered Reserve Report) for a rolling twenty-four (24) month period.

The Debtors shall be permitted to enter into DIP Hedges so long as, at the time such DIP Hedge is entered into, the term of which does not exceed 60 months and the notional volumes of which do not exceed (a) for the 24 month period from the date such commodity hedge transaction is executed, 90% of the reasonably anticipated projected monthly production from proved developed producing oil and gas reserves and (b) for the 24-month period thereafter, 80% of the reasonably anticipated projected monthly protection from proved developed producing oil and gas reserves (in each case, calculated separately for (i) crude oil and (ii) natural gas and natural gas liquids, taken together, and in the case of clauses (i) and (ii), based on the most recently delivered Reserve Report).

2 Financing Order to include certain provisions, protections, and reservations of rights for the Prepetition Agent and the Prepetition Lenders and other prepetition secured parties with respect to consent to use cash collateral. Any omissions of such provisions, protections, and reservations in this DIP Facility Term Sheet are not a waiver or concession of such provision, protection, or reservation.

CHK DIP Credit Facility Term Sheet
5

Conditions Precedent:	The closing of the DIP Facility and the Debtors’ right to use Cash Collateral pursuant to the terms hereof will be subject to the satisfaction of all conditions precedent to be set forth in the DIP Credit Agreement (as defined below) deemed necessary or appropriate by the DIP Agent and the Prepetition Agent, as applicable, including but not limited to:

(i) [satisfactory completion of legal and collateral due diligence and transaction structuring, including due diligence concerning the Cases and the receipt of all required court approvals of the DIP Facility and any other motions of the Debtors of concern to the DIP Lenders;

(ii) the DIP Agent shall have received executed counterparts to the DIP Facility from each DIP Lender;][3]

(iii) no later than 2 days prior to the Petition Date, the DIP Agent and the Prepetition Agent shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements, to be in form, scope and substance acceptable to the DIP Agent, the New Money DIP Lenders, and the Prepetition Agent and Majority Lenders (the “Initial Approved Budget”);

(iv) the Debtors shall have provided the DIP Agent and the DIP Lenders with a copy of the cash management motion and proposed order to be filed with the Bankruptcy Court in connection with the commencement of the Cases. The cash management order filed by the Debtors and entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the DIP Agent;

(v) the Debtors shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the DIP Agent;

(vi) an interim debtor-in-possession financing order, substantially on the terms contemplated in this DIP Term Sheet (and otherwise acceptable to the DIP Agent) (the “Interim Order”), shall have been entered by the Bankruptcy Court within five (5) days following the Petition Date and shall not have been vacated, reversed or stayed, appealed, or modified or amended without the prior written consent of the DIP Agent and, if such modification or amendment is materially adverse to the DIP Lenders, the Majority DIP Lenders. Notwithstanding anything to the contrary contained herein, funding of any Interim Commitment shall be subject to entry of the Interim Order and funding of the balance of the commitments under the DIP Facility and continued authority to use Cash Collateral shall be subject to entry, within 35 days following the Petition Date, of a final debtor-in-possession financing/use of cash collateral order, substantially on the terms contemplated by this DIP Term Sheet and in form and substance acceptable to the DIP Agent (the “Final Order” and, together with the Interim Order, collectively, the “Financing Orders”), which shall not have been vacated, reversed or stayed, appealed (and for which the appeal period has expired or has been waived), or modified or amended without the prior written consent of the DIP Agent and, if such modification or amendment is materially adverse to the DIP Lenders, the Majority DIP Lenders;

3             To be omitted from definitive credit agreement.

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(vii) orders approving all “first day” motions shall have been entered, and, in the case of any “first day” motions and orders that affect the rights or duties of the DIP Agent or DIP Lenders, in form and substance reasonably acceptable to the DIP Agent;

(viii) the execution and delivery, in form and substance acceptable to the DIP Agent and the New Money DIP Lenders in their sole discretion, of a definitive credit agreement (the “DIP Credit Agreement”) and related security agreement(s) and guarantees, security documents, and other agreements, customary opinions, instruments and documents required by the DIP Agent and the New Money DIP Lenders (collectively, and together with the DIP Credit Agreement, the “DIP Loan Documents”);

(ix) the representations and warranties of the Debtors contained in the DIP Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date);

(x) except as disclosed to the DIP Agent and the DIP Lenders in writing, since the date of execution of the Commitment Letter, there shall have been no Material Adverse Effect (as defined in the DIP Loan Documents);

(xi) payment in full in cash of the Upfront DIP Fee and DIP Backstop Fee as set forth in Schedule 3 hereto;

(xii) reimbursement in full in cash of the reasonable and documented out-of-pocket professional fees, costs and expenses of the DIP Agent;

(xiii) the DIP Agent shall have received (for distribution to the DIP Lenders), by at least three (3) business days prior to the Closing Date “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, beneficial ownership and other similar information that may be required by any New Money DIP Lender;

(xiv) upon the entry of the Interim Order, the DIP Agent shall, for the benefit of the DIP Agent and the DIP Lenders, have valid, perfected and enforceable first priority or superpriority priming, as applicable, liens on the DIP Collateral to the extent set forth in the Interim Order, subject only to the Carve-Out and the liens permitted by the DIP Loan Documents;

(xv) there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Cases) in any court or before any governmental authority that, in the reasonable opinion of the DIP Agent, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect;

(xvi) any proceeds of the termination, offset, modification or other unwind or monetization of prepetition hedge agreements received by the Borrower, Guarantors, or their subsidiaries prior to the effectiveness of the DIP Facility shall have been applied to the obligations under the Prepetition Credit Agreement on a pro rata basis and after giving effect to such application and other ordinary course payments of the Prepetition Loans prior to the Petition Date, there shall not be more than $2.005 billion of aggregate exposure (including Loans and participations in Letters of Credit under the Prepetition RBL Facility as of the Petition Date (and, for the avoidance of doubt, there shall be no exposure in respect of Swingline Loans));

(xvii) on or prior to the Petition Date, the Borrower shall have executed the Commitment Letter dated as of June 28, 2020 by and among the Borrower and each Commitment Party (as defined therein) (the “Commitment Letter”);

(xviii) the Debtors shall have obtained documentation evidencing a $600 million equity commitment and/or a committed backstopped equity rights offering reasonably acceptable to the DIP Agent and the Majority DIP Lenders, subject only to Bankruptcy Court approval, it being understood that the draft of the Backstop Commitment Agreement provided to, and accepted by, the DIP Agent prior to the Petition Date is satisfactory to the DIP Agent and the Majority DIP Lenders; and

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[(xix) such other deliverables as the DIP Agent and the Prepetition Agent may require.][4]

Modifications of the Financing Orders shall require approval of the DIP Agent and the Prepetition Agent in their sole discretion; provided that modifications of the Financing Orders that are materially adverse to the DIP Lenders shall also require approval of the Majority DIP Lenders.

Representations and Warranties:

Each of the Debtors under the DIP Loan Documents will make the representations and warranties set forth in Article VIII of the Prepetition Credit Agreement and the other Prepetition Loan Documents (other than any representation of warranty in respect of solvency), modified as necessary to reflect the filing of the Cases and the Debtors’ financial condition, other representations and warranties customarily found in loan documents for similar debtor-in-possession financings, and with such other modifications and such other representations and warranties as the DIP Agent may require, including, but not limited to:

(a) orders of the Bankruptcy Court related to the financing contemplated by the DIP Facility remain in effect;

(b) there are no defaults under material agreements arising after the Petition Date, (i) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) for which exercise of remedies would not be stayed by section 362 of the Bankruptcy Code; and

(c) the Debtors have not failed to disclose any material assumptions with respect to the Initial Approved Budget and, as of the Closing Date, affirm the reasonableness of the assumptions in the Initial Approved Budget in all material respects, subject to customary qualifiers.

Milestones:

Each of the Debtors will agree to comply with the following deadlines (each of which may be extended as set forth further below or with the prior written consent of the DIP Agent and Majority DIP Lenders without further order of the Bankruptcy Court) (collectively, the “Milestones”):

(a)           The Bankruptcy Court shall have entered the Interim Order no later than 5 days after the Petition Date;

(b)           No later than the date that is 30 days after the Petition Date, the Debtors shall have filed a motion, in form and substance acceptable to the DIP Agent, seeking (i) approval of all fees to be paid with respect to the Exit Facilities and (ii) authority to pay the upfront fees, arranger fees, and any other fees under the Exit Facilities Term Sheet earned and payable prior to the effective date of a plan of reorganization (the “Exit Facilities Motion”).

(c)           The Bankruptcy Court shall have entered the Final Order no later than 35 days after the Petition Date;

(d)           No later than the date that is 60 days after the Petition Date, the Debtors shall have (i) obtained Bankruptcy Court approval of the relief requested in the Exit Facilities Motion and (ii) paid the upfront fees, arranger fees, and all other fees then earned and payable (as described in the Exit Facilities Term Sheet);

(e)           The Debtors shall file a chapter 11 plan (a “Plan”) and a disclosure statement for the Plan (a “Disclosure Statement”) that provides for treatment acceptable to the DIP Lenders (or such Plan provides for the indefeasible repayment of the DIP Obligations and obligations under the Prepetition RBL Facility in full in cash on the Effective Date and as a condition to emergence) (such Plan, an “Approved Plan”, such Disclosure Statement, an “Approved Disclosure Statement”, and together with an Approved Plan, collectively an “Approved Plan and Disclosure Statement”), in each case, no later than 90 days after the Petition Date; provided, that for so long as the Restructuring Support Agreement is in effect the treatment provided in the Restructuring Support Agreement is acceptable to the DIP Lenders;

(f)            No later than the date that is 90 days after the Petition Date, the Court shall have entered the Backstop Commitment Agreement Approval Order (as defined in the Restructuring Term Sheet) and the Backstop Commitment Agreement shall remain effective and binding on the parties thereto;

(g)           the Debtors shall have filed a motion for approval of the Approved Disclosure Statement no later than 120 days after the Petition Date;

(h)           the Approved Disclosure Statement shall be approved by the Bankruptcy Court by the date that is no later than 160 days after the Petition Date;

(i)            the Bankruptcy Court shall have entered an order confirming the Approved Plan by the date that is no later than 195 days after the Petition Date; and

(j)            the effective date of the Approved Plan (the “Effective Date”) shall have occurred by the date that is no later than 220 days after the Petition Date; provided that this milestone shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet (as defined in the Restructuring Support Agreement.

4             To be omitted from definitive credit agreement.

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The Milestones consisting of the entry of orders or judicial resolution by the Bankruptcy Court shall be automatically extended (the “COVID-19 Extensions”) by five (5) business days to the extent it is not reasonably feasible to hold and conclude a hearing (if necessary) prior to the applicable Milestone as a result of the closure of the Bankruptcy Court due to the events or circumstances surrounding the virus known as COVID-19 (and the DIP Agent shall be deemed to have automatically agreed to such extension).

If the Debtors fail to satisfy clause (e) or (f) above, then the Required Plan Sponsors, for the benefit of all Consenting FLLO Term Loan Facility Lenders and Consenting Second Lien Noteholders (each as defined in the Restructuring Support Agreement) and the DIP Agent shall each have the right to appoint a board observer, effective immediately, who shall attend any board of directors meetings and management meetings concerning the restructuring (it being understood that nothing herein prohibits or otherwise limits the board of directors from meeting in executive session; provided that if any officer attends such executive session concerning the restructuring the board observer shall also attend). In consideration for the immediate and effective appointment of the DIP Agent’s board observer, the Milestones shall be extended as follows: (a) the Debtors shall file an Approved Plan and Disclosure Statement, and a motion to approve such Approved Disclosure Statement, in each case, on or before a date that is 135 days following the Petition Date; (b) such Approved Disclosure Statement shall have been approved by Bankruptcy Court by the date that is no later than 165 days after the Petition Date; (c) the Bankruptcy Court shall have entered an order confirming such Approved Plan by the date that is no later than 200 days after the Petition Date; and (d) the Effective Date of such Approved Plan shall have occurred by the date that is no later than 220 days after the Petition Date, provided that this milestone (d) shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet (as defined in the Restructuring Support Agreement).

If the Milestone set forth in clause (e) above is not satisfied on or before the date that is 135 days following the Petition Date, then (x) at the request of the DIP Agent, the Debtors shall immediately take all actions necessary on an expedited basis to implement the appointment of a Chief Restructuring Officer (“CRO”) acceptable to the DIP Agent in its sole discretion who shall (i) be vested with the executive authority to oversee the Debtors’ restructuring, subject to oversight by the board of directors in accordance with applicable law, (ii) attend any board of directors meetings and management meetings concerning the restructuring (it being understood that nothing herein prohibits or otherwise limits the board of directors from meeting in executive session; provided that if any officer attends such executive session concerning the restructuring the CRO shall also attend), (iii) report directly to the board of directors, (iv) provide updates to the Bankruptcy Court; and (v) otherwise satisfy the requirements of 11 U.S.C. §327; and (y) the Debtors’ shall file an Approved Plan on or before the date that is 180 days after the Petition Date that has been approved by the CRO.

Upon Bankruptcy Court approval and appointment of the CRO, the Milestones shall be extended as follows: (a) an Approved Disclosure Statement, and the motion to approve such Approved Disclosure Statement, shall be filed with an Approved Plan approved by the CRO on or before the date that is 180 days following the Petition Date; (b) such Approved Disclosure Statement shall have been approved by Bankruptcy Court by the date that is no later than 210 days after the Petition Date; (c) the Bankruptcy Court shall have entered an order confirming such Approved Plan by the date that is no later than 245 days after the Petition Date; and (d) the Effective Date of such Approved Plan shall have occurred by the date that is no later than 260 days after the Petition Date, provided that this milestone (d) shall be automatically extended to the extent necessary, but in no event longer than for fifteen (15) consecutive business days to allow for the expiration of the marketing period under the Exit Facilities Term Sheet (as defined in the Restructuring Support Agreement); provided, further, that in no event shall the Plan Effective Date extend beyond the Scheduled Maturity Date.

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Mandatory Prepayments:	The Borrower shall prepay the Revolving DIP Loans, without premium or penalty, at any time that the outstanding principal amount of Revolving DIP Loans (and any exposure in respect of letters of credit issued pursuant to the letter of credit sub-facility) exceeds the Revolving DIP Loan Commitments.

Reporting and Information:

The DIP Loan Documents will contain the reporting and information covenants made by the Debtors under the Prepetition Credit Agreement (including those set forth in Sections 9.1 and 9.2 thereof) and the other Prepetition Loan Documents, modified in a customary manner to reflect the nature and tenor of the DIP Facility. Without limiting the foregoing, such reporting and information covenants shall include provision to the DIP Agent (for circulation to the DIP Lenders) of:

(a) all reports (including engineering and reserve reports) currently provided by the Debtors to the Prepetition Agent under the Prepetition Loan Documents (collectively, a “Reserve Report”); provided, however, that Reserve Reports shall be provided quarterly beginning July 1, 2020 on terms substantially similar to those contained in the Prepetition Credit Agreement with respect to “Internal Reserve Reports”; provided further that the Reserve Report to be provided on April 1, 2021 shall be prepared by an approved third party engineer on terms substantially similar to those contained in the Prepetition Credit Agreement for such reports. All Reserve Reports will be prepared using 4-year NYMEX strip pricing adjusted for applicable differentials and DIP Hedges and held flat after such 4-year period at the average of the 37th month through the 48th month’s price (“Strip Pricing”);

(b) within 20 days of month end, monthly production reports and lease operating statements for the previous month and monthly hedge schedule;

(c) within 30 days of month end, unaudited monthly balance sheet and income statement together with a compliance certificate; and

(d) any other business or financial information which may be reasonably requested by the DIP Agent;

Without limiting the generality of the foregoing, the Debtors shall deliver to the DIP Agent (i) Variance Reports (as defined below); (ii) copies of any motions to be filed by or on behalf of any Debtor in the Cases at least two (2) business days prior to such filing (or, if not practicable, as soon as reasonably practicable), (iii) all notices required to be given to all parties specified in any Financing Order; and (iv) such other information (including access to the Debtors’ books, records, personnel and advisors) as the DIP Agent may reasonably request.

No later than the date that is the 15th business day after the end of each month, the Debtors shall deliver to the DIP Agent and DIP Lenders in a form reasonably acceptable to the DIP Agent: a detailed forward-looking rolling three-month forecast of capital expenditures by basin and category (the “Capital Expenditure Report”) including, as applicable, a report from a financial officer comparing the capital expenditures on an accrual basis for the current month to the same period in the prior month’s Capital Expenditure Report and addressing any variance of actual performance to the Capital Expenditure Report for the prior month.

Budget; Variance Covenant; Other Financial Covenants:

On July 30, 2020 (the “Initial Reporting Date”), the Debtors shall prepare for the DIP Agent’s and DIP Lenders’ review and the DIP Agent’s and Majority DIP Lenders’ consent an updated thirteen-week (13-week) detailed cash projection, which shall be thereafter updated, as necessary, but shall not be updated less than once every four weeks (each, a “Proposed Budget”). Upon the Debtors’ receipt of the DIP Agent’s and Majority DIP Lenders’ consent to a Proposed Budget, (such consent not to be unreasonably conditioned, delayed, or withheld; provided that the DIP Agent and DIP Lenders shall have no less than five (5) business days to review and respond to the Proposed Budget) which approval shall be in the DIP Agent’s and Majority DIP Lenders’ reasonable discretion, such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Variance Limit). The Debtors may submit additional Proposed Budgets to the DIP Agent and DIP Lenders, but until the DIP Agent and Majority DIP Lenders consent to such Proposed Budget, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative Approved Budget.

Beginning on July 9, 2020, and on the Thursday of each calendar week thereafter, the Debtors shall deliver to the DIP Agent, in a form consistent with the form of the Approved Budget, a variance report comparing the Debtors’ actual receipts and disbursements by line item for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Approved Budget for such weeks, which variance report shall include a report from a financial officer of the Debtors (the “Weekly Variance Report”).

No later than 4:00 p.m. Central Time on the Initial Reporting Date and on each Thursday thereafter that is the four (4)-week anniversary of the Initial Reporting Date (each such date, a “Monthly Variance Testing Date” and each such four-week period, the “Monthly Testing Period”), the Debtors shall provide to the DIP Agent (for circulation to the DIP Lenders) and the Prepetition Agent a report detailing (i) the aggregate disbursements of the Debtors and aggregate receipts during the applicable Monthly Testing Period for (a) LOE and capital expenditures on a combined basis, (b) all other operating disbursements (excluding LOE and capital expenditures), and (c) Debtors’ professionals’ fees; and (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements made during such Monthly Testing Period by the Debtors against the aggregate disbursements for the Monthly Testing Period, as set forth in the applicable Approved Budget (a “Monthly Variance Report,” together with the Weekly Variance Report, the “Variance Reports”).

The Debtors shall comply with the following (collectively, the “Variance Covenant”):

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As of any Monthly Variance Testing Date, for the Monthly Testing Period ending on the Sunday preceding such Monthly Variance Testing Date, the Debtors shall not allow: (i) LOE and capital expenditures on a combined basis to be greater than 110% of the estimated disbursement for such items in the Approved Budget; (ii) all other operating disbursements (excluding LOE and capital expenditures) to be greater than 115% of the estimated disbursement for such items in the Approved Budget, and (iii) Debtors’ professionals’ fees to be greater than 110% of the estimated disbursement for such items in the Approved Budget, each for such Monthly Testing Period (collectively, the “Variance Limit”). Additional variances, if any, from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to the DIP Agent’s reasonable approval. For the avoidance of doubt, any reference to “written consent” hereunder shall include consent granted by email.

Asset Coverage Ratio. The Debtors will not permit, as of the date of delivery of each Reserve Report, the ratio of (a) PDP PV10 (as determined in such Reserve Report and including, for the avoidance of doubt, the present value of DIP Hedges) to (b) the sum of (i) the aggregate amount of all Revolving DIP Loans (and any exposure in respect of letters of credit issued pursuant to the letter of credit sub-facility) plus (ii) the aggregate principal amount of all Roll-Up Loans plus (iii) the aggregate principal amount of all Prepetition Loans, in each case outstanding as of such date, to be less than 1.25 to 1.0.

Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan and incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan and incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the DIP Agent and Majority DIP Lenders (it being agreed and understood that the KERP of the Borrower effective as of May 1, 2020 for which the Borrower will seek Bankruptcy Court approval shall be permitted).

Affirmative and Negative Covenants:

The DIP Loan Documents will contain the affirmative and negative covenants made by the Debtors under the Prepetition Credit Agreement and the other Prepetition Loan Documents, with such modifications thereto and such other affirmative and negative covenants as the DIP Agent and the New Money DIP Lenders shall require; provided that the negative covenants made by the Debtors under the Prepetition Credit Agreement and the other Prepetition Loan Documents will be modified to eliminate the baskets and carve-outs set forth therein (other than baskets and carve-outs to be agreed in the DIP Loan Documents limited to those necessary for the Debtors to run their business in the ordinary course of business) and additional restrictions on the following:

(a) disposing of assets outside of the ordinary course of business (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363) in respect of transactions for total net cash proceeds of more than $5 million in the aggregate for each fiscal year (other than as contemplated by the procedures for de minimis asset transactions authorized and approved by the Bankruptcy Court);

(b) paying prepetition indebtedness, except as expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the DIP Agent; and

(c) asserting any right of subrogation or contribution against any other Debtors until all borrowings under the DIP Facility are paid in full and the Revolving DIP Loan Commitments are terminated.

The DIP Loan Documents will contain an affirmative covenant that the Debtors will provide written notice to the DIP Agent and the Prepetition Agent if any of the Debtors intend to provide information with respect to the Prepetition Loan Documents to a party in interest or is compelled to provide such information by order of the Bankruptcy Court.

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Events of Default:	“Events of Default” shall include events of default customarily found in loan documents for similar debtor-in-possession financings, with such modifications as the DIP Agent may require, including the occurrence of any of the following:

(i) the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, or modified or amended without the prior written consent of the DIP Agent and, if such modification or amendment is materially adverse to the DIP Lenders, the Majority DIP Lenders;

(ii) the Final Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, modified or amended without the prior written consent of the DIP Agent and, if such modification or amendment is materially adverse to the DIP Lenders, the Majority DIP Lenders, or shall not have been entered within 35 days after the entry of the Interim Order (subject to any COVID-19 Extensions); provided such time may be extended by agreement among the Borrower and DIP Agent;

(iii) the inaccuracy in any material respect of any representation of any Debtor when made or deemed made;

(iv) failure of any Debtor (a) to comply with the Variance Covenant, (b) to satisfy any Milestone, (c) to have an Approved Budget; (d) to comply with any negative covenant or certain other customary affirmative covenants in the DIP Loan Documents or with any other covenant or agreement contained in the Financing Orders in any respect or (e) to comply with any other covenant or agreement contained in the DIP Loan Documents, subject, in the case of the foregoing clause (e), to a grace period of 30 days;

(v) (a) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 Trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Debtor (powers beyond those expressly set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other super-priority claim (other than the Carve-Out (as defined below) and in respect of the DIP Hedges) or grant of any other lien (including any adequate protection lien) which is pari passu with or senior to the claims and liens of the DIP Agent or the Prepetition Agent shall be granted in any of the Cases, or (c) the filing of any pleading by any Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (v);

(vi) other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget (A) in respect of accrued payroll and related expenses as of the commencement of the Cases, (B) in respect of adequate protection payments set forth herein and consented to by the DIP Agent or otherwise permitted under the terms of the Collateral Trust Agreement (as defined below) or the Intercreditor Agreement (as defined below), as applicable, or (C) in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders satisfactory to the DIP Agent, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness or payables (including without limitation, reclamation claims);

(vii) the Bankruptcy Court shall enter one or more orders during the pendency of the Cases granting relief from the automatic stay to the holder or holders of any lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor or the Debtors that have an aggregate value in excess of $7.5 million without the prior written consent of the DIP Agent;

(viii) the Termination Date (as defined below) shall have occurred;

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(ix) the Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates for any reason;

(x) any Debtor petitions the Bankruptcy court to obtain additional financing pari passu or senior to the DIP Facility without the consent of the DIP Agent (other than the Carve-Out or as contemplated under the Hedging Order);

(xi) failure of any Debtor to comply with the terms of the applicable Financing Order;

(xii) the consensual use of prepetition Cash Collateral is terminated;

(xiii) (A) the Debtors engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the Prepetition Loan Documents or the liens on or security interest in the assets of the Debtors securing the DIP Obligations or the Prepetition Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the such indebtedness or (B) the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Agent, any DIP Lender, the Prepetition Agent or any Prepetition Lender; provided, however, that it shall not constitute an Event of Default if any of the Debtors provides information with respect to the Prepetition Loan Documents to a party in interest or is compelled to provide information by an order of the Bankruptcy Court;

(xiv) any person shall obtain a Section 506(a) judgment or similar determination with respect to the Prepetition Obligations;

(xv) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against any of the DIP Collateral;

(xvi) the consummation of a sale of any material portion of the DIP Collateral (other than a sale in the ordinary course of business that is contemplated by the Approved Budget) without the advance written consent of the DIP Agent and Majority DIP Lenders if such sale or other transaction does not satisfy the DIP Obligations in full in Cash;

(xvii) the confirmation of a plan of reorganization or liquidation that does not provide for treatment acceptable to the DIP Lenders, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the DIP Obligations and obligations under the Prepetition RBL Facility in full, in cash on the effective date of such plan;

(xviii)  entry of an order by the Bankruptcy Court in favor of the statutory committee of unsecured creditors (the “Creditors’ Committee”), if any, appointed in the Cases, any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the DIP Agent or any of the DIP Lenders, (ii) avoiding any liens held by the DIP Agent or any of the DIP Lenders, (iii) sustaining an objection to claims of the Prepetition Agent or any of the Prepetition Lenders, or (iv) avoiding any liens held by the Prepetition Agent or any of the Prepetition Lenders except as otherwise agreed by the Prepetition Agent in writing; or

(xix) if (i) that certain Collateral Trust Agreement dated December 19, 2019 by and between MUFG Union Bank, N.A., as Collateral Trustee and Revolver Agent, and GLAS USA LLC, as Original Term Loan Agent, and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated) (the “Collateral Trust Agreement”), or that certain Intercreditor Agreement dated as of December 19, 2019 by and between MUFG Union Bank, N.A., as Priority Lien Agent, and Deutsche Bank Trust Company Americas, as Second Lien Collateral Trustee, and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated) (the “Second Lien Intercreditor Agreement”, and together with the Collateral Trust Agreement, collectively, the “Intercreditor Agreements”) shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any party thereto or any holder of the liens subordinated thereby, or be amended, modified or supplemented to cause the liens securing the obligations of the FLLO Agent or Second Lien Collateral Trustee to be senior or pari passu in priority to the liens securing the obligations under the Prepetition Loan Documents without the consent of the Prepetition Agent, (ii) the Borrower takes any action inconsistent with the terms of any Intercreditor Agreement (other than in connection with an Approved Plan), (iii) any person bound by any Intercreditor Agreement takes any action inconsistent with the terms thereof and the Borrower shall fail to promptly take commercially reasonable actions necessary to oppose such action or (iv) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of any Intercreditor Agreement and is adverse to the interests of the Prepetition Agent or Prepetition Lenders.

Upon the occurrence and during the continuance of any Event of Default, upon the direction of the Majority DIP Lenders, the DIP Agent shall accelerate the DIP Obligations and, thereafter, may take all or any of the following actions without further order of or application to the Bankruptcy Court,[5] provided that in the case of the enforcement of liens or other remedies with respect to DIP Collateral pursuant to clause (2) below, the DIP Agent shall provide the Debtors (with a copy to any counsel for the Creditors’ Committee appointed in the Cases and to the United States Trustee) with five (5) business days’ prior written notice (the “Enforcement Notice Period”) and file such notice on the docket in the Cases, during which Enforcement Notice Period any such party must file a pleading in opposition to the DIP Agent’s exercise of its rights and remedies and seek an emergency hearing prior to the conclusion of the Enforcement Notice Period and provided further, that in any hearing following such notice, the only issue that may be raised by any party in opposition to the actions proposed or available to be taken by the DIP Agent shall be whether, in fact, an Event of Default has occurred and is continuing:

5 The Financing Orders will include similar language modifying automatic stay to permit Prepetition Agent to terminate right to use Cash Collateral in the event of a default.

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(1) declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable and terminate, as applicable, any further commitments under the DIP Facility and/or terminate, as applicable, the right of the Debtors to use Cash Collateral; and

(2)  charge the default rate of interest under the DIP Facility and take any other action or exercise any other right or remedy (including without limitation, with respect to the liens in favor of the DIP Agent on behalf of the DIP Lenders) permitted under the DIP Loan Documents or applicable law.

Unless during the Enforcement Notice Period the Bankruptcy Court determines that an Event of Default has not occurred (or that no Event of Default that has occurred is continuing), the DIP Agent shall have relief from the automatic stay without further notice or order and may foreclose on all or any portion of the DIP Collateral or otherwise exercise remedies against the DIP Collateral.

Without limiting the foregoing, but subject to the Enforcement Notice Period, upon the occurrence and during the continuation of an Event of Default, each DIP Lender (and its respective affiliates, including its various branches and offices) shall have the authority, subject to obtaining the prior written consent of the DIP Agent and to the fullest extent permitted by applicable law, to set off and apply any and all deposits (of whatever type and in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such DIP Lender (or its affiliate) to or for the credit or account of any Borrower against any and all of the DIP Obligations of such Borrower to such Lender; provided that the DIP Credit Agreement shall contain provisions with respect to setoff (and sharing of proceeds of setoff) substantially similar to the Prepetition Credit Agreement and except that the application of any proceeds from any such set off right shall be subject to the payment priority with respect to the Revolving DIP Loans described above. The foregoing right of setoff shall apply irrespective of whether such DIP Lender has made any demand under the DIP Loan Documents and even if the DIP Obligations of the Borrower are contingent or unmatured.

Maturity/Termination Date:

The DIP Facility and the Debtors’ right to use Cash Collateral (as applicable) shall automatically terminate without further notice or court proceedings on the earliest to occur of (i) nine (9) months after the Petition Date (the “Scheduled Maturity Date”); (ii) the date of termination of the Revolving DIP Loan Commitment and/or acceleration of any outstanding borrowings under the DIP Facility pursuant to an Event of Default; (iii) subject to the COVID-19 Extension, the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto; (iv) conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the DIP Agent and Majority DIP Lenders; (v) dismissal of any of the Cases, unless otherwise consented to in writing by the DIP Agent and the Majority DIP Lenders; (vi) the closing of a sale of substantially all of the equity or assets of the Debtors (unless done pursuant to a confirmed chapter 11 plan); (vii) the date of repayment in cash in full by the Debtors of all DIP Obligations and termination of the Revolving DIP Loan Commitment in accordance with the terms of the DIP Facility; and (viii) the effective date of any Debtor’s plan of reorganization confirmed in the Cases (the “Termination Date”), unless extended, as to the DIP Facility, with the prior written consent of the DIP Agent and, in the case of clause (i), the New Money DIP Lenders and, in the case of clauses (ii) – (viii), the Majority DIP Lenders, and as to the use of Cash Collateral, with the prior written consent of the Prepetition Agent and Majority Lenders.

Assignments and Participations:

The DIP Lenders will be permitted to assign DIP Facility Loans and Revolving DIP Loan Commitments under the DIP Facility with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) unless an Event of Default has occurred and is continuing or unless such assignments are to other DIP Lenders or affiliates or approved funds thereof. All assignments will require the consent of the DIP Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount not less than $5 million(or a lesser amount if the assigning DIP Lender’s aggregate Revolving DIP Loans, Roll-Up Loans, or Revolving DIP Loan Commitments, as applicable, amount to less than $5 million), except in the case of an assignment to a DIP Lender or an Affiliate of a DIP Lender or an assignment of the entire remaining amount of the assigning DIP Lender’s Revolving DIP Loans, Roll-Up Loans, or Revolving DIP Loan Commitments, as applicable. Subject to the limitations above, New Money DIP Lenders will be permitted to assign their respective Revolving DIP Loans and Revolving DIP Loan Commitments independently from such DIP Lender’s Roll-Up Loans, and vice versa.

The New Money DIP Lenders will be permitted to sell participations in DIP Facility Loans and Revolving DIP Loan Commitments without restriction. Voting rights of participants shall be limited to matters consistent with the Prepetition Credit Agreement.

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Adequate Protection for Prepetition Agent, Prepetition Lenders, FLLO Agent, FLLO Lenders, Second Lien Collateral Trustee and Holders of Second Lien Notes :

The Prepetition Agent shall receive the following as adequate protection for the benefit of the Prepetition Lenders:

(i)  a super-priority claim under Section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and unsecured claims now existing or after arising, provided, however, that such super-priority claim shall be junior and subject to the Carve-Out, the super-priority claim of the DIP Agent for the benefit of the DIP Lenders in respect of the DIP Facility and the super-priority claim in respect of the DIP Hedges;

(ii)  a second priority, valid, enforceable, fully perfected security interest in and replacement lien on the DIP Collateral, subordinate only to (a) the liens of the DIP Agent for the benefit of the DIP Lenders in respect of the DIP Facility and the liens securing the DIP Hedges, (b) Permitted Liens, and (c) the Carve-Out;

(iii)  the reasonable, documented out-of-pocket fees, costs and expenses incurred or accrued by the Prepetition Agent (the foregoing to include all unpaid prepetition fees, costs and expenses) in connection with any and all aspects of the Debtors’ Cases, and including the reasonable and documented out-of-pocket fees and expenses of the legal and financial advisors and investment bankers to the Prepetition Agent and other professionals, hired by or on behalf of the Prepetition Agent;

(iv) upon closing of the DIP Facility, payment of all accrued and unpaid interest at the non-default rate of L + 3.5% (with a LIBOR floor of 0.00%) and fees then owing under the Prepetition Credit Agreement; and

(v) so long as the loans under the Prepetition Credit Facility (the “Prepetition Loans”) shall not have become Roll-Up Loans, the Prepetition Lenders shall be entitled to cash payment of all interest accruing post-petition under the Prepetition Loan Documents at the non-default rate of L + 3.5% (with a LIBOR floor of 0.00%) and fees as and when due pursuant to the Prepetition Loan Documents;

provided, however, that (x) the adequate protection claims and liens described in the preceding clauses (i) and (ii) shall be granted only to the extent of any diminution in the value of any Cash Collateral or other collateral arising as a result of (A) the use, sale, or lease of Cash Collateral or other collateral, (B) the granting of priming liens to secure the DIP Facility or (C) the imposition of the automatic stay, and (y) the adequate protection claim described in the preceding clause (i) and the adequate protection liens described in the preceding clause (ii) shall not attach to any Avoidance Actions but shall attach to any Avoidance Action Proceeds, subject to entry of the Final Order.

The Financing Orders shall provide for adequate protection in the form of replacement liens and superpriority claims, financial reporting and rights of access and information, payment of fees and expenses of professionals (as described below) for the benefit of (i) GLAS USA, LLC (“FLLO Agent”), as administrative agent under that certain Term Loan Agreement, dated as of December 19, 2019 (the “FLLO Term Loan”) or the lenders thereunder (the “FLLO Lenders”) or (ii) Second Lien Collateral Trustee or holders of Second Lien Notes to the extent permitted by the Intercreditor Agreements.

The foregoing adequate protection liens shall be deemed automatically perfected as of the Petition Date without further action, although if the DIP Agent, the Prepetition Agent, the FLLO Agent, or the Second Lien Collateral Trustee determine to file any financing statements, notice of liens or similar instruments, the Debtors will cooperate and assist in any such filings and the automatic stay shall be lifted to allow such filings.

The Debtors will pay the fees and expenses of professionals of (i) the collateral trustee under the Collateral Trust Agreement (including Paul Hastings LLP), (ii) the FLLO Term Loan Facility Administrative Agent (including Arnold & Porter Kaye Scholer LLP and one local counsel in the relevant jurisdiction), (iii) the FLLO Ad Hoc Group (including Davis Polk & Wardwell LLP, Vinson & Elkins LLP, one local counsel in each other relevant local jurisdiction, and Perella Weinberg Partners LP) ((ii)-(iii), collectively the “FLLO Professionals”), (iv) the Second Lien Collateral Trustee (including Morgan, Lewis & Bockius LLP and one local counsel in the relevant jurisdiction) and (v) Franklin (including Akin Gump Strauss Hauer & Feld LLP, one local counsel in each other relevant local jurisdiction, Moelis & Company LLC and FTI Consulting, Inc.) ((iv)-(v), collectively, the “Second Lien Professionals”); provided that (x) the payment of the fees and expenses of the FLLO Professionals shall only be payable as a form of adequate protection for so long as (1) the Restructuring Support Agreement has not been terminated as to the DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or FLLO Ad Hoc Group, or (2) an alternative restructuring support agreement or similar agreement with respect to the restructuring of the Debtors’ debt and businesses remains in effect between the DIP Agent, the DIP Lenders, 66.67% of the  Revolving Credit Facility Lenders, and the FLLO Ad Hoc Group, in each case, at which time such adequate protection shall terminate, provided further that in the event such adequate protection payments terminate pursuant to the foregoing, (a) all parties shall retain all rights pursuant to the Collateral Trust Agreement, which rights are fully reserved, including, without limitation, the rights, if any, of the Existing FLLO Agent or Existing FLLO Lenders to seek different or additional adequate protection in accordance with section 6.02(f) of the Collateral Trust Agreement and (b) the Debtors shall pay all fees and expenses of the FLLO Professionals incurred prior to termination of the payment of the fees and expenses of the FLLO Professionals as a form of adequate protection as described herein; and (y) the payment of the fees and expenses of the Second Lien Professionals shall only be payable as a form of adequate protection for so long as the Restructuring Support Agreement has not been terminated as to the Debtors, DIP Lenders, Required Consenting Revolving Credit Facility Lenders, or Franklin (at which time such adequate protection shall terminate), provided further that in the event such adequate protection payments terminate pursuant to the foregoing, (a) all parties shall retain all rights pursuant to the Intercreditor Agreement, including, without limitation, the rights, if any, of such parties to seek different or additional adequate protection in accordance with section 4.02(f) of the Intercreditor Agreement and (b) the Debtors shall pay all fees and expenses of the Second Lien Professionals incurred prior to termination of the payment of the fees and expenses of the Second Lien Professionals as a form of adequate protection as described herein. This provision shall survive termination of the Restructuring Support Agreement.

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Carve-Out:	[See Exhibit A hereto.]

Estate Professional Fees:	Financing Orders to include language confirming that nothing in such orders or otherwise shall be construed as consent to the allowance of any fees, expenses, reimbursement or compensation sought by any professional retained by the Debtors or the Creditors’ Committee, or shall affect the right of any party in interest, including any DIP Secured Party or any Prepetition Secured Party, to object to the allowance and payment of any such fees, expenses, reimbursement or compensation.

Section 506(c) Waiver:	Except to the extent of the Carve-Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any collateral pursuant to Section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent, the Prepetition Agent, the FLLO Agent, and the Existing Second Lien Notes Trustee (as defined in the Financing Orders) and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Secured Parties, the Existing RBL Secured Parties, the Existing FLLO Secured Parties or the Existing Second Lien Secured Parties (each as defined in the Financing Orders); provided that the Debtors shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP Secured Parties, the Existing RBL Secured Parties, the Existing FLLO Secured Parties, or the Existing Second Lien Secured Parties upon the DIP Collateral, the Existing RBL Collateral, the Existing FLLO Collateral, or the Existing Second Lien Collateral, as applicable (each as defined in the Financing Orders); provided further that the foregoing waivers shall be without prejudice to any provisions of the Final Order with respect to costs or expenses incurred following entry of such Final Order.

Waiver of Marshaling:	Except to the extent of the Carve Out, (i) in connection with any disposition of or exercise of rights and remedies with respect to the DIP Collateral, the DIP Agent may use commercially reasonable efforts to first apply proceeds of the DIP Collateral that is not Existing Collateral to satisfy the DIP Obligations before applying proceeds of DIP Collateral that is Existing Collateral to satisfy the DIP Obligations and (ii) in no event shall any of the DIP Secured Parties, any of the Existing RBL Secured Parties, the Existing FLLO Secured Parties, or the Existing Second Lien Secured Parties (each as defined in the Financing Orders) be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the collateral securing the DIP Obligations, the RBL Adequate Protection Obligations, the Existing RBL Obligations, the FLLO Adequate Protection Obligations, the Existing FLLO Obligations, the Second Lien Adequate Protection Obligations, or the Existing Second Lien Obligations (each as defined in the Financing Orders).

Section 552(b):

The DIP Secured Parties and the Existing Secured Parties (each as defined in the Financing Orders) shall be entitled to all of the rights and benefits of Section 552(b) of the Bankruptcy Code, the “equities of the case” exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their collateral, and no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the collateral under Section 552(b) of the Bankruptcy Code (subject to any provisions of the Final Order with respect to costs or expenses incurred following the entry of such Final Order).

Furthermore, the Debtors and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of DIP Liens, Existing Liens or the Adequate Protection Liens (each as defined in the Financing Orders) on any property acquired by any of the Debtors or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, DIP Secured Parties and the Existing Secured Parties (each as defined in the Financing Orders) upon the DIP Collateral or the Existing Collateral (as defined in the Financing Orders), as applicable (subject to any provisions of the Final Order with respect to costs or expenses incurred following the entry of such Final Order).

No Priming or Pari Passu Liens:	No order shall be entered authorizing or approving any liens or encumbrances on the DIP Collateral or the Prepetition Collateral, as applicable, senior to or pari passu with the liens of the Prepetition Agent for the benefit of the Prepetition Lenders, or the DIP Agent for the benefit of the DIP Lenders other than as otherwise contemplated herein.

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Acknowledgement/Stipulations:	The Debtors shall stipulate and acknowledge (i) to the amount, validity, priority and enforceability of the Obligations (as defined in the Prepetition Credit Agreement) under the Prepetition Loan Documents, (ii) that the Prepetition Agent for the benefit of the Prepetition Lenders has a valid, enforceable and fully perfected first priority lien in all of the collateral under the Prepetition Loan Documents (the “Prepetition Collateral”), including Cash Collateral, and all proceeds thereof, subject only to the DIP Liens, the Permitted Liens, and the Carve-Out, and (iii) that the Prepetition Collateral is declining in value on a daily basis as the result of the Debtors’ business operations, including current levels of resource extraction, capital expenditure, and cash flow. The Debtors shall provide a full release to DIP Secured Parties and the Existing Secured Parties (each as defined in the Financing Orders), which would not bind the Creditors’ Committee or other party in interest until the expiration of the period described in the paragraph below titled “Challenge Period”.

Challenge Period:

The Financing Orders shall establish a deadline that (i) in the case of a Creditors’ Committee, is no earlier than thirty (30) days after the appointment of such committee, but in any event is within sixty (60) days of the Petition Date, or (ii) in the case of any other party in interest, is within forty (40) days of the Petition Date, by which the Creditors’ Committee, or any creditor or other party-in-interest (in any case, which has obtained the requisite standing) must commence an adversary proceeding, if at all, against the Prepetition Agent or the Prepetition Lenders for the purpose of challenging the validity, extent, priority, perfection and enforceability of the prepetition secured debt under the Prepetition Credit Agreement or the other Prepetition Loan Documents, or the liens, claims and security interests in the Prepetition Collateral in favor of the Prepetition Agent or the Prepetition Lenders or otherwise asserting any claims or causes of action against the Prepetition Agent or such Prepetition Lenders on behalf of the Debtors’ estates; provided, however, that nothing contained in this term sheet, the DIP Loan Documents or the Financing Orders shall be deemed to confer standing on the Creditors’ Committee or any other party in interest to commence such an adversary proceeding. If such an adversary proceeding is not commenced within such period, then the DIP Secured Parties and the Existing Secured Parties (each as defined in the Financing Orders) shall automatically receive full waivers and releases provided in the Financing Orders and the liens of the Prepetition Agent on behalf of the Prepetition Lenders shall be valid, perfected, enforceable and unavoidable without any further action by the Prepetition Agent or Prepetition Lenders under the terms of the Financing Orders.

None of the Carve-Out, any Cash Collateral, the DIP Facility Loans, the DIP Collateral or the Prepetition Collateral, may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to, the DIP Loan Documents or the Prepetition Loan Documents, or the security interests and liens securing any of the DIP Obligations or Prepetition Obligations, or to fund prosecution or assertion of any claims, or to otherwise litigate against the DIP Agent, any DIP Lender, the Prepetition Agent or any Prepetition Lender; provided that up to $50,000 shall be made available to the Creditors’ Committee for investigation costs in respect of the stipulations set forth in the Financing Orders, [which amount may be included in the Carve-Out].[6]

Expenses:	The reasonable, documented out-of-pocket fees, costs and expenses incurred by the DIP Agent (the foregoing to include all unpaid prepetition fees, costs and expenses incurred by the DIP Agent in connection with the DIP Facility) in connection with any and all aspects of the Debtors’ Cases, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of the DIP Agent’s legal counsel (Sidley Austin LLP), banker (Houlihan Lokey), and financial advisor (RPA Advisors) and other professionals, hired by or on behalf of the DIP Agent with the Debtors’ reasonable consent, shall be payable by the Debtors under the DIP Facility on a monthly basis, promptly upon submission by such professional of a summary invoice setting forth such fees, costs and expenses.

Indemnification:	The Debtors shall agree to indemnify and hold harmless the DIP Agent and the DIP Lenders and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby, provided that no Indemnified Party will be indemnified for exclusions of the type excluded from “Indemnified Liabilities” (as such term is defined in the Prepetition Credit Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Debtors, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Confidentiality:	Except as required by law or in connection with the implementation of this Term Sheet, the terms hereof will be kept strictly confidential by each of the Debtors and may only be disclosed to such Debtor’s affiliates, legal counsel, financial advisors and consultants who have been informed of, and agree to abide by, the confidentiality of this Term Sheet. To the extent that any disclosure becomes legally required, the DIP Agent shall be notified promptly and before the required disclosure is made.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

6 DIP Agent shall have authority to negotiate Investigation Budget with the Creditors’ Committee.

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Schedule 1

Guarantors

1.	Chesapeake AEZ Exploration, L.L.C.

2.	Chesapeake Appalachia, L.L.C.

3.	Chesapeake E&P Holding, L.L.C.

4.	Chesapeake Energy Louisiana, LLC

5.	Chesapeake Energy Marketing, L.L.C.

6.	Chesapeake Exploration, L.L.C.

7.	Chesapeake Land Development Company, L.L.C.

8.	Chesapeake Louisiana, L.P.

9.	Chesapeake Midstream Development, L.L.C.

10.	Chesapeake NG Ventures Corporation

11.	Chesapeake Operating, L.L.C.

12.	Chesapeake Plains, LLC

13.	Chesapeake Royalty, L.L.C.

14.	Chesapeake VRT, L.L.C.

15.	Chesapeake-Clements Acquisition, L.L.C.

16.	CHK Energy Holdings, Inc.

17.	CHK NGV Leasing Company, L.L.C.

18.	CHK Utica, L.L.C.

19.	Compass Manufacturing, L.L.C.

20.	EMLP, L.L.C.

21.	Empress Louisiana Properties, L.P.

22.	Empress, L.L.C.

23.	GSF, L.L.C.

24.	MC Louisiana Minerals, L.L.C.

25.	MC Mineral Company, L.L.C.

26.	MidCon Compression, L.L.C.

27.	Nomac Services, L.L.C.

28.	Northern Michigan Exploration Company, L.L.C.

29.	Sparks Drive SWD, Inc.

30.	Winter Moon Energy Corporation

31.	Brazos Valley Longhorn Finance Corp.

32.	Brazos Valley Longhorn, L.L.C.

33.	Burleson Sand LLC

34.	Burleson Water Resources, LLC

35.	Esquisto Resources II, LLC

36.	Petromax E&P Burleson, LLC

37.	WHE AcqCo., LLC

38.	WHR Eagle Ford LLC

39.	Wildhorse Resources II, LLC

40.	Wildhorse Resources Management Company, LLC

Schedule 2

DIP Lender Commitments

[DIP Lender Commitments on file with the Debtors.]

Exhibit A

Carve-Out

1.              Carve Out.

(a)            Carve Out.  As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee  pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the [DIP Agent] of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $7.5 million incurred after the first business day following delivery by the [DIP Agent] of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the [DIP Agent] to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)            Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for Revolving DIP Loans under the Revolving DIP Loan Commitment (on a pro rata basis based on the then outstanding Revolving DIP Loan Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute Revolving DIP Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for Revolving DIP Loans under the Revolving DIP Loan Commitment (on a pro rata basis based on the then outstanding Revolving DIP Loan Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Revolving DIP Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent gives such notice to such DIP Lenders, notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for Revolving DIP Loans under the Revolving DIP Facility, any termination of the Revolving DIP Loan Commitments following an Event of Default, or the occurrence of the Maturity Date, each New Money DIP Lender with an outstanding Revolving DIP Loan Commitment (on a pro rata basis based on the then outstanding Revolving DIP Loan Commitments) shall make available to the DIP Agent such New Money DIP Lender’s pro rata share with respect to such borrowing in accordance with the Revolving DIP Facility; provided that the New Money DIP Lenders shall have no requirement to fund the Carve-Out Reserves in excess of any remaining borrowing availability under the DIP Loan Documents.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Revolving DIP Loan Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Revolving DIP Loan Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Loan Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [●], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [●], prior to making any payments to the DIP Agent or the [Prepetition Secured Creditors], as applicable.  Notwithstanding anything to the contrary in the DIP Loan Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Loan Documents.  Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Revolving DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, or in any [Prepetition Secured Facilities], the Carve Out shall be senior to all liens and claims securing the DIP Obligations, the DIP Hedges, the Adequate Protection Obligations, and any and all other forms of adequate protection, liens, or claims securing the DIP Facility, or the [Prepetition Secured Obligations].

(c)            Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)            No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agent, DIP Lenders, or the [Prepetition Secured Creditors] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this [Interim/Final] Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the [Prepetition Secured Creditors], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)            Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

Exhibit 3

Exit Facilities Term Sheet

Execution Version

EXHIBIT B

RBL Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the RBL Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits C or D (including the Annexes hereto and thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

PARTIES

Borrower:	Chesapeake Energy Corporation (the “Borrower”).

Guarantors:	All obligations of the Borrower under the RBL Facility (as defined below) and, at the Borrower’s option, under any treasury management agreement (a “Secured Treasury Management Agreement”) or any currency, interest rate protection or other hedging agreement (a “Secured Hedging Agreement”, which Secured Treasury Management Agreements and Secured Hedging Agreements shall have the same payment priority as the Tranche A RBL Loans described below), in each case entered into by the Borrower with the Administrative Agent, an RBL Lender (as defined below) or any person that is an affiliate of the Administrative Agent or an RBL Lender at the time the relevant transaction is entered into (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by each of the Borrower’s wholly-owned Restricted Subsidiaries other than:

	(a)	immaterial subsidiaries subject to thresholds to be agreed (“Immaterial Subsidiaries”),

	(b)	any subsidiary that is prohibited by law, regulation or contractual obligation from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty, and

	(c)	solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act

(the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Term Sheet - RBL Facility

Exhibit B - Page 1

For purposes of the RBL Credit Documentation (as defined below), “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Lead Arranger and Bookrunner:	MUFG Union Bank, N.A. will act as lead arranger and bookrunner for the RBL Facility (in such capacity, the “RBL Lead Arranger”).

Joint Lead Arrangers and Joint Bookrunners	Bank of America, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., and Royal Bank of Canada will act as joint lead arrangers and joint bookrunners for the RBL Facility.

Administrative Agent and Collateral Agent:	MUFG Union Bank, N.A. will act as the sole and exclusive administrative agent and collateral agent for the RBL Lenders referred to below (in such capacities, the “RBL Agent”).

RBL Lenders:	Holders of Revolving Credit Facility Claims and DIP Claims (as defined in the Restructuring Support Agreement) or one or more of their designated affiliates (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “RBL Lenders”).
Prepetition Credit Facility

Borrower:	Chesapeake Energy Corporation.

Prepetition Credit Agreement	Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, supplemented, and otherwise modified from time to time), among the Borrower, the lenders party thereto and MUFG Union Bank, N.A., as the administrative agent thereunder (the “Prepetition Credit Agreement” and the credit facility provided thereunder, the “Prepetition Credit Facility”).

RBL Facility

Type and Amount:

A revolving reserve-based loan facility (the “RBL Facility”) in an initial aggregate principal amount of $1.75 billion (the loans thereunder, irrespective of tranche (as described below), the “RBL Loans”). The RBL Facility shall consist of two tranches of RBL Loans:

Tranche A RBL Exit Facility Loans (the “Tranche A RBL Loans”, and the commitments under the RBL Facility to make such Tranche A RBL Loans, the “RBL Tranche A Commitments”), in an amount equal to $[●], which Tranche A RBL Loans (i) will be partially funded on the Closing Date, (ii) will have a scheduled maturity of 3 years from the Closing Date, (iii) shall at all times be repaid prior to the repayment of any Tranche B RBL Loans and (iv) shall be fully revolving.

Tranche B RBL Exit Facility Loans (the “Tranche B RBL Loans”) in an amount equal to $[●], which Tranche B RBL Loans (i) will be fully funded on the Closing Date, (ii) will have a maturity of 4 years from the Closing Date, (iii) will be prepaid or repaid only after no Tranche A RBL Loans remain outstanding, and (iv) once so prepaid or repaid, may not be reborrowed.

Amounts funded (or Letters of Credit issued) under the RBL Facility will be available in U.S. dollars.

Term Sheet - RBL Facility

Exhibit B - Page 2

Availability:

The Tranche A RBL Loans shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolving Maturity Date (as defined below); provided that no more than $1.25 billion will be funded under the RBL Facility on the Closing Date to fund a portion of the Restructuring Transactions. The full amount of the RBL Facility shall be available for same-day ABR borrowings to the extent borrowing requests are received by 11am Eastern time.

At all times, availability under the RBL Facility shall be equal to the lesser of the aggregate RBL Tranche A Commitments and the amount by which the then effective Borrowing Base exceeds the Credit Facilities Total Outstandings.

The “RBL Total Outstandings” means, at any time, the aggregate principal amount of RBL Loans (whether Tranche A RBL Loans or Tranche B RBL Loans) then outstanding plus the aggregate stated amount of all issued Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

The “Credit Facilities Total Outstandings” mean the RBL Total Outstandings plus the outstanding FLLO Term Loans.

Maturity:

The RBL Tranche A Commitments shall terminate and all Tranche A RBL Loans will mature on the date that is three (3) years after the Closing Date (the “RBL Tranche A Termination Date”).

The Tranche B RBL Loans will mature on the date that is four (4) years after the Closing Date (the “RBL Tranche B Termination Date”).

Borrowing Base:	The RBL Facility shall be subject to the borrowing base described below (it being understood that the Borrowing Base under the RBL Facility is intended to encompass both the RBL Facility and the FLLO Term Loans and that, at any time that the FLLO Term Loans cease to be secured debt, the Borrowing Base will be automatically reduced to the amount of the RBL Facility portion of the Borrowing Base at such time). The borrowing base for the RBL Facility (the “Borrowing Base”), at any time, shall be based on the aggregate present value, discounted at 10% per annum, of (i) the proved oil and gas reserves of the Loan Parties located within the geographic boundaries of the United States included in the most recent Reserve Report (as defined below) delivered to the RBL Agent (such properties, the “Borrowing Base Properties”) and (ii) any hedge positions existing at the time of such redetermination, in each case utilizing the RBL Agent’s then current internal bank price deck and approved by the RBL Lenders as provided below.

The initial borrowing base for the RBL Facility will be $2.5 billion from the date of the initial borrowing under the RBL Facility (the “Closing Date”) until, subject to the rights of optional redetermination and the other adjustments provided for herein, the next redetermination date (provided, that the Required RBL Lenders will confirm the amount of this initial Borrowing Base (or provide a new initial Borrowing Base amount) prior to the Closing Date based on the Initial Reserve Report in a manner substantially similar to the redetermination process described below).

The Borrowing Base shall be re-determined semi-annually on or about (i) the date that is six months from the Closing Date (the “First Scheduled Redetermination”)and (ii) thereafter, each May 1 and October 1 to occur after the Closing Date, beginning on the first such date to occur after the redetermination described in clause (i), based upon (i) a reserve report prepared as of the immediately preceding January 1 and July 1, respectively, and other related information, and delivered on or before April 1 and September 1, respectively and/or (ii) other engineering data reasonably acceptable to the RBL Agent (each such report or other engineering data, a “Reserve Report”) and other related information. Each April 1 Reserve Report shall be prepared by an Approved Petroleum Engineer (as defined below) as to 80% by volumes of the Borrowing Base Properties covered thereby, with the balance prepared by or under the supervision of the Borrower’s chief engineer. Each August 1 Reserve Report (and any Reserve Report delivered in connection with any unscheduled redetermination) may be prepared internally by petroleum engineers who are employees of the Borrower or its affiliates. The Borrowing Base shall be calculated and proposed by the RBL Agent on behalf of the Required RBL Lenders in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time and as specified in the RBL Credit Documentation (as defined below) and approved by the Required RBL Lenders or all of the RBL Lenders, as the case may be. The RBL Agent shall notify the Lenders of the RBL Agent’s proposed amount of the redetermined Borrowing Base after the RBL Agent has received complete engineering reports from the Borrower and has had a reasonable opportunity to determine the proposed Borrowing Base.

“Approved Petroleum Engineer” means any of (a) Schlumberger N.V., (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., (e) LaRoche Petroleum Consultants, Ltd. and (f) any other independent engineer chosen by the Borrower and reasonably acceptable to the RBL Agent.

Term Sheet - RBL Facility

Exhibit B - Page 3

Unscheduled redeterminations of the Borrowing Base may be made (a) following the First Scheduled Redetermination date at the request of the Required RBL Lenders not more than once between any two scheduled redeterminations and (b) at any time (including prior to the First Scheduled Redetermination date as described above) by the Borrower.

In addition to the foregoing, after the Closing Date, the Borrowing Base shall be subject to automatic reductions between redeterminations in connection with:

(i) sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments) of Borrowing Base Properties and early monetization or early termination of any hedge positions existing at the time of the last redetermination date and relied on by the RBL Lenders in determining the Borrowing Base since the later of (A) the last redetermination date and (B) the last adjustment made pursuant to this clause (i), with an aggregate Borrowing Base value and Hedge PV (as defined below) with respect to all such Borrowing Base Properties sold or otherwise disposed of and hedge positions monetized or terminated early exceeding 5.0% of the Borrowing Base then in effect (after giving effect to any hedge agreements entered into (1) contemporaneously with such early monetization or termination or (2) subsequent to the last redetermination of the Borrowing Base), in an amount equal to the Hedge PV with respect to such hedge positions monetized or terminated or the Borrowing Base value as determined by the RBL Agent with respect to such Borrowing Base Properties disposed, and taking into account concurrent acquisitions or other investments for which Reserve Reports have been delivered to the RBL Agent and which have been given value by the RBL Agent and the other RBL Lenders; and

(ii) only with respect to amounts in excess of the Permitted Debt Prepayment (as defined below), the issuance of any junior lien, unsecured senior or senior subordinated indebtedness after the Closing Date (including any additional “first lien last out” indebtedness) (such additional indebtedness “Specified Additional Debt”) under the basket permitting Specified Additional Debt and any permitted refinancing indebtedness in respect thereof; and in the case of this clause (ii), the Borrowing Base shall be immediately reduced by $0.50 for every $1.00 of Specified Additional Debt that remains outstanding, other than any such indebtedness constituting a permitted refinancing of Specified Additional Debt (only to the extent that the aggregate principal amount of such refinancing indebtedness does not result in an increase in the principal amount thereof plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses, premiums, etc. thereon).

Term Sheet - RBL Facility

Exhibit B - Page 4

“Hedge PV” means, with respect to any commodity hedge contract, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or its restricted subsidiaries under such hedge contract netted against the RBL Agent’s then current internal bank price deck; provided, that the “Hedge PV” shall never be less than $0.00.

“PV-10” means the present value of the Loan Parties’ oil and gas properties (calculated before federal and state income taxes (but not other taxes customarily included in such calculation, including sales, ad valorem and severance taxes), discounted at 10% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in a manner consistent with past practice and other than in respect of calculating the Total PDP PV-10 (which shall be calculated using the Ten Year Strip Price), shall be calculated using the RBL Agent’s then current internal bank price deck.

“Total PDP PV-10” means, as of any date of determination, the PV-10 of the Loan Parties’ oil and gas properties characterized as Proved Developed Producing reserves and any hedge positions existing on such date. Each calculation of such Total PDP PV-10 shall be made (a) using the Ten-Year Strip Price adjusted in a manner reasonably acceptable to the RBL Agent for any basis differential, quality and gravity, (b) using costs as of the date of estimation without future escalation, and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and (c) to the extent not otherwise specified in the preceding clauses of this sentence, using reasonable economic assumptions consistent with such clauses. Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (i) acquisitions and dispositions of oil and gas properties consummated by the Borrower and the other Loan Parties since the date of the Reserve Report most recently delivered to the RBL Agent (provided that, in the case of any acquisition of oil and gas properties, the RBL Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the proved developed producing reserves attributable thereto) and (ii) the unwind, monetization or termination of, or the entry into, any hedge agreement to which a Loan Party is a party, in each case occurring since the date of the Reserve Report most recently delivered to the RBL Agent.

“Ten-Year Strip Price” means, as of any date, (a) for the 120-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) adjusted for applicable differentials (based on average of last twelve (12) months actuals) and hedge agreements and published in a nationally recognized publication for such pricing reasonably acceptable to the RBL Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for such months 0–120 and (b) for periods after such 120 month period, the average corresponding monthly quoted futures contract price for months 108-120.

Term Sheet - RBL Facility

Exhibit B - Page 5

Letters of Credit:	$200 million of the RBL Tranche A Commitments shall be available for the issuance of letters of credit, including documentary letters of credit in U.S. dollars (the “Letters of Credit”), by the RBL Agent and one or more RBL Lenders reasonably acceptable to the Borrower (in such capacity, each, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) 3 business days prior to the RBL Tranche A Termination Date; provided that any Letter of Credit with a 1-year tenor may provide for automatic or “evergreen” renewal thereof for additional 1-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof). So long as the Borrower is the primary obligor and a signatory to a request for the issuance of a Letter of Credit, Letters of Credit may be issued for the account of the Borrower or any of the Restricted Subsidiaries.

Any drawing under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of RBL Loans) within 3 business days after notice thereof is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the RBL Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective RBL Tranche A Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the RBL Facility).

Use of Proceeds:	The proceeds of the RBL Loans may be used (a) on the Closing Date, (i) to finance a portion of the Restructuring Transactions, including the refinancing of the DIP Facility and the Prepetition Credit Facility and the payment of related fees and expenses, (ii) to finance working capital and the payment of transaction costs and (iii) to finance working capital needs and other general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, restricted payments and any other purpose not prohibited by the RBL Credit Documentation).

Term Sheet - RBL Facility

Exhibit B - Page 6

CERTAIN PAYMENT PROVISIONS
Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions:

RBL Loans may be prepaid and the RBL Tranche A Commitments may be reduced, in whole or in part, without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of RBL Eurodollar Loans (as defined on Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the RBL Lenders’ redeployment costs in the case of a prepayment of RBL Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the RBL Loans shall, subject to the paragraph below, be applied to the installments of the RBL Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

All prepayments or repayments of RBL Loans, whether optional or mandatory, shall first be applied to Tranche A RBL Loans until no Tranche A RBL Loans remain outstanding.

Mandatory Prepayments:	At any time when Credit Facilities Total Outstandings exceeds the Borrowing Base then in effect (such difference being a “Borrowing Base Deficiency”), the Borrower shall, within ten (10) business days after written notice from the RBL Agent to the Borrower of such Borrowing Base Deficiency, notify the RBL Agent that it intends to take one or any combination of the following actions:

(A) within thirty (30) days after such notice from the RBL Agent, execute and deliver mortgages reasonably acceptable to the RBL Agent encumbering additional Borrowing Base Properties (accompanied by acceptable engineering reports with respect to such properties) to the extent necessary to eliminate such Borrowing Base Deficiency (with acceptable title information with respect to 85% of the PV-10 value of such Borrowing Base Properties to follow within sixty (60) days of the delivery of such mortgages);

(B) within thirty (30) days after such notice from the RBL Agent, prepay the RBL Loans in an amount sufficient to eliminate such Borrowing Base Deficiency; or

(C)    prepay the RBL Loans in an amount sufficient to eliminate such Borrowing Base Deficiency in three equal monthly installments, with interest, beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the RBL Agent (as such Borrowing Base Deficiency may be increased or reduced during such three-month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base);

provided, that if the Borrowing Base is reduced as the result of (i) an asset sale or disposition of Borrowing Base Properties or the monetization or early termination of any hedge position in excess of 5% of the value of the Borrowing Base or (ii) the issuance of Specified Additional Debt (as described in the section captioned “Borrowing Base”) and a Borrowing Base Deficiency results from such reduction, then the Borrower shall immediately (and in any event within one (1) business day after the receipt of net cash proceeds therefrom) eliminate such Borrowing Base Deficiency with the proceeds of such asset sale, disposition or monetization or early termination of any hedge position or the issuance of Specified Additional Debt, as applicable. Additionally, any Borrowing Base Deficiency resulting from a voluntary termination or reduction of Commitments shall be required to be eliminated on the date of such termination.

Notwithstanding the foregoing, any net proceeds from the incurrence of junior debt otherwise permitted under the RBL Credit Documentation shall be used to repay the FLLO Term Loans at par (the “Permitted Debt Prepayment”).

In addition, the RBL Credit Documentation will contain a customary anti-cash hoarding prepayment provision that is consistent with the Prepetition Credit Facility, except that the five (5) business day cure period shall be replaced with three (3) business days and the limits on cash on hand shall be reduced from $100 million to $75 million.

Term Sheet - RBL Facility

Exhibit B - Page 7

The RBL Loans shall be prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” or replaced to the extent all such extensions of credit under the RBL Facility exceed the RBL Tranche A Commitments.

COLLATERAL	Subject to the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under its Guaranty shall be secured by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the RBL Credit Documentation) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, (i) a pledge of the capital stock of each Loan Party’s direct subsidiaries (other than Unrestricted Subsidiaries and otherwise subject to customary exceptions), (ii) all as-extracted collateral arising from the Borrowing Base Properties, accounts receivable with respect to sales of hydrocarbons from the Borrowing Base Properties, inventory and equipment related to the Borrowing Base Properties, cash and cash equivalents, general intangibles, investment property, all deposit and securities accounts and (iii) all of the Borrowing Base Properties (it being understood that the Loan Parties shall only be required at any time to maintain mortgages on at least 90% of the PV-10 value of the Borrowing Base Properties to which proved reserves are attributed) and the proceeds of the foregoing) (the “Collateral”).

Notwithstanding the foregoing, there shall be customary exclusions, consistent with the Prepetition Credit Agreement, from the Collateral, including, but not limited to (a) any property or asset the grant or perfection of a security interest in which would result in adverse tax consequences as reasonably determined by the Borrower and the RBL Agent, (b) any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization and (c) any building or manufactured (mobile home) (as defined in applicable flood insurance regulations).

The priority of security interests and relative rights of the lenders under the RBL Facility and the lenders under the FLLO Term Loan Facility shall be subject to collateral agency arrangements set forth in a collateral agency agreement (the “Collateral Agency Agreement”) substantially similar to the collateral agency agreement executed in connection with the Prepetition Credit Facility and which shall provide, among other provisions, that the obligations under the FLLO Term Loan Facility shall be junior in right of repayment to the RBL Facility at all times.

The RBL Credit Documentation will authorize the RBL Agent or other collateral trustee, as applicable, to enter into customary intercreditor arrangements in respect additional debt that is permitted to be incurred and secured under the RBL Credit Documentation on a pari passu or junior basis with the RBL Facility. The material terms of such collateral agency arrangements shall be reasonably acceptable to the RBL Agent and the Borrower.

TITLE	In connection with each scheduled redetermination of the Borrowing Base, the Borrower shall deliver such information (in form and substance reasonably satisfactory to the RBL Agent) on Borrowing Base Properties as is required to demonstrate satisfactory title on 85% of the PV-10 value of the Borrowing Base Properties included in the most recent Reserve Report.

CERTAIN CONDITIONS

Closing Conditions:	As set forth on Exhibit D.

Post-Closing Conditions:

The making of each RBL Loan and the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the RBL Credit Documentation (except in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be), (b) the Borrower holding no more than $75 million of cash on hand after giving effect to such extension of credit (and the use of proceeds therefrom within 3 business days), (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (d) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.

Term Sheet - RBL Facility

Exhibit B - Page 8

DOCUMENTATION

RBL Credit Documentation:	The definitive financing documentation for the RBL Facility (the “RBL Credit Documentation”), which will be drafted by the counsel to the RBL Agent, shall, except as otherwise set forth herein, have substantially the same terms, representations and warranties, covenants and events of default as set forth in the Prepetition Credit Agreement; provided that all such terms, representations and warranties, covenants and events of default shall be modified to (a) except to the extent set forth herein, reflect terms and conditions (including carve-outs and baskets) that are customary as of the Closing Date for similarly-sized reserve based revolving credit facilities and (b) reflect such other terms as the Borrower and the RBL Lead Arranger shall agree (the “Documentation Principles”).

Representations and Warranties:

Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement and to be limited to the following:

·      organizational existence and corporate status;

·      organizational power and authority;

·      due authorization, execution and delivery of the RBL Credit Documentation;

·      enforceability of the RBL Credit Documentation;

·      no conflicts of the RBL Credit Documentation with applicable law, organizational documents or contractual obligations;

·      financial statements for periods ended after the Closing Date;

·      no material adverse effect;

·      capitalization of subsidiaries;

·      compliance with laws;

·      use of proceeds not in violation of FCPA, OFAC and the PATRIOT Act; Beneficial Ownership Certification

·      governmental and third party approvals and consents;

·      ERISA and labor matters; environmental matters;

·      litigation;

·      ownership of property;

·      taxes;

·      Federal Reserve margin regulations; Investment Company Act;

·      hedge agreements;

·      pari passu or priority status;

·      true and complete disclosure; and

·      solvency (to be defined in a manner consistent with Annex I to Exhibit D) of the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date; and the creation, validity and perfection of security interests.

The foregoing representations and warranties shall apply to the Borrower and its Restricted Subsidiaries (with certain exceptions to cover all subsidiaries to be agreed).

Term Sheet - RBL Facility

Exhibit B - Page 9

Affirmative Covenants:

Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement and to be limited to the following:

·      delivery of (i) annual audited financial statements within five business days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year) (accompanied by an opinion of an independent accounting firm that is not subject to (or does not contain) a “going concern” qualification or explanatory paragraph or qualification as to the scope of the relevant audit (other than with respect to, or resulting from, (i) the occurrence of the maturity date of the RBL Facility within one year from the date such opinion is delivered or (ii) any potential inability to satisfy the Financial Covenants (as provided below) on a future date or in a future period)), (ii) quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), (iii) officers’ certificates and (iv) other information reasonably requested by the RBL Agent;

·      beneficial ownership certification (only upon knowledge of changes thereto);

·      notices of default, litigation, environmental matters and certain other events;

·      maintenance of books and records; maintenance of existence; maintenance of insurance; maintenance of properties

·      payment of taxes;

Term Sheet - RBL Facility

Exhibit B - Page 10

·      control agreements;

·      compliance with laws (including ERISA and environmental laws);

·      maintenance of property and insurance; payment of taxes; right of the RBL Agent to inspect property and books and records (subject to frequency and cost reimbursement limitations) (no more than once per year, unless an Event of Default is ongoing);

·      use of proceeds;

·      reserve reports, lease operating statements, and hedge schedules; title information (as described above); supplemental mortgages (if necessary, with each scheduled redetermination);

·      designation of Unrestricted Subsidiaries;

·      further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantors, guarantees and security interests in after-acquired property), subject to the parameters set forth under “Collateral” above; and

·      minimum required hedging of the Borrower and its Restricted Subsidiaries attributable to PDP reserves for each of (i) crude oil and (ii) natural gas liquids and natural gas (taken together), with each of (i) and (ii) calculated separately as follows: (A) 80% from the Closing Date to the 24th month after the Closing Date; (B) 65% for the 25th month after the Closing Date to the 36th month after the Closing Date and (C) 50% for the 37th to the 48th month after the Closing Date; provided, that, if the Borrower reasonably determines that, after working in good faith with the applicable counterparties, the RBL Lenders (and their affiliates) have insufficient aggregate capacity or are unwilling or otherwise fail or refuse to enter into hedge agreements with one or more Loan Parties on commercially reasonable terms consistent with terms available to other similarly situated borrowers, then the minimum hedging requirements shall be reduced solely to the extent necessary to reflect the maximum volumes for which the RBL Lenders (and their respective affiliates) have insufficient aggregate capacity, willingness or otherwise fail or refuse to enter into such hedge agreements.

The foregoing affirmative covenants shall apply to the Borrower and its Restricted Subsidiaries.

Term Sheet - RBL Facility

Exhibit B - Page 11

Financial Covenants:	Limited to (i) First Lien Leverage Ratio, (ii) Total Leverage Ratio, (iii) Current Ratio and (iv) Secured Debt Coverage Ratio, measured for the Borrower and the Loan Parties.

The “First Lien Leverage Ratio” shall be no more than 2.75 to 1.00 and will be defined as the ratio of (a) consolidated debt that is secured on a first-priority basis by all or any portion of the Collateral (including the Credit Facilities Total Outstandings), net of unrestricted cash and cash equivalents held in a pledged account in an amount not to exceed $100 million (the “Unrestricted Cash Amount”) to (b) Consolidated EBITDAX (subject to the last paragraph of this Section).

The “Total Leverage Ratio” shall be no more than 3.50 to 1.00 and will be defined as the ratio of (a) Consolidated Indebtedness (defined in a manner consistent with the Documentation Principles) net of the Unrestricted Cash Amount to (b) Consolidated EBITDAX (subject to the last paragraph of this Section).

The “Current Ratio” shall be no less than 1.00 to 1.00 and will be defined as the ratio of consolidated current assets of the Borrower and its Restricted Subsidiaries (including the unused amount of the RBL Tranche A Commitments as of such date, but excluding non-cash assets under FAS 133 or ASC 815) to (b) consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) non-cash obligations under FAS 133 (or ASC 815), (ii) current maturities under the Credit Facilities and other current maturities of long-term indebtedness and (iii) such other exclusions as shall be reasonably agreed to in the RBL Credit Documentation).

The “Secured Debt Coverage Ratio” shall be no less than 1.50 to 1.00 and will be defined as the ratio of Total PDP PV-10 to total consolidated debt that is secured (including the Credit Facilities Total Outstandings and any other secured debt).

The Financial Covenants shall be tested as of the last day of each fiscal quarter of the Borrower (beginning with the first full fiscal quarter to occur after the Closing Date); provided, that the Secured Debt Coverage Ratio shall be measured semi-annually contemporaneously with the delivery of the Reserve Report (beginning with the first Reserve Report delivered after the Closing Date).

For purposes of the RBL Credit Documentation, “Consolidated EBITDAX” (and component definitions, including, without limitation, Consolidated Net Income) will be defined subject to the Documentation Principles, and will include certain addbacks, including, without limitation, addbacks for costs and expenses related to the implementation of fresh start accounting and costs and expenses incurred in connection with restructuring activities (including the Restructuring Transactions).

Term Sheet - RBL Facility

Exhibit B - Page 12

“Specified Quarter” shall mean the fourth fiscal quarter of 2020 based on actual numbers to the extent the testing date is in 2021 and, to the extent the testing date is in 2020 based on actual numbers for such portion of the fiscal quarter prior to the Closing Date, and based on reasonable pro forma projections for such portion of the fiscal quarter after the Closing Date.

“Consolidated EBITDAX” shall be calculated on a building annualized basis so that (i) for a testing date in 2020 or a testing date in the first fiscal quarter of 2021 (up to but not including the last day of the first fiscal quarter of 2021), Consolidated EBITDAX for such quarter shall be calculated by multiplying Consolidated EBITDAX for the Specified Quarter by four, (ii) for a testing date on the last day of the first fiscal quarter of 2021 or the second fiscal quarter of 2021 (up to but not including the last of the second fiscal quarter of 2021), Consolidated EBITDAX for such quarter shall be calculated by multiplying Consolidated EBITDAX for the first fiscal quarter of 2021 by four, (iii) for a testing date on the last day of the second fiscal quarter or in the third fiscal quarter of 2021 (up to but not including the last day of the third fiscal quarter), Consolidated EBITDAX for the such quarter shall be calculated by multiplying Consolidated EBITDAX for the first two fiscal quarters in 2021 by two and (iv) for a testing date on the last day of the third fiscal quarter of 2021 or the fourth fiscal quarter of 2021 (up to but not including the last day of the fourth fiscal quarter), the first three fiscal quarters of 2021 multiplied by four divided by three or (b) for a testing date on any date thereafter, Consolidated EBITDAX for the immediately preceding four fiscal quarter period.

Negative Covenants:	Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement to be limited to:
(a) indebtedness (including guarantee obligations in respect of indebtedness), with exceptions for, among other things,
(i) purchase money indebtedness and capital leases;

(ii)           a general incurrence-based debt basket for Specified Additional Debt subject to (a) pro forma compliance with the Financial Covenants, (b) no Default or Event of Default and (c) a Total Leverage Ratio no greater than 3.00 to 1.00;

(iii)          the Exit FLLO Term Loan Facility or any permitted refinancing or permitted replacements thereof; and

(iii)          a general debt basket in an amount to be agreed;

Term Sheet - RBL Facility

Exhibit B - Page 13

(b) liens, including a general lien basket in an amount to be agreed, liens attaching to Specified Additional Debt (as provided above) and liens securing the Exit FLLO Term Loan Facility or any last out or junior liens securing any permitted refinancing or permitted replacements thereof;
(c) mergers, consolidations, liquidations and dissolutions;
(d) sales, dispositions or transfers of assets;
(e) dividends or distributions on, return of capital, payment or delivery of property or cash to equity holders, or redemptions, retirement or repurchases of, or other restricted payments in respect of, the equity interests of the Borrower or the other Loan Parties;
(f) acquisitions, investments, loans and advances and other investments;
(g) limitations on junior debt payments and amendments;
(h) burdensome agreements in respect of negative pledge clauses with respect to the Collateral;
(i) transactions with affiliates;
(j) limitation on subsidiary distributions;
(k) changes in fiscal year;
(l) amendments of organizational documents of the Loan Parties and material contracts of the Loan Parties, in each case, that are materially adverse to the RBL Lenders;
(m) use of proceeds;
(n) sanctions; anti-corruption use of proceeds; and
(o) maximum permitted hedging of the Borrower and its Restricted Subsidiaries attributable to PDP reserves for each of (i) crude oil and (ii) natural gas liquids and natural gas (taken together), with each of (i) and (ii) calculated separately as follows: (A) 90% for each of the first two years; and (B) 80% for the third year and thereafter.
The RBL Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that after giving effect to any such designation or re-designation, no default or Event of Default shall exist.

Term Sheet - RBL Facility

Exhibit B - Page 14

Events of Default:	Subject to the Documentation Principles, to be substantially the same as the Prepetition Credit Agreement (including materiality thresholds, exceptions and grace periods) and to be limited to: nonpayment of principal when due; nonpayment of interest or regularly scheduled fees; nonpayment of other amounts after five days; material inaccuracy of a representation or warranty when made; violation of a covenant (with certain covenants subject to a 30 day grace period); cross-default to material indebtedness in excess of an amount to be reasonably agreed; bankruptcy events with respect to the Borrower or a material Restricted Subsidiary; certain ERISA events; unpaid, final judgments involving a liability in excess of an amount to be reasonably agreed that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing) of the invalidity of any guarantee or any material security document; and a change of control (consistent with the Prepetition Credit Agreement but giving effect to certain “permitted holder” modifications).
Voting:	Amendments and waivers of the RBL Credit Documentation will require the approval of RBL Lenders that are non-defaulting RBL Lenders holding more than 50% of the aggregate amount of the RBL Loans and the RBL Tranche A Commitments (the “Majority RBL Lenders”), except that:
(a) the consent of each RBL Lender directly and adversely affected thereby (but not the Majority RBL Lenders) shall be required with respect to:
(i) reductions in the principal amount of any RBL Loan owed to such RBL Lender or any scheduled amortization payment thereon,
(ii) extensions of the final maturity of any RBL Loan owed to such RBL Lender or any scheduled amortization payment thereon or the due date of any interest or fee payment owed to such RBL Lender (in each case other than any extension for administrative convenience),
(iii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such RBL Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees),

Term Sheet - RBL Facility

Exhibit B - Page 15

(iv) increases in the amount of such RBL Lender’s RBL Loans or RBL Tranche A Commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any RBL Loan or RBL Tranche A Commitment of any RBL Lender), and
(v) extensions of the expiry date of such RBL Lender’s RBL Tranche A Commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any RBL Lender, which shall only require a Majority RBL Lender vote).
(b) the consent of 66.67% (calculated as provided above) of the Tranche A RBL Lenders (other than Non-Participating Lenders (as such term is defined in the DIP Credit Agreement) and any affiliates thereof (the “Non-Participating Lenders”)) (the “Required RBL Lenders”) shall be required in the case of decreases in, or reaffirmations of, the Borrowing Base (other than as set forth in the section titled “Borrowing Base”);
(c) the consent of 100% of the RBL Lenders shall be required with respect to:
(i) reductions of any of the voting percentages set forth in the definition of “Majority RBL Lenders” or “Required RBL Lenders”,
(ii) releases of all or substantially all of the Collateral, and

(iii)   releases of all or substantially all of the value of the Guaranty,(other than, in the case of clauses (ii) and (iii) above, to the extent otherwise in accordance with the RBL Credit Documentation).

(d)   the consent of 100% of the Tranche A RBL Lenders (excluding any Non-Participating Lender) shall be required with respect to any increase in the Borrowing Base (it being understood that any redetermination of the Borrower Base may be extended or postponed with the consent of Majority Lenders).

Notwithstanding the foregoing, amendments and waivers of the Financial Covenants (or any of financial definitions included in (and for purposes of) the Financial Covenants) will require only the consent of the Majority RBL Lenders and no other consents or approvals shall be required.

Term Sheet - RBL Facility

Exhibit B - Page 16

The RBL Credit Documentation shall contain provisions allowing the Borrower to replace a RBL Lender in connection with amendments and waivers requiring the consent of the Required RBL Lenders, all RBL Lenders or of all RBL Lenders directly affected thereby (so long as the Majority RBL Lenders or a majority of the relevant affected RBL Lenders, as the case may be, consent thereto), increased costs, taxes, etc. and “defaulting” or insolvent RBL Lenders.

Any provision of the RBL Credit Documentation may be amended by an agreement in writing signed by the RBL Agent and the Borrower to cure any immaterial ambiguity, omission, defect or inconsistency.

Defaulting Lenders:

The RBL Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” RBL Lenders (including provisions relating to cash collateral requirements for such RBL Lender; reallocation of participations in, or the Borrower providing cash collateral to support Letters of Credit; suspension of voting rights and rights to receive certain fee and other payments; termination or assignment of the commitments or RBL Loans of such defaulting RBL Lender and any RBL Lender subject to customary “EU Bail-In” provisions). Defaulting RBL Lenders will not be entitled to receive commitment or Letter of Credit fees.

Assignments and Participations:	The RBL Lenders shall be permitted to assign all or a portion of their RBL Loans and RBL Tranche A Commitments with the consent of (a) the Borrower (such consent not to be unreasonably withheld), unless an event of default has occurred and is continuing or such assignment is to a RBL Lender, an affiliate of a RBL Lender or an Approved Fund (as defined below) (but if in respect of the RBL Facility, only to another RBL Lender under the RBL Facility); provided that the Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto by written notice to the RBL Agent within 10 business days after having received written notice thereof, (b) the RBL Agent (not to be unreasonably withheld), and (c) each Issuing Lender (not to be unreasonably withheld). In the case of partial assignments (other than to another RBL Lender, an affiliate of a RBL Lender or an Approved Fund), the minimum assignment amount shall be $15 million (and $1 million increments above such amount) unless otherwise agreed by the Borrower and the RBL Agent (or, in each case, if less, all of the relevant RBL Lender’s remaining loans and commitments of the applicable class). The RBL Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the RBL Agent) in connection with all assignments.

Term Sheet - RBL Facility

Exhibit B - Page 17

“Approved Fund” means, with respect to any RBL Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such RBL Lender, (ii) an affiliate of such RBL Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such RBL Lender.

Pledges of RBL Loans in accordance with applicable law shall be permitted without restriction.
Yield Protection and Taxes:

The RBL Credit Documentation shall contain customary provisions (a) protecting the RBL Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and (b) indemnifying the RBL Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a RBL Eurodollar Loan on a day other than the last day of an interest period with respect thereto.  The RBL Credit Documentation shall contain a customary tax gross up.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (and with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel, and if necessary, of a single firm of local outside counsel in each material jurisdiction for all persons, taken as whole (unless there is an actual or perceived conflict of interest in which case all such similarly situated persons, taken as a whole, may retain an outside counsel upon written notice to the Borrower and RBL Agent), in each case, to the RBL Agent) of the RBL Agent and the RBL Lead Arranger incurred on or after the Closing Date within ten (10) days after written demand thereof associated with the syndication of the RBL Facility and the preparation, execution, delivery and administration of the RBL Credit Documentation and any amendment or waiver with respect thereto and (b) all reasonable out-of-pocket expenses of the RBL Agent and the RBL Lenders within ten (10) days after written demand thereof in connection with the enforcement of the RBL Credit Documentation.

Term Sheet - RBL Facility

Exhibit B - Page 18

The RBL Agent, the RBL Lead Arranger and the RBL Lenders (and their affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all indemnified persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each case incurred in connection with investigating or defending any claim, litigation or proceeding relating to the RBL Facility or the use or the proposed use thereof) incurred in respect of the RBL Facility or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the RBL Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the RBL Agent or RBL Lead Arranger) and not arising out of any act or omission of the Borrower, or any of its subsidiaries.  None of the indemnified persons, the Borrower, any subsidiary of the Borrower or any affiliates or directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the RBL Facility (including the use or intended use of the proceeds of the RBL Facility); provided that the foregoing shall not limit the indemnification obligations in the immediately preceding sentence to the extent including in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.  Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.
Counsel to the RBL Agent and the RBL Lead Arranger:	Sidley Austin LLP.

Term Sheet - RBL Facility

Exhibit B - Page 19

EXHIBIT C

First Lien Last Out Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the FLLO Term Loan Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits B or D (including the Annexes hereto and thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

PARTIES
Borrower:	Chesapeake Energy Corporation.
Guarantors:	All obligations of the Borrower under the FLLO Term Loan Facility will be unconditionally guaranteed on a senior basis by the same Guarantors that guarantee the RBL Facility.
Lead Arranger and Bookrunner:	MUFG Union Bank, N.A. will act as lead arranger and bookrunner for the FLLO Term Loan Facility (in such capacity, the “FLLO Lead Arranger”).
Joint Lead Arrangers and Joint Bookrunners	Bank of America, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., and Royal Bank of Canada will act as joint lead arrangers and joint bookrunners for the FLLO Term Loan Facility.
FLLO Term Loan Administrative Agent and Collateral Agent:	MUFG Union Bank, N.A. or an affiliate thereof will act as the sole and exclusive administrative agent and collateral agent for the FLLO Term Lenders referred to below (in such capacities, the “FLLO Term Loan Agent” and, together with the RBL Agent, the “Agents”).
FLLO Term Lenders:	Holders of DIP Claims (as defined in the Restructuring Support Agreement) (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “FLLO Term Lenders”).

Term Sheet – FLLO Term Loan Facility
Exhibit C – Page 1

TYPE AND AMOUNT OF FLLO TERM LOAN FACILITY
Type and Amount:	A 5-year first lien last out term loan facility (the “FLLO Term Loan Facility”) in an aggregate principal amount of $750 million (the loans thereunder, the “FLLO Term Loans” and, together with the RBL Loans, the “Loans”).
Amortization:	Commencing the first full quarter following the Closing Date, quarterly amortization of principal in equal installments of 0.25% of the funded FLLO Term Loan amounts.
Maturity:	The FLLO Term Loans will mature on the date which is 5 years following the Closing Date (the “FLLO Term Loan Maturity Date”).
Availability:	The FLLO Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the FLLO Term Loans may not be reborrowed.
Use of Proceeds:	Same as the RBL Facility.
CERTAIN PAYMENT PROVISIONS
Interest Rates and Fees:	As set forth on Annex I hereto.
Optional Prepayments:

The FLLO Term Loans will be non-callable until the second anniversary of the Closing Date (provided that the FLLO Term Loans may be repaid without premium or penalty within 90 days of the Closing Date to the extent that, at the time of such repayment, at least 50.1% of the FLLO Term Loans are held by the initial holders thereof). Thereafter, and to the extent permitted by the RBL Credit Documentation, FLLO Term Loans may be prepaid, in whole or in part, without premium or penalty (except as set forth under the heading “FLLO Term Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business days (or, in the case of a prepayment of Eurodollar Loans, 3 business days’) prior notice, subject to reimbursement of the FLLO Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

FLLO Term Loan Prepayment Fee:

Any (a)  optional prepayment of the FLLO Term Loans and (b) mandatory prepayment of the FLLO Term Loans with the proceeds of indebtedness that is not permitted by the Credit Documentation (any transaction described in clauses (a) through (b) above, a “Subject Prepayment Transaction”) will be subject to a customary make-whole (discounted at the applicable adjusted treasury rate plus 50 basis points) if made prior to the second anniversary of the Closing Date and thereafter subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the FLLO Term Loans prepaid) as set forth opposite the relevant period from the Closing Date as indicated below:

	Year Year 3: Year 4: Thereafter:	Call Premium 6.00% 3.00% 0.00%

Term Sheet – FLLO Term Loan Facility
Exhibit C – Page 2

Mandatory Prepayments:

Prior to the repayment in full and termination of the RBL Facility (and any permitted refinancing thereof), the Borrower shall prepay the FLLO Term Loans with 100% of the net proceeds from the incurrence of junior debt permitted under the Credit Documentation.

Following the repayment in full and termination of the RBL Facility, the Borrower shall make the following mandatory prepayments:

(a)    100% of net proceeds of certain non-ordinary course sales or other dispositions of Collateral (including as a result of casualty or condemnation) by the Loan Parties subject to a 365 day reinvestment right period (which may be extended by an additional 180 days as long as a binding commitment for such reinvestment has been entered into within such 365 day-period); and

(b)    On a quarterly basis, any excess cash flow (to be defined in a manner to be agreed), such that (and only to the extent) after giving pro forma effect to the prepayment of the loans in such amount, (x) the Total PDP PV-10 to (y) the Consolidated Indebtedness net of the Unrestricted Cash Amount would be equal to 2.00 to 1.00.

For the avoidance of doubt, all such mandatory prepayments shall be made at par.

COLLATERAL	The Borrower obligations under the FLLO Term Loan Facility and each other Loan Party’s obligations under the Guaranty shall be secured on a first-lien basis (but with a right to repayment that is junior to the rights of the RBL Facility at all times) by the same Collateral securing the RBL Facility subject to the provisions of the Collateral Trust Agreement.

Term Sheet – FLLO Term Loan Facility
Exhibit C – Page 3

The first lien pledges, security interest and mortgages on the Collateral shall be created and perfected on terms, and pursuant to the same collateral documentation that will be the Credit Documentation, in each case, subject to the Collateral Trust Agreement.

The Collateral Trust Agreement shall provide for the automatic release of any Guaranty or Collateral under the FLLO Term Loan Facility to the extent the corresponding guarantor and collateral is released under the RBL Credit Facility.

DOCUMENTATION
FLLO Term Loan Credit Documentation:	The definitive financing documentation for the FLLO Term Loan Facility will be the “FLLO Term Loan Credit Documentation” (together with the RBL Credit Documentation, the “Credit Documentation”), which will be drafted by the counsel to the FLLO Term Loan Agent, shall, contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the FLLO Lead Arrangers shall agreement; it being understood and agreed that the FLLO Term Loan Credit Documentation shall be based on and consistent with the RBL Credit Documentation; provided, that, any extensions of time periods for the delivery of collateral, guarantees or reserve or title reporting provided by the RBL Agent or RBL Lenders shall automatically apply to the corresponding requirement under the FLLO Term Loan Credit Documentation. The principles described under this section entitled “FLLO Term Loan Credit Documentation” shall be referred to as the “FLLO Documentation Principles”.
Closing Conditions:	As set forth on Exhibit D.
Representations and Warranties:	Subject to the FLLO Documentation Principles, the representations and warranties shall be substantially similar to (and limited to) those representations and warranties contained in the RBL Credit Documentation.
Affirmative Covenants:	Subject to the FLLO Documentation Principles, the affirmative covenants shall be substantially similar to (and limited to) those affirmative covenants contained in the RBL Credit Documentation.
Financial Covenants:	Same (and limited to) financial covenants as those financial covenants contained in the RBL Credit Documentation.

Term Sheet – FLLO Term Loan Facility
Exhibit C – Page 4

Negative Covenants:	Subject to the FLLO Documentation Principles, the negative covenants shall be substantially similar to (and limited to) those negative covenants contained in the RBL Credit Documentation.
Events of Default:	Subject to the FLLO Documentation Principles, the events of default shall be substantially similar to (and limited to) the events of default contained in the RBL Credit Documentation, provided, however, that the FLLO Term Loan Credit Documentation shall contain notice provisions, thresholds, and grace and cure periods consistent with customary high yield bond indentures.
Voting:	The FLLO Term Loan Credit Documentation will contain provisions for amendments, waivers and other modifications substantially similar to such provisions contained in the RBL Credit Documentation and to include customary affiliate voting provisions.
Defaulting Lenders:	The FLLO Term Loan Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” FLLO Term Lenders.
Assignments and Participations:	The FLLO Term Loan Credit Documentation will contain provisions for assignments of and participations in the FLLO Term Loans substantially similar to the provisions for assignments of and participations in the loans contained in the RBL Credit Documentation modified to reflect the term loan nature of the FLLO Term Loans.
Yield Protection and Taxes:	The FLLO Term Loan Credit Documentation will contain yield protection and tax provisions substantially similar to those contained in the RBL Credit Documentation.
Expenses and Indemnification:	The FLLO Term Loan Credit Documentation will contain provisions for expense reimbursement and indemnification substantially similar to those provisions for expense reimbursement and indemnification contained in the RBL Credit Documentation, provided that expense reimbursement and indemnitees shall only be available under the FLLO Term Loan Credit Documentation for the Agents and Arrangers (and their respective affiliates).
Governing Law and Forum:	New York.
Counsel to the FLLO Term Loan Agent:	Sidley Austin LLP.

Term Sheet – FLLO Term Loan Facility
Exhibit C – Page 5

EXHIBIT D

Conditions Precedent

The availability and initial funding of the Exit RBL Facility and the Exit FLLO Term Loan Facility (collectively, the “Credit Facilities” and each a “Credit Facility”) shall be subject to the satisfaction (or waiver) of solely the following conditions. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached (including by reference to the Restructuring Support Agreement) or on Exhibits B or C (including the Annexes thereto) attached thereto; provided, that in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning shall be determined by reference to the context in which it is used.

1.	Each of the Loan Parties shall have executed and delivered the relevant Credit Documentation to which it is a party, which shall, in each case, be substantially consistent with the terms of the term sheets set forth Exhibits B and C to the satisfaction of the Commitment Parties and the Borrower, including all documents and instruments required to create and perfect the security interests in the Collateral, and the Lead Arranger and the Agents shall have received: customary closing and secretary’s certificates, borrowing notices and legal opinions (including legal opinions of local counsel in each material relevant jurisdiction), corporate documents (including organizational documents and certificates of authorization and/or good standing in each jurisdiction where material Borrowing Base Properties) are located and resolutions; a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Restructuring Transactions, are solvent; and such other documents and instruments as are customary for transactions of this type (including evidence of insurance and customary lien and judgment searches reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date, or which are otherwise permitted under the Credit Documentation).

2.	The representations in the Credit Documentation shall be true and correct in all material respects (except in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

3.	The Restructuring shall be consummated substantially concurrently with the initial funding of the Credit Facilities on Closing Date.

4.	The Agents shall have received a certificate of a responsible officer of the Borrower certifying (a) that the Borrower and its restricted subsidiaries have received all material third-party and governmental consents and approvals required by the terms of the Credit Documentation, (b) as to other customary matters in connection with the Closing Date, and (c) since the Petition Date, there has not been any material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases (as defined in the Restructuring Support Agreement) or the announcement of the filing or commencement of the Chapter 11 Cases.

Conditions Precedent
Exhibit D – Page 1

5.	The Agents shall have received (a) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2019 and unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter ending at least 60 days prior to the Closing Date, (it being agreed and understood that the financial statements described in this clause (a) have been received by the Agents and the condition described in this clause (a) has been satisfied with respect to the fiscal year of the Borrower ended December 31, 2019, and fiscal quarter ended March 31, 2020), (b) a pro forma unaudited consolidated balance sheet of the Borrower as of the Closing Date (based on the unaudited consolidated balance sheet of the Borrower as of the most recently ended calendar month ended at least 30 calendar days before the Closing Date), after giving effect to the making of the initial extensions of credit under the Credit Facilities, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no indebtedness other than the Loans made by the Lenders under each of the Credit Facilities, as applicable, on the Closing Date and other indebtedness permitted by the Credit Documentation (excluding any Specified Additional Debt), (c) at least 30 days prior to the Closing Date (or such later date as the RBL Agent may agree in its sole discretion), a reserve report, with an as of date within 150 days of the contemplated Plan Effective Date, prepared by an Approved Petroleum Engineer (as defined in the RBL Facility Term Sheet) covering the Borrowing Base Properties (the “Initial Reserve Report”) as to at least 80% by volumes of the Borrowing Base Properties covered thereby, with the balance prepared by or under the supervision of the Borrower’s chief engineer, (d) lease operating statements and production reports with respect to the oil and gas properties evaluated in the Initial Reserve Report for each fiscal quarter ended since the Petition Date and ending at least 60 days prior to the Closing Date and, to the extent that the Closing Date occurs on or after the day that is 60 days after the fiscal year ended December 31, 2020, for the fiscal year ended December 31, 2020 and (e) such other customary financial Projections in respect of the Borrower and its subsidiaries as the Lead Arranger may reasonably request in connection with the arrangement and syndication of the Exit FLLO Term Loan Facility to the extent so requested no later than 30 days prior to the Marketing Period Commencement Date (determined prior to giving effect to this clause (e)). The information required to be delivered pursuant to this paragraph 5 is referred to herein as the “Required Bank Information”.

6.	All actions necessary to establish that each Agent will have a perfected first priority security interest in the Collateral as required by the Credit Documentation shall have been taken, including delivery of an appropriate number of counterparts for filing in all relevant jurisdictions of all documents and instruments necessary to grant the Collateral Agent a perfected security interest (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the Credit Facilities shall have been delivered; provided, however, to the extent the Borrower and Guarantors are unable to (i) execute and deliver control agreements in connection with deposit accounts, commodities accounts or securities accounts or (ii) deliver insurance endorsements after the use of commercially reasonable efforts, the Borrower and the Guarantors shall have a 10 business day post-closing period (or such longer period as the RBL Agent may reasonably agree) to deliver such items in clause (i) and (ii).

7.	The Borrower shall have delivered satisfactory title information with respect to 85% of the PV-10 value of the Borrowing Base Properties evaluated in the Initial Reserve Report; provided, however, to the extent the Borrower is unable to deliver such title after the use of commercially reasonable efforts, the Borrower shall have a 30 day post-closing period (or such longer period as the RBL Agent may reasonably agree) to deliver such title. .

Conditions Precedent
Exhibit D – Page 2

8.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letters and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least 3 business days prior to the Closing Date (the “Invoice Date”), shall, in each case, substantially concurrently with the initial borrowings have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

9.	The Agent and Commitment Parties shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Commitment Parties at least 10 business days in advance of the Closing Date.

10.	To the extent the Exit FLLO Term Loan Facility is to be funded on the Closing Date, the Lead Arranger shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) upon receipt of the Required Bank Information (such date, the “Marketing Period Commencement Date”) (provided that the provision of any information as required under paragraph 5 above shall not “restart” the Marketing Period once the Marketing Period has otherwise begun) to syndicate the Exit FLLO Term Loan Facility.

11.	The Plan (as defined in the Restructuring Support Agreement), the order entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”), and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be consistent with the Restructuring Support Agreement (other than any changes to the terms described therein that would not reasonably be expected to adversely affect the interests of the Agents, the RBL Lenders or the FLLO Term Lenders in any material respect) and be in substance reasonably satisfactory to the Agents and shall provide for approval of the Credit Facilities and contain customary releases and exculpations, in each case that are reasonably acceptable to the Agents.

12.	The Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended, and shall not be subject to any pending appeals other than appeals the result of which would not have a materially adverse effect on the rights and interests of the Agents, the RBL Lenders or the FLLO Term Lenders.

13.	The Plan Effective Date (as defined in the Restructuring Support Agreement) shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan (other than the effectiveness of the Credit Facilities, which shall occur contemporaneously with the Plan Effective Date), shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals.

14.	The Agents shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims (including professional and transaction fees) required to be paid upon the Plan Effective Date.

15.	The lenders under the Prepetition Credit Facility shall receive the treatment outlined in the Exit RBL Facility Term Sheet, the Exit FLLO Term Loan Facility Term Sheet, the DIP Credit Agreement, the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and the DIP Lenders shall receive the treatment under the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan and the commitments thereunder shall have been terminated, and all security interests related thereto shall have either (a) been terminated or (b) been amended and restated to secure the Borrower’s obligations under the Credit Facilities, in either case concurrently with the Closing Date.

Conditions Precedent
Exhibit D – Page 3

16.	Each of the Debtors shall have paid to the DIP Lenders holding DIP Loans all other payments as provided for in any final orders entered in connection with the DIP Credit Agreement and/or use of cash collateral, and the Plan, which amounts shall be applied to the repayment of the DIP Obligations in accordance with the Plan. The DIP Credit Agreement and the Restructuring Support Agreement shall be in full force and effect and no default or event of default shall have occurred and be continuing pursuant to the terms thereof.

17.	After giving effect to the Restructuring Transactions, the pro forma Total Leverage Ratio (calculated in accordance with the “Financial Covenants” paragraph of the Exit RBL Facility Term Sheet, including the last paragraph thereof) is no greater than 2.25 to 1.00, and the RBL Agent shall have received a certificate from a financial officer of the Borrower stating the same.

18.	After giving effect to the Restructuring Transactions, the ratio of (x) Credit Facilities Total Outstandings and any other secured debt of the Borrower as of the Closing Date to (y) Total PDP PV-10 measured on a pro forma basis, is no less than 1.50 to 1.00, and the RBL Agent shall have received a certificate from a financial officer of the Borrower stating the same.

19.	The RBL Agent shall have received a certificate from a financial officer of the Borrower, dated as of the Closing Date, certifying that (i) the Borrower has received cash equity contributions in an aggregate amount no less than $600 million pursuant to the Backstop Commitment Agreement (as defined in the Restructuring Support Agreement), (ii) after giving effect to the Restructuring Transactions, the RBL Total Outstandings shall be no greater than $1,250 million and (iii) after giving effect to the Restructuring Transactions, minimum liquidity (to include unrestricted cash on hand and availability under the Exit RBL Facility) of the Borrower and the Restricted Subsidiaries shall be no less than $500 million.

Conditions Precedent
Exhibit D – Page 4

Annex I to Exhibit D

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

Conditions Precedent

Annex I to Exhibit D – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

Conditions Precedent

Annex I to Exhibit D – Page 2

Exhibit 4

Backstop Commitment Agreement

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

Chesapeake Energy Corporation

AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of June 28, 2020

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1	Backstop Commitment Schedule

EXHIBITS

Exhibit A	Form of Joinder Agreement

iii

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of June 28, 2020, is made by and among Chesapeake Energy Corporation, a corporation incorporated under the Laws of Oklahoma (the “Company”), on behalf of itself and each of the other Debtors, on the one hand, and each Backstop Party, on the other hand. The Company and each Backstop Party are referred to herein, individually, as a “Party” and collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Restructuring Support Agreement or Restructuring Term Sheet, as applicable.

RECITALS

WHEREAS, the Company (as defined in the Restructuring Support Agreement), the Backstop Parties and the Consenting Stakeholders (as defined in the Restructuring Support Agreement) have entered into a Restructuring Support Agreement, dated as of June 28, 2020 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement (the “Restructuring Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”)), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization to be filed in the Debtors’ jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”), currently pending, or to be commenced, in the United States Bankruptcy Court for Southern District of Texas (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Transactions and (b) requires that the Plan be consistent with the Restructuring Support Agreement;

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, motions seeking entry of, among others, the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order and the DIP Order; and

WHEREAS, pursuant to the Plan, the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures, the Company, on behalf of Reorganized Chesapeake, will conduct a rights offering (the “Rights Offering”) for the Rights Offering Shares for an aggregate subscription price of $600 million (the “Rights Offering Amount”) and a per-share purchase price equal to the Per Share Purchase Price, and on the Plan Effective Date, Reorganized Chesapeake shall assume and perform any remaining obligations with respect to the Rights Offering and issue the Rights Offering Shares.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Backstop Parties hereby agrees, severally and not jointly, as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Restructuring Support Agreement or Restructuring Term Sheet, as applicable:

“66 2/3 Consenting Second Lien Noteholders” means Consenting Second Lien Noteholders holding at least 66 2/3% of the aggregate outstanding principal amount of the Second Lien Note Claims that are held by Consenting Second Lien Noteholders.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code; provided, however, that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of any Debtor. “Affiliated” has a correlative meaning.

“Affiliated Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any special purpose investment vehicles, investment accounts or funds managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or sub-advisor as such Backstop Party or an Affiliate of such Backstop Party.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Term Sheet.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Unit, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Available Shares” means, collectively, all of the Unsubscribed Shares and Direct Investment Shares that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Commitment” has the meaning set forth in Section 2.2.

“Backstop Commitment Agreement Approval Order” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Commitment Percentage” means with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitments as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on the Backstop Commitment Schedule. Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Backstop Commitment Schedule” means, Schedule 1 to this Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Backstop Party” means the Parties set forth on the Backstop Commitment Schedule, as it may be amended from time to time in accordance with this Agreement.

“Backstop Party Default” means the failure by any Backstop Party to (a) deliver and pay the aggregate Per Share Purchase Price for such Backstop Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares (including the Direct Investment Shares) issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan.

“Backstop Party Replacement” has the meaning set forth in Section 2.3(b).

“Backstop Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the Backstop Commitment Agreement Approval Order.

“Business Day” has the meaning set forth in the Restructuring Term Sheet.

“Bylaws” means the bylaws of Reorganized Chesapeake, which shall become effective as of Plan Effective Date, and which shall be consistent with the terms set forth in the Restructuring Support Agreement and the Plan, and otherwise be in form and substance reasonably acceptable to the Required Plan Sponsors and the Company.

“Certificate of Incorporation” means the certificate of incorporation of Reorganized Chesapeake as in effect on the Plan Effective Date, which shall be consistent with the terms set forth in the Restructuring Support Agreement and the Plan, and otherwise be in form and substance reasonably acceptable to the Required Plan Sponsors and the Company.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means any and all written or oral agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between the Company or any of its Subsidiaries and any Employee Representative or that the Company or any of its Subsidiaries are bound by.

“Common Shares” means the shares of common stock that constitute equity interests in Reorganized Chesapeake.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019.

“Company Claims” has the meaning set forth in the Restructuring Term Sheet.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Backstop Parties on the date of this Agreement.

“Company Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) and each other profit sharing, stock purchase, stock option, restricted stock, other equity or equity-based compensation, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, retirement, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or contingent liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Conditions Precedent to the Plan Effective Date” has the meaning set forth in the Restructuring Term Sheet.

“Confirmation Date” has the meaning set forth in the Restructuring Term Sheet.

“Confirmation Hearing” has the meaning set forth in the Restructuring Term Sheet.

“Confirmation Order” has the meaning set forth in the Restructuring Term Sheet.

“Consenting Second Lien Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other enforceable arrangement or obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or agency or otherwise. The terms “controlling”, “controlled by” or “under common control with” each have the correlative meaning.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Unit in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Debtor” has the meaning set forth in the Restructuring Term Sheet.

“Defaulting Backstop Party” means in respect of a Backstop Party Default that is continuing, the applicable defaulting Backstop Party.

“Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

“DIP Agents” has the meaning set forth in the Restructuring Term Sheet.

“DIP Claims” has the meaning set forth in the Restructuring Term Sheet.

“DIP Credit Agreements” has the meaning set forth in the Restructuring Term Sheet.

“DIP Facilities” has the meaning set forth in the Restructuring Term Sheet.

“DIP Order” has the meaning set forth in the Restructuring Term Sheet.

“Direct Investment Right” has the meaning set forth in Section 2.1.

“Direct Investment Shares” means the Common Shares issued in accordance with the Direct Investment Right.

“Disclosure Statement” has the meaning set forth in the Restructuring Term Sheet.

“Disclosure Statement Order” means an Order, in form and substance reasonably acceptable to the Required Plan Sponsors and the Company, approving the Disclosure Statement with respect to the Plan and approving the Rights Offering Procedures and the solicitation with respect to the Plan which are in form and substance reasonably acceptable to the Required Plan Sponsors and the Company.

“DTC” means The Depository Trust Company.

“Employee Representative” has the meaning set forth in Section 4.14(a).

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Laws” has the meaning set forth in Section 4.18(a).

“Environmental Permits” has the meaning set forth in Section 4.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means, with respect to a Person, such Person’s principal executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of such Person in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other Person who performs similar policy-making functions for such Person. Officers of such Person’s parent(s) or subsidiaries shall be deemed Executive Officers of such Person if they perform such policy-making functions for such Person.

“Exit Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Facility Documents” has the meaning set forth in the Restructuring Term Sheet.

“Exit Facility Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Expense Reimbursement” has the meaning set forth in Section 6.13.

“FCPA” has the meaning set forth in Section 4.24.

“Filing Party” has the meaning set forth in Section 6.10(b).

“Final Order” has the meaning set forth in the Restructuring Term Sheet.

“Financial Reports” has the meaning set forth in Section 6.3.

“FLLO Term Loan Facility” has the meaning set forth in the Restructuring Term Sheet.

“FLLO Term Loan Facility Administrative Agent” has the meaning set forth in the Restructuring Term Sheet.

“FLLO Term Loan Facility Credit Agreement” has the meaning set forth in the Restructuring Term Sheet.

“FLLO Term Loan Facility Lenders” has the meaning set forth in the Restructuring Term Sheet.

“Funding Amount” has the meaning set forth in Section 2.4(b).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Unit” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 9.2.

“Indemnified Person” has the meaning set forth in Section 9.1.

“Indemnifying Parties” has the meaning set forth in Section 9.1.

“Infringe” has the meaning set forth in Section 4.15.

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (i) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (ii) patents, inventions, invention disclosures, technology, know-how, processes and methods, (iii) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (iv) trade secrets and confidential or proprietary information or content, and (v) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re-examinations and foreign counterparts of any of the foregoing.

“Investment Companies” has the meaning set forth in Section 2.4(b).

“Joinder Agreement” has the meaning set forth in Section 2.6(c).

“Joint Filing Party” has the meaning set forth in Section 6.10(c).

“knowledge” of the Company means the actual knowledge, after a reasonable inquiry of their direct reports, of Robert D. Lawler, Domenic J. Dell’Osso, Jr., Frank J. Patterson, James R. Webb, William M. Buergler or the chief restructuring officer of the Company, if any.

“Law” has the meaning set forth in the Restructuring Term Sheet.

“Legal Proceedings” has the meaning set forth in Section 4.13.

“Legend” has the meaning set forth in Section 6.9.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 9.1.

“Management Incentive Plan” has the meaning set forth in the Restructuring Term Sheet.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors and their Subsidiaries, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offering, provided in the case of clause (a) only, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any Event after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement, disclosure or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby or any related transactions (including any act or omission of the Debtors expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Required Backstop Parties in writing) (it being understood and agreed that this clause (iii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement); (iv) changes in the market price or trading volume of the Company Claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to other clauses contained in this definition); (v) the filing or pendency of the Chapter 11 Cases or any reasonably anticipated effects thereof; (vi) declarations of national emergencies or natural disasters; (vii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Unit, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (viii) the effect of any action taken by the Backstop Parties or their Affiliates with respect to the DIP Facility; (ix) any failure, in and of itself, of the Debtors to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts giving rise to such failure unless such facts are otherwise excluded pursuant to other clauses contained in this definition); (x) the occurrence of a Backstop Party Default or (xi) any matters expressly disclosed in the Company Disclosure Schedules as delivered on the date hereof; provided, that the exceptions set forth in clauses (i), (ii), (vi) and (vii) shall not apply to the extent that such Event is disproportionately adverse to the Debtors and their Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contract” has the meaning set forth in Section 4.23(a).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, and any other substances of any kind, that are regulated pursuant to or give rise to liability under any applicable Law pertaining to pollution or protection of the environment.

“Money Laundering Laws” has the meaning set forth in Section 4.25.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Backstop Party” has the meaning set forth in Section 2.6(d).

“New Money DIP Lenders” has the meaning set forth in Section 3.2(a).

“New Organizational Documents” has the meaning set forth in the Restructuring Term Sheet.

“New Warrants” has the meaning set forth in the Restructuring Term Sheet.

“Non-Competition Agreement” has the meaning set forth in Section 4.23(b).

“Non-Transferring Backstop Parties” has the meaning set forth in Section 2.6(d).

“Offer Acceptance Notice” has the meaning set forth in Section 2.6(d).

“Offered Backstop Commitment” has the meaning set forth in Section 2.6(d).

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Owned Real Property” means all Real Property owned, in whole or in part by the Company and its Subsidiaries, together with the Company’s and its Subsidiaries interest in all buildings, fixtures and improvements now or subsequently located thereon, and all appurtenances thereto.

“Party” has the meaning set forth in the Preamble.

“Per Share Purchase Price” means a purchase price per Common Share reflecting a discount of thirty-five percent (35%) to the Plan Equity Value, calculated consistently with the Restructuring Support Agreement.

“Permitted Liens” means (a) Liens for Taxes (i) that are not yet delinquent, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto or (iii) the nonpayment of which is permitted or required by the Bankruptcy Code; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for rent, labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Unit having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts (including joint operating agreements, oil and gas leases, farmout agreements, joint development agreements, transportation agreements, marketing agreements, seismic licenses and other similar operational oil and gas agreements), in each case, to the extent the same are ordinary and customary in the oil and gas business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Plan Effective Date, Liens granted in connection with the Exit Facility, and Liens that are explicitly permitted under the Exit Facility; (g) mortgages on a lessor’s interest in a lease or sublease; provided that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Plan Effective Date; (i) matters that would be reflected on a survey of any Real Property that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; and (j) Liens granted under the DIP Credit Agreements and the DIP Order, and Liens that are explicitly permitted under the DIP Credit Agreements and the schedules thereto as of the date hereof.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Unit or other entity or organization.

“Plan” has the meaning set forth in the Restructuring Term Sheet.

“Plan Effective Date” has the meaning set forth in the Restructuring Term Sheet.

“Plan Equity Value” means the equity value, post new-money, as implied by a Plan total enterprise value of $3.25 billion.

“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors prior to the Confirmation Hearing, and additional documents filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions and be subject to the consent rights set forth in the Restructuring Support Agreement and the Restructuring Term Sheet, where applicable.

“Post-Effective Date Business” means the businesses, assets and properties of Reorganized Chesapeake and its Subsidiaries, taken as a whole, as of the Plan Effective Date after giving effect to the transactions contemplated by the Plan.

“Pre-Closing Period” means the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period (each such taxable period, a “Pre-Closing Tax Period”).

“Purchasing Backstop Party” has the meaning set forth in Section 2.6(d).

“Purchase Price” means an amount equal to the product of the Unsubscribed Shares to be purchased by a Backstop Party and the Per Share Purchase Price.

“Put Option Premium” has the meaning set forth in Section 3.1.

“Put Option Premium Shares” has the meaning set forth in Section 3.2(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in Real Property used in the Company’s or its Subsidiaries’ business.

“Registrable Shares” has the meaning set forth in Section 6.5(a).

“Registration Rights Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Remaining Available Shares” has the meaning set forth in Section 2.3(b).

“Reorganized Chesapeake” has the meaning set forth in the Restructuring Term Sheet.

“Reorganized Debtors” has the meaning set forth in the Restructuring Term Sheet.

“Replacing Backstop Parties” has the meaning set forth in Section 2.3(b).

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, financial advisors, attorneys, accountants, advisors and other representatives.

“Required Backstop Parties” means the Backstop Parties holding at least 66 2/3% of the aggregate Backstop Commitments held by non-Defaulting Backstop Parties as of the date on which the consent or approval of the Required Backstop Parties is solicited.

“Required Plan Sponsors” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring” has the meaning set forth in the Restructuring Term Sheet.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Restructuring Transactions” has the meaning set forth in the Restructuring Support Agreement.

“Revolving Credit Facility” has the meaning set forth in the Restructuring Term Sheet.

“Revolving Credit Facility Claims” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering” has the meaning set forth in the Recitals.

“Rights Offering Amount” has the meaning set forth in the Recitals.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable aggregate Per Share Purchase Price, if applicable.

“Rights Offering Participants” means the Persons issued Subscription Rights in the Rights Offering in accordance with the Rights Offering Procedures and the Plan.

“Rights Offering Procedures” means the procedures governing the Rights Offering.

“Rights Offering Shares” means the Common Shares issued in accordance with the Rights Offering (including the Direct Investment Shares) and subject to the Rights Offering Procedures and the Restructuring Support Agreement.

“Rights Offering Subscription Agent” means Epiq Corporate Restructuring, LLC or another subscription agent appointed by the Company and reasonably acceptable to the Required Backstop Parties.

“ROFO Notice Period” has the meaning set forth in Section 2.6(d).

“Sanctions” has the meaning set forth in Section 4.26.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes Claims” has the meaning set forth in the Restructuring Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local Law.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subscription Rights” means the subscription rights issued in the Rights Offering to the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan (including the Direct Investment Right).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Unit in the nature of a tax, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, or levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Subscription Right, a Rights Offering Share or Common Share). “Transfer” used as a noun has a correlative meaning.

“Transferring Backstop Party” has the meaning set forth in Section 2.6(d).

“Unlegended Shares” has the meaning set forth in Section 6.7.

“Unsubscribed Shares” means all of the Rights Offering Shares that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan, excluding the Direct Investment Shares.

“willful or intentional breach” has the meaning set forth in Section 9.4.

Section 1.2      Construction. In this Agreement, unless the context otherwise requires:

(a)            references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)            descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)            references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(d)            words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)            the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)          “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)          references to “day” or “days” are to calendar days;

(i)           references to “the date hereof” means the date of this Agreement;

(j)          unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(k)        references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

Article II
BACKSTOP COMMITMENT

Section 2.1      The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the Backstop Commitment Agreement Approval Order, the Company, on behalf of Reorganized Chesapeake, shall conduct the Rights Offering pursuant to and in accordance with the Plan, the Rights Offering Procedures and the Disclosure Statement Order. The Rights Offering will be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, and all Rights Offering Shares (other than the Unsubscribed Shares purchased by the Backstop Parties pursuant to this Agreement) will be issued in reliance upon such exemption, and the Plan and the Disclosure Statement shall each include a statement to such effect. The offer and sale of the Unsubscribed Shares purchased by the Backstop Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Plan and the Disclosure Statement shall each include a statement to such effect. Twenty-five percent (25%) of the Common Shares to be issued pursuant to the Rights Offering shall be reserved for the Backstop Parties pro rata based on the Backstop Parties’ Backstop Commitment Percentages (the “Direct Investment Right”).

Section 2.2            The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the Backstop Commitment Agreement Approval Order, each Backstop Party agrees, severally and not jointly, to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and the Plan, and duly and timely purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Defaulting Backstop Party shall be liable to each non-Defaulting Backstop Party, the Company and Reorganized Chesapeake as a result of a Backstop Party Default by such Defaulting Backstop Party hereunder. In connection with the Rights Offering, and on and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly (in accordance with its Backstop Commitment Percentage), to purchase, and Reorganized Chesapeake shall sell to such Backstop Party (or Related Purchaser), on the Closing Date for the applicable aggregate Per Share Purchase Price, (a) the number of Unsubscribed Shares equal to (i) such Backstop Party’s Backstop Commitment Percentage, multiplied by (ii) the aggregate number of Unsubscribed Shares and (b) the number of Direct Investment Shares equal to (i) such Backstop Party’s Backstop Commitment Percentage, multiplied by (ii) the aggregate number of Direct Investment Shares (such obligations, the “Backstop Commitment”), in each case rounded among the Backstop Parties solely to avoid fractional shares as the Required Backstop Parties may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of the Backstop Parties). Notwithstanding anything to the contrary, the Backstop Parties shall not be required to exercise their Subscription Rights or their Direct Investment Rights until the date that the Company and the Backstop Parties reasonably agree is approximately three (3) Business Days prior to the Plan Effective Date.

Section 2.3            Backstop Party Default.

(a)          Upon the occurrence of a Backstop Party Default, the Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Backstop Parties (other than any Defaulting Backstop Party) of such Backstop Party Default, which notice shall be given promptly following the occurrence of such Backstop Party Default and to all Backstop Parties (other than any Defaulting Backstop Party) concurrently (such period, the “Backstop Party Replacement Period”), to make arrangements for one or more of the Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party) to purchase all or any portion of the Available Shares at the Per Share Purchase Price (any such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Backstop Parties electing to purchase all or any portion of the Available Shares, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party) (such Backstop Parties, the “Replacing Backstop Parties”).

(b)          In the event the Backstop Parties and their respective Related Purchasers do not elect to purchase all of the Available Shares pursuant to Section 2.3(a) (any such unpurchased Available Shares, the “Remaining Available Shares”), the Company shall give prompt written notice thereof to each of the Backstop Parties (other than any Defaulting Backstop Party), and each Backstop Party and their respective Related Purchasers (other than any Defaulting Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of such notice to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party) to purchase all or any portion of the Remaining Available Shares at the Per Share Purchase Price on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Backstop Parties electing to purchase all or any portion of such Remaining Available Shares, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party). For the avoidance of doubt, nothing in this Section 2.3(b) shall relieve any Backstop Party of its obligation to fulfill its Backstop Commitment.

(c)          In the event that any Remaining Available Shares are available for purchase pursuant to Section 2.3(b) and the Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party) do not elect to purchase all such Available Shares pursuant to the provisions thereof, the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction.  As used herein, “Cover Transaction” means a circumstance in which the Company, in its sole discretion, arranges for the sale of all or any portion of the Available Shares to any other Person, on terms and conditions substantially similar to the Backstop Commitment and the other terms and conditions applicable to the Backstop Parties in their obligation to purchase the Available Shares pursuant to this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the five (5) Business Day period specified in Section 2.3(b). For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Backstop Party of its obligations pursuant to this Article II or otherwise to fulfill its Backstop Commitment.

(d)          Any Available Shares purchased by a Replacing Backstop Party (and any commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of the Backstop Commitment Percentage of such Replacing Backstop Party for all purposes hereunder, including for purposes of the definition of “Required Backstop Parties.” If a Backstop Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Backstop Party Replacement to be completed within the Backstop Party Replacement Period and/or (ii), if applicable, the Cover Transaction to be completed within the Cover Transaction Period.

(e)          If a Backstop Party is a Defaulting Backstop Party, it shall not be entitled to any of the Put Option Premium hereunder.

(f)           For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 8.4 but subject to Section 10.11, no provision of this Agreement shall relieve any Defaulting Backstop Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.10, in connection with any such Defaulting Backstop Party’s Backstop Party Default.

Section 2.4            Escrow Account Funding.

(a)          Funding Notice. No later than the third (3rd) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Backstop Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the aggregate number of Rights Offering Shares elected to be purchased by the Rights Offering Participants, and the aggregate Per Share Purchase Price therefor in each case; (ii) the aggregate number of Unsubscribed Shares, if any, and the aggregate Per Share Purchase Price therefor in each case; (iii) the aggregate number of Unsubscribed Shares (based upon such Backstop Party’s Backstop Commitment Percentage) to be issued and sold by Reorganized Chesapeake to such Backstop Party and the aggregate Per Share Purchase Price therefor; (iv) the aggregate number of Direct Investment Shares (based upon such Backstop Party’s Backstop Commitment Percentage) to be issued and sold by Reorganized Chesapeake to such Backstop Party and the aggregate Per Share Purchase Price therefor; (v) if applicable, the number of Rights Offering Shares such Backstop Party is subscribed for in the Rights Offering and for which such Backstop Party had not yet paid to the Rights Offering Subscription Agent, the Per Share Purchase Price therefor and the aggregate amount to be paid for the Rights Offering Shares; and (vi) the escrow account designated in escrow agreements reasonably acceptable to the Required Backstop Parties and the Company or the segregated account described under Section 2.4(b) to which such Backstop Party shall deliver and pay the aggregate Per Share Purchase Price for such Backstop Party’s Backstop Commitment Percentage of the Unsubscribed Shares, and, if applicable, the aggregate Per Share Purchase Price for the Rights Offering Shares such Backstop Party has subscribed for in the Rights Offering (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Backstop Party may reasonably request.

(b)          Escrow Account Funding. On the date agreed with the Required Backstop Parties pursuant to escrow agreements reasonably acceptable to the Required Backstop Parties and the Company (the “Escrow Account Funding Date”), each Backstop Party (other than those that are registered investment companies (“Investment Companies”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Purchase Price for such Backstop Party’s Backstop Commitment Percentage of the Unsubscribed Shares, plus (ii) the aggregate Per Share Purchase Price for the Common Shares issuable pursuant to such Backstop Party’s exercise of all the Subscription Rights issued to it in the Rights Offering, plus (iii) the aggregate Per Share Purchase Price for the Direct Investment Shares (the “Funding Amount”), each by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Backstop Party’s Backstop Commitment and its obligation to fully exercise its Subscription Rights; provided, that in no event shall the Escrow Account Funding Date be less than five (5) Business Days after the Funding Notice Date or more than two (2) Business Days prior to the Plan Effective Date. On the Plan Effective Date, each Backstop Party that is an Investment Company shall deliver and pay its respective Funding Amount by wire transfer of immediately available funds in U.S. dollars to a segregated bank account of the Company or the Rights Offering Subscription Agent designated in the Funding Notice, or make other arrangements that are reasonably acceptable to the applicable Investment Company and the Company, in satisfaction of such Backstop Party’s Backstop Commitment and its obligations to fully exercise its Subscription Rights. For the avoidance of doubt, any Backstop Party that fails to fulfill its obligation to fully deliver and pay the aggregate Per Share Purchase Price for such Backstop Party’s Backstop Commitment Percentage of any Unsubscribed Shares or fully exercise such Backstop Party’s Subscription Rights (including the Direct Investment Rights) and duly purchase all of the Common Shares issuable to it pursuant to such exercise on (i) if an Investment Company, on the Closing Date, or (ii) otherwise, on the Escrow Account Funding Date, as applicable, shall be deemed a Defaulting Backstop Party. If the Closing does not occur, all amounts deposited by the Backstop Parties in the Escrow Account or segregated account, as applicable, shall be returned to the Backstop Parties as promptly as reasonably practicable.

Section 2.5          Closing.

(a)          Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Required Backstop Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 a.m., Houston, Texas time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”. The Closing Date shall be concurrent with the Plan Effective Date.

(b)          At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c)          At the Closing, issuance of the Rights Offering Shares purchased by each Backstop Party under the Rights Offering (including the Direct Investment Shares) or the Unsubscribed Shares pursuant to the Backstop Commitment (including any Available Shares that such Backstop Party has agreed to purchase in addition to its Backstop Commitment as a Replacing Backstop Party) will be made by Reorganized Chesapeake to each Backstop Party (or to its designee in accordance with Section 2.6(a)) in accordance with Section 6.7 against payment of the aggregate Per Share Purchase Price for such Common Shares purchased by such Backstop Party, in satisfaction of such Backstop Party’s Backstop Commitment. Notwithstanding anything to the contrary in this Agreement, all Common Shares (including the Rights Offering Shares, Direct Investment Shares, Unsubscribed Shares and Put Option Premium Shares) will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of Reorganized Chesapeake.

Section 2.6          Designation and Assignment Rights.

(a)          No Backstop Party shall be entitled to Transfer all or any portion of its Backstop Commitment except as expressly provided in this Section 2.6. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Backstop Party (or any permitted transferee thereof) to Transfer any of the Common Shares or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws. Notwithstanding anything in this Agreement to the contrary, this Agreement does not limit or restrict the Transfer of any Company Claims with respect to the Debtors and nothing in this Agreement shall restrict the ability of a Backstop Party to Transfer any Company Claims (including the associated Subscription Rights) in compliance with Section 8 of the Restructuring Support Agreement, and any such Transfer shall not impair or otherwise affect the rights and obligations of such Backstop Party under this Agreement or, for the avoidance of doubt, result in any change to such Backstop Party’s Backstop Commitment Percentage.

(b)          Each Backstop Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares, Direct Investment Shares and Put Option Premium Shares that it is obligated or has the right to receive hereunder (including any Available Shares that such Backstop Party has agreed to purchase in addition to its Backstop Commitment as a Replacing Backstop Party) be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Backstop Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares, Direct Investment Shares and Put Option Premium Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations and warranties set forth in Section 5.4 through Section 5.9, as if such Related Purchaser was a Backstop Party; provided, that no such designation pursuant to this Section 2.6(b) shall relieve such Backstop Party from its obligations under this Agreement.

(c)          Each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment to (i) an Affiliated Fund of the transferring Backstop Party or (ii) another Backstop Party or an Affiliated Fund thereof without the prior written consent of the Company or any other Backstop Party provided, that as a precondition to any such Transfer (i) such transferee, if not already a Backstop Party, shall agree to be fully bound by, and subject to, this Agreement as a Backstop Party hereto and shall execute and deliver a joinder agreement in substantially the form attached as Exhibit A hereto or otherwise in form and substance reasonably acceptable to the Company (a “Joinder Agreement”) and (ii) such transferee, if not already a party to the Restructuring Support Agreement, shall execute a joinder to the Restructuring Support Agreement. The parties agreeing to such Transfer shall provide prompt written notice thereof to the Company and the other Backstop Parties. Any such Transfer shall relieve the transferring Backstop Party from all of its rights and obligations under this Agreement with respect to such transferred Backstop Commitment if (i) to the extent such transferred Backstop Commitment is to an existing Backstop Party, after giving effect to such Transfer, the aggregate Backstop Commitments of the transferee Backstop Party and all of its Affiliated Funds, taken as a whole, does not exceed 125% of such aggregate Backstop Commitments in effect as of the date of this Agreement; (ii) the transferring Backstop Party (A) has provided an adequate equity support letter or a guarantee, in an amount sufficient to satisfy the transferred Backstop Commitment, in form and substance reasonably acceptable to the Company or (B) remains fully obligated to fund such Backstop Commitment; or (iii) the Company provides prior written consent of such Transfer, not to be unreasonably withheld, conditioned or delayed.

(d)

(i)           Subject to Section 2.6(d)(ii), if a Backstop Party desires to Transfer (a “Transferring Backstop Party”) all or any portion of its Backstop Commitment to a Person other than a Backstop Party as of such date (a “New Backstop Party”), such Transferring Backstop Party shall first provide written notice (an “Offering Notice”) to the other Backstop Parties party to this Agreement as of such date (the “Non-Transferring Backstop Parties”) and the Company of such Transfer, which Offering Notice shall state the amount of the Backstop Commitment proposed to be Transferred by the Transferring Backstop Party (the “Offered Backstop Commitment”), the consideration offered by the New Backstop Party and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof. The Offering Notice shall constitute the Transferring Backstop Party’s offer to Transfer the Offered Backstop Commitment to the Non-Transferring Backstop Parties, which offer shall be irrevocable for ten (10) Business Days (the “ROFO Notice Period”). Upon receipt of the Offering Notice, each Non-Transferring Backstop Party may elect during the ROFO Notice Period, in its sole discretion, to assume, in whole or in part, the Offered Backstop Commitment on the same terms and for the same consideration as set forth in the Offering Notice by delivering a written notice (an “Offer Acceptance Notice”) to the Transferring Backstop Party, the other Non-Transferring Backstop Parties and the Company stating that it offers to purchase such portion of the Offered Backstop Commitment on the terms specified in the Offering Notice. Any Offer Acceptance Notice shall be binding upon delivery and irrevocable by the applicable Non-Transferring Backstop Party. If more than one Non-Transferring Backstop Party (each, a “Purchasing Backstop Party”) timely delivers an Offer Acceptance Notice and the aggregate amount of Backstop Commitments to be purchased pursuant to such Offer Acceptance Notices is greater than the amount of the Offered Backstop Commitment, each Purchasing Backstop Party shall be allocated a portion of the Offered Backstop Commitment based upon its applicable Backstop Commitment Percentage as of the date of the Offering Notice as compared to the Backstop Commitment Percentages of all of the Purchasing Backstop Parties, unless otherwise agreed to by the Non-Transferring Backstop Parties. To the extent any portion of the Offered Backstop Commitment is not assumed by the Non-Transferring Backstop Parties, the Transferring Backstop Party shall have a thirty (30) calendar day period in which to agree a Transfer of such portion to a New Backstop Party on substantially the same (or more favorable as to the Transferring Backstop Party) terms and conditions as were set forth in the Offering Notice. If the Transferring Backstop Party does not agree such a Transfer in accordance with the foregoing time limitations, then the right of the Transferring Backstop Party to agree such Transfer pursuant to this Section 2.6(d) shall terminate and the Transferring Backstop Party shall again comply with the procedures set forth in this Section 2.6(d) with respect to any proposed Transfer of its Backstop Commitments to a new Backstop Party.

(ii)          Notwithstanding anything to the contrary set forth in Section 2.6(d)(i), a Transferring Backstop Party may Transfer, in one or more Transfers, to a New Backstop Party up to an aggregate of ten percent (10%) of the Backstop Commitments of such Transferring Backstop Party and all of its Affiliated Funds, taken as a whole, in effect as of the date hereof, without providing an Offering Notice or otherwise complying with the procedures in Section 2.6(d)(i).

(iii)         If a New Backstop Party assumes any Backstop Commitments in compliance with this Section 2.6(d), such Transfer shall relieve the Transferring Backstop Party from all of its rights and obligations under this Agreement with respect to such transferred Backstop Commitment if (A) to the extent such transferred Backstop Commitment is to a Non-Transferring Backstop Party, on the same conditions as set forth in Section 2.6(c), (B) the transferring Backstop Party (1) has provided an adequate equity support letter or a guarantee, in an amount sufficient to satisfy the transferred Backstop Commitment, in form and substance reasonably acceptable to the Company or (2) remains fully obligated to fund such Backstop Commitment; or (C) the Company provides prior written consent of such Transfer, not to be unreasonably withheld, conditioned or delayed. As preconditions to any Transfer of a Backstop Commitment to a New Backstop Party pursuant to this Section 2.6(d): (I) such New Backstop Party shall agree to be fully bound by, and subject to, this Agreement as a Backstop Party hereto and shall execute and deliver a Joinder Agreement and (II) such New Backstop Party shall execute a joinder to the Restructuring Support Agreement.

(e)          Notwithstanding the foregoing, each Backstop Party may elect to Transfer all or any portion of its Backstop Commitment to a New Backstop Party without following the procedures in Section 2.6(d) and without the prior consent of the Company or any other Backstop Party if such transferring Backstop Party elects to remain fully obligated to fund its Backstop Commitment in the event such New Backstop Party defaults in the funding. As preconditions to any such Transfer: (i) such New Backstop Party shall agree to be fully bound by, and subject to, this Agreement as a Backstop Party hereto and shall execute and deliver a Joinder Agreement and (ii) such New Backstop Party shall execute a joinder to the Restructuring Support Agreement. Such Joinder Agreement shall indicate that the Transferring Backstop Party remains fully obligated to fund the Transferred Backstop Commitment in the event that the New Backstop Party defaults under any of its obligations hereunder. The parties agreeing to such Transfer shall provide prompt written notice thereof to the Company and the other Backstop Parties. Upon receipt of such written notice, the Company shall revise the Backstop Commitment Schedule to reflect such Transfer and also indicate that the Transferring Backstop Party remains obligated in the event the New Backstop Party defaults in its obligations hereunder. For all other purposes hereunder, the New Backstop Party shall have the rights and obligations associated with the transferred Backstop Commitment, including with respect to the Put Option Premium and the determination of the Required Backstop Parties.

(f)           Upon the consummation of any Transfers of Backstop Commitments in accordance with Section 2.6(c), Section 2.6(d) or Section 2.6(e), the Company shall revise the Backstop Commitment Schedule to reflect such Transfer. Notwithstanding anything to the contrary contained in this Section 2.6, any Transfer of a Backstop Commitment under Section 2.6(c), Section 2.6(d) or Section 2.6(e) must include the associated Direct Investment Rights, which may not be transferred, in whole or in part, separate from the Backstop Commitment.

Article III
PUT OPTION PREMIUM

Section 3.1            Put Option Premium Payable by the Company. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Backstop Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate fee equal to $60 million, which represents ten percent (10%) of the Rights Offering Amount, based on their respective Backstop Commitment Percentages at the time such payment is made (the “Put Option Premium”) (including any Replacing Backstop Party but excluding any Defaulting Backstop Party). If the Backstop Parties are entitled to payment of the Put Option Premium in cash, the Put Option Premium shall be a superpriority administrative expense with priority over all other administrative claims except it shall be unsecured and (i) be subordinated in priority to the administrative claims provided on account of the DIP Claims and adequate protection on account of the Revolving Credit Facility Claims (and any claims to which such DIP Claims and adequate protection claims are subordinate) and (ii) payable only after all such claims set forth in clause (i) have been paid in full in cash or provided such other treatment as is agreed by (a) with respect to DIP Claims, 100% of New Money DIP Lenders and (b) with respect to Revolving Credit Facility Claims, holders of Revolving Credit Facility Claims sufficient to constitute class acceptance pursuant to Section 1126(c) of the Bankruptcy Code.

Section 3.2            Payment of Put Option Premium.

(a)          The Put Option Premium shall be fully earned, nonrefundable and non-avoidable and accrued by the Company as of the date hereof. The Put Option Premium shall be paid by the Company and Reorganized Chesapeake by, as applicable: (i) the issuance of a number of Common Shares equal to the Put Option Premium divided by the Per Share Purchase Price (the “Put Option Premium Shares”) (in each case rounded among the Backstop Parties solely to avoid fractional shares as the Required Backstop Parties may determine in their sole discretion) at the Closing pursuant to Section 2.5 or (ii) if this Agreement is earlier terminated pursuant to Article VIII (other than any termination of this Agreement with respect to one or more Backstop Parties pursuant to Section 8.3(b) or Section 8.4) payment in cash by wire transfer of immediately available funds in U.S. dollars to the accounts specified by each Backstop Party to the Company in writing as contemplated by Section 8.5(b). The aggregate Put Option Premium payable to a Backstop Party shall be reduced ratably upon a Backstop Party Default based on the Backstop Commitment Percentage of the Defaulting Backstop Party; provided, that if a Backstop Party Replacement sufficient to cure all or a portion of the Backstop Party Default occurs, the Put Option Premium shall only be ratably reduced to the extent of the uncured Backstop Party Default, and such amount that would have otherwise been reduced shall be paid to the Replacing Backstop Parties, as applicable.

(b)          The Put Option Premium shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes (except for any Taxes arising as a result of a Backstop Party’s failure to provide an IRS Form W-9 or appropriate IRS Form W-8, as applicable), on the Plan Effective Date, within the time specified therein. For the avoidance of doubt, the Put Option Premium will be payable as provided herein, irrespective of the amount of Unsubscribed Shares (if any) actually purchased.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2019 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof), the Company, on behalf of itself and each of the other Debtors hereby represents and warrants to the Backstop Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1           Organization and Qualification. Each of the Debtors (a) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization (except where the failure to be in good standing, or the equivalent, would not reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect), (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2           Corporate Power and Authority.

(a)          The Company has the requisite corporate power and authority (i) (A) subject to entry of the Backstop Commitment Agreement Approval Order and the Confirmation Order and the terms thereof, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the Backstop Commitment Agreement Approval Order and the Confirmation Order and the terms thereof, to perform each of its other obligations hereunder and (ii) subject to entry of the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order and the DIP Order and the terms thereof, to consummate the transactions contemplated herein and by the Restructuring Support Agreement, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Restructuring Support Agreement (this Agreement, the Plan, the Disclosure Statement, the Restructuring Support Agreement, the DIP Credit Agreements, the Exit Facility, the Registration Rights Agreement and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company.

(b)          Subject to entry of the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order and the DIP Order and the terms thereof, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order and the DIP Order and the terms thereof, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto.

(c)          Notwithstanding the foregoing, the Company makes no express or implied representations or warranties, on behalf of itself or the other Debtors, with respect to actions (including in the foregoing) to be undertaken by Reorganized Chesapeake, which actions shall be governed by the Plan and the Restructuring Support Agreement.

Section 4.3            Execution and Delivery; Enforceability. Subject to entry of the Backstop Commitment Agreement Approval Order and the terms thereof, this Agreement will have been, and subject to the entry of the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order, the DIP Order and the terms thereof, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto, as applicable. Upon entry of the Backstop Commitment Agreement Approval Order and assuming due and valid execution and delivery hereof by the Backstop Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). Upon entry of the Backstop Commitment Agreement Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Backstop Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.4            Authorized and Issued Equity Interests.

(a)          On the Closing Date, Reorganized Chesapeake will have sufficient authorized but unissued Common Shares to meet its obligations to deliver the Rights Offering Shares, Unsubscribed Shares, Put Option Premium Shares, any Common Shares to be issued upon the valid exercise of the New Warrants (“Warrant Shares”) and any other Common Shares to be issued pursuant to the Plan, the Restructuring Support Agreement and this Agreement. The Common Shares and New Warrants to be issued pursuant to the Plan and the Restructuring Support Agreement and this Agreement, including the Rights Offering Shares, Unsubscribed Shares and Put Option Premium Shares, the Warrant Shares and any other Common Shares to be issued pursuant to the Plan, the Restructuring Support Agreement and this Agreement, will, when issued and delivered by Reorganized Chesapeake, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed hereunder, in connection with the Restructuring Transactions or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the New Organizational Documents and the Registration Rights Agreement. Reorganized Chesapeake shall at all times reserve and keep available a number of its authorized but unissued Common Shares sufficient to permit the exercise in full of all outstanding New Warrants. The Warrant Shares will, when issued and delivered by Reorganized Chesapeake, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the New Organizational Documents and the Registration Rights Agreement.

(b)          Except as set forth in this Agreement or as contemplated by the Plan, the Restructuring Support Agreement, the New Warrants or Management Incentive Plan, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Debtors or (iv) relates to the voting of any units or other equity interests in any of the Debtors.

Section 4.5            No Conflicts. Assuming the consents described in Section 4.6 and Section 7.1(j) are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents or the New Organizational Documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6            Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Unit having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Backstop Commitment Agreement Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the transactions contemplated by this Agreement and the Rights Offering, (g) any notifications, filings, consents, waivers and approvals listed on Section 7.1(j) of the Company Disclosure Schedules and (h) any other Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7            Absence of Certain Changes. Since December 31, 2019 to the date of this Agreement, no Event has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.8            No Violation; Compliance with Laws. (a) The Company is not in violation of its certificate of formation or bylaws in any material respect, and (b) no other Debtor is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. None of the Debtors is or has been at any time since January 1, 2018 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9            Arm’s Length. The Company and each Debtor acknowledges and agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Backstop Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.10          Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2019, comply or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods and at the dates covered thereby (except as disclosed therein). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiary in the Company SEC Documents.

Section 4.11          SEC Documents. Since December 31, 2019, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.12          No Undisclosed Material Liabilities. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; and (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2019 or disclosed in the Company SEC Documents.

Section 4.13          Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no notices, claims, complaints, requests for information or legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, arbitrations or proceedings (collectively, “Legal Proceedings”) pending or, to the Company’s knowledge, threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14          Labor Relations.

(a)          Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there is no labor or employment-related Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”), or by any Governmental Unit, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Neither the Company nor any of its Subsidiaries is or in the past two (2) years has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there has not been any union organizing efforts, petitions or other unionization activity seeking recognition of a collective bargaining unit relating to the Company or any of its Subsidiaries in the past two (2) years. There is no strike, slowdown, concerted work stoppage, picketing, lockout, material labor dispute or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there has not been any such action within the past two (2) years. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into this Agreement.

(c)          The Company and each of its Subsidiaries are, and within the past two (2) years have been, in compliance with all applicable Laws relating to labor and employment, including those relating to payment of their obligations to all employees of the Company and any of its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay and all other compensation, remuneration and emoluments due and payable to such employees under Law, and those relating to labor management relations, hours, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security and workers compensation, except in each case to the extent that any noncompliance does not constitute or would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect and, for the avoidance of doubt, except for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

(d)          The Company and each of its Subsidiaries are, and within the past two (2) years have been, in compliance with the Worker Adjustment and Retraining Notification Act and any comparable Law and have no liabilities or other obligations thereunder, except to the extent that any noncompliance does not constitute or would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 4.15          Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries exclusively own, free and clear of all Liens except for Permitted Liens, all of their (x) patents and registered Intellectual Property (and all applications therefor) and (y) proprietary unregistered Intellectual Property, and all of the items in clause (x) are subsisting, and, to the knowledge of the Company, valid and enforceable; (ii) no Intellectual Property owned by the Company or its Subsidiaries, to the knowledge of the Company, has been infringed, misappropriated or violated (“Infringe”) by any other Person since January 1, 2017; (iii) the conduct of the businesses of the Company and its Subsidiaries as presently conducted does not Infringe any Intellectual Property of any other Person and no Person has alleged same in writing, except for allegations that have since been resolved or in connection with the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith; and (iv) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect (a) the confidentiality of their trade secrets and confidential information and (b) the integrity, security and continuous operation of their material software, systems, websites and networks (and all data therein), and, in the one year prior to the date of this Agreement (or earlier, if any of same have not since been resolved in all material respects), there have been no outages, interruptions, or breaches of same.

Section 4.16          Title to Real and Personal Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          Real Property. The Company or one of its Subsidiaries, as the case may be, has good and valid title in fee simple to each Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)          Leased Real Property. All Real Property Leases necessary for the operation of the Post-Effective Date Business are valid, binding and enforceable by and against the Company or its relevant Subsidiaries, and, to the knowledge of the Company no written notice to terminate, in whole or part, any of such leases has been delivered to the Company or any of its Subsidiaries (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served). Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any material Real Property Lease necessary for the operation of the Post-Effective Date Business is in default or breach under the terms thereof except for such instances of default or breach that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Personal Property. The Company or its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of its tangible personal property and leased assets, except for Permitted Liens.

Section 4.17          Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Units that are necessary for the ownership or lease of their respective properties and the conduct of the Post-Effective Date Business, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 4.18          Environmental. The Company and its Subsidiaries are, and have been for the past two (2) years, in compliance with all applicable Laws relating to the protection of the environment, natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety (with respect to exposure to Materials of Environmental Concern), or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”), except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company and its Subsidiaries (i) have received, possess and are in compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted (“Environmental Permits”), (ii) are not subject to any written or other formal action to revoke, terminate, cancel or limit any such Environmental Permits, and (iii) have paid all fees, assessments or expenses due under any such Environmental Permits, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except with respect to matters that have been fully and finally settled or resolved, (i) there are no Legal Proceedings under any Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries have not received written notice of any actual or potential liability of the Company for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws or Environmental Permits, where such Legal Proceedings or liability would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Within the past two (2) years (or earlier, to the extent the Company or any of its Subsidiaries is subject to ongoing obligations), none of the Company or any of its Subsidiaries has entered into any consent decree, settlement or other agreement with any Governmental Unit, and none of the Company or its Subsidiaries is subject to any Order, in either case relating to any Environmental Laws, Environmental Permits or to Materials of Environmental Concern, except for such consent decrees, settlements, agreements or Orders that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          There has been no release, disposal or arrangement for disposal of any Materials of Environmental Concern by or on behalf of the Company or its Subsidiaries, or release at or from any real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries, in each case that would reasonably be expected to (i) give rise to any Legal Proceeding, or to any liability, under any Environmental Law, or (ii) prevent the Company or any of its Subsidiaries from complying with applicable Environmental Laws or Environmental Permits, except for such Legal Proceedings, liability or burden or non-compliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)          Neither the Company nor any of its Subsidiaries has assumed or accepted by Contract any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern, where such assumption or acceptance of responsibility would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)          There has been no third-party environmental investigation, study, audit, review or assessment conducted on behalf of the Company within the last two (2) years in relation to the current business of the Company or any of its Subsidiaries or any real property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries describing any facts or circumstances which would reasonably be expected to give rise to any Legal Proceeding, or to any liability, under any Environmental Law or Environmental Permit, which Legal Proceeding or liability would reasonably be expected to have a Material Adverse Effect, the non-privileged written part of which has not been delivered or made available to the Backstop Parties.

(h)          Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.18 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 4.19          Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(a)          the Company and each of its Subsidiaries have timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all tax returns, statements, forms and reports (including declarations, disclosures, schedules, estimates and information statements) for Taxes (“Tax Returns”) that are required to be filed by the Company and its Subsidiaries. The Tax Returns accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby;

(b)          the Company and each of its Subsidiaries has paid or caused to be paid all Taxes imposed on it or its assets, business or properties which Taxes are due and payable and, to the extent not yet due and payable, has made adequate provision for the payment of such Taxes in accordance with GAAP or will make adequate provision therefor when required under GAAP on the financial statements of the Company included in the Company SEC Documents (except (i) Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Company or its Subsidiaries (as the case may be) have set aside on their books adequate reserves in accordance with GAAP or (ii) Taxes the non-payment thereof is permitted or required by the Bankruptcy Code);

(c)          as of the date hereof, with respect to the Company and its Subsidiaries, other than in connection with (A) the Chapter 11 Cases, or (B) Taxes being contested in good faith by appropriate proceedings for which adequate provisions have been made (to the extent required in accordance with GAAP), (I) there is no outstanding audit, assessment or written claim concerning any Tax liability of the Company and its Subsidiaries, (II) neither the Company nor its Subsidiaries have received any written notices from any taxing authority relating to any outstanding tax issue that could materially affect the Company and its Subsidiaries; and (III) there are no Liens with respect to Taxes upon any of the assets or properties of the Company and its Subsidiaries, other than Permitted Liens;

(d)          all Taxes that the Company and its Subsidiaries were required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

(e)          none of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years prior to the date hereof which was treated by the parties thereto as a distribution to which Section 355 of the Code is applicable;

(f)           within the last three (3) years prior to the date hereof, none of the Company and any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members);

(g)          there are no tax sharing, indemnification or similar agreements in effect between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries is a party to or otherwise bound by; and

(h)          none of the Company and any of its Subsidiaries has received a written claim which remains outstanding to pay any liability for Taxes of any Person (other than the Company or its Subsidiaries) arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, by contract or as a transferee or successor.

(i)           Sections 4.14(c), 4.19, 4.20(a), 4.20(c) and 4.20(e) (in each case, to the extent related to Tax matters) shall constitute the sole and exclusive representations and warranties with respect to Tax matters. No representation or warranty is provided with respect to any Tax position taken for any Tax period following the consummation of the Plan or with respect to the availability of any Tax attribute in such period. For the avoidance of doubt, the foregoing sentence is not intended to address any Pre-Closing Tax Period.

Section 4.20          Company Plans

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan is in compliance with ERISA, the Code, other applicable Laws and its governing documents; (ii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and, to the knowledge of the Company, nothing has occurred that is reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code or the imposition of any liability, penalty or tax under ERISA or the Code; (iii) all contributions required to have been made under the terms of any Company Plan have been timely made; and (iv) no claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of the Company, threatened in writing with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, (B) otherwise in relation to the Chapter 11 Cases or (C) any that, individually, would not reasonably be expected to result in a liability of the Company or any of its Subsidiaries in excess of $50,000).

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has or is reasonably expected to have any direct or indirect liability (including on account of a predecessor entity or an ERISA Affiliate) with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except for benefits required by Section 4980B of the Code or similar Law.

(d)          Neither the execution of this Agreement, the Plan or the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby will (A) entitle any director, employee or individual independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of service after the date hereof or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(e)          The execution, delivery of and performance by the Company and its Subsidiaries of its obligations under this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code, with respect to any Company Plan that would be in effect immediately after the Closing.

(f)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Plan is maintained outside the jurisdiction of the United States and covers any employee residing or working outside the United States.

Section 4.21          Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To its knowledge, the Company does not have any material weaknesses in its internal control over financial reporting as of the date hereof.

Section 4.22          Disclosure Controls and Procedures. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) to the knowledge of the Company has disclosed, based upon the most recent evaluation of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.23          Material Contracts.

(a)          Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the knowledge of the Company, no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract, is in default or material breach under the terms thereof except, in each case, for such instances of default or material breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any Contract necessary for the operation of the Post-Effective Date Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a Current Report on Form 8-K).

(b)          Except as has not, had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the Plan Effective Date) to (i) sell any products or services of or to any other Person or in any geographic region or (ii) engage in any line of business (or, after the Plan Effective Date, Reorganized Chesapeake or its Subsidiaries) (each, a “Non-Competition Agreement”).

Section 4.24          No Unlawful Payments. Since January 1, 2015, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has in any material respect: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”); or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. No material Legal Proceeding by or before any Governmental Unit or any arbitrator involving any of the Debtors, their respective Subsidiaries with respect to the FCPA or similar applicable anti-corruption laws is pending or, to the knowledge of the Company, threatened. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors and their respective Subsidiaries and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption Laws.

Section 4.25          Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and since January 1, 2015 have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any Governmental Unit or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors and their respective Subsidiaries and their respective directors, officers, employees and agents with the Money Laundering Laws.

Section 4.26          Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees, nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“Sanctions”). The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Unsubscribed Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors and their respective Subsidiaries and their respective directors, officers, employees and agents with the Sanctions.

Section 4.27         No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 4.28         No Registration Rights. Except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

Section 4.29         Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment and the other transactions contemplated by this Agreement.

Section 4.30         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all premiums due and payable in respect of insurance policies maintained by the Company and its Subsidiaries have been paid, (ii) the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate and (iii) as of the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms.

Section 4.31         No Undisclosed Relationships. There are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors or their Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, or Affiliate thereof, on the other hand that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described. A correct and complete copy of any Contract existing as of the date hereof between or among any of the Debtors or their Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors or their Subsidiaries, or Affiliate thereof, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or such subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K.

Section 4.32         Investment Company Act. None of the Debtors or any of their respective Subsidiaries is, or immediately after giving effect to the consummation of the Restructuring will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act, and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Debtors or their Subsidiaries comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.33         Disclosure Schedule, and Company SEC Document References.

(a)            The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedules shall be deemed disclosed in each other section of the Company Disclosure Schedules to which such fact or item may apply so long as (a) such other section is referenced by applicable cross-reference or (b) it is reasonably apparent that such disclosure is applicable to such other section. The headings contained in the Company Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Company Disclosure Schedules or this Agreement. The Company Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Any fact or item disclosed in the Company Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Company Disclosure Schedules are confidential information subject to Section 6.2, and no third party may rely on any information disclosed or set forth therein.

(b)            The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matters so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or any part entitled “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party, severally and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1         Organization. Such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2         Organizational Power and Authority. Such Backstop Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 5.3         Execution and Delivery. This Agreement (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) upon entry of the Backstop Commitment Agreement Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with their respective terms subject to the Enforceability Exceptions.

Section 5.4         No Conflict. Assuming that the consents referred to in Section 5.5 are obtained, the execution and delivery by such Backstop Party of this Agreement, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Backstop Party is party or is bound or to which any of the property or assets or such Backstop Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Party and (c) will not result in any material violation of any Law or Order applicable to such Backstop Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Backstop Party’s performance of its obligations under this Agreement.

Section 5.5         Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Unit having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement, the compliance by such Backstop Party with the provisions hereof and the consummation of the transactions (including the purchase by such Backstop Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Backstop Party’s performance of its obligations under this Agreement and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6         No Registration. Such Backstop Party understands that (a) the Unsubscribed Shares, Put Option Premium Shares and Rights Offering Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7         Purchasing Intent. Such Backstop Party is acquiring the Unsubscribed Shares, Put Option Premium Shares and Rights Offering Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8         Sophistication; Investigation. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares, Put Option Premium Shares and Rights Offering Shares. Such Backstop Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9         No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than the Transaction Agreements) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares, Put Option Premium Shares or Rights Offering Shares.

Section 5.10         Sufficient Funds. Such Backstop Party will have immediately available funds to make and complete the payment of the aggregate purchase price for the exercise of all of its Subscription Rights that are issued to it pursuant to the Rights Offering and fund such Backstop Party’s Backstop Commitment.

Article VI
ADDITIONAL COVENANTS

Section 6.1         Conduct of Business.

(a)            Except as explicitly set forth in this Agreement or otherwise contemplated by the Restructuring Support Agreement, Disclosure Statement and Plan, with the prior written consent of the Required Backstop Parties or in connection with, in the Company’s reasonable discretion, any reasonable COVID-19 Measures, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course and use commercially reasonable efforts to:

(i)            preserve intact its present business and its Post-Effective Date Business;

(ii)            maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations (except where the failure to do so would not individually, or in the aggregate, have a Material Adverse Effect);

(iii)            keep available the services of its officers and key employees; and

(iv)            preserve its relationships with material customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries in connection with the Post-Effective Date Business.

(b)            Without limiting the generality of the foregoing, except as explicitly set forth in this Agreement or otherwise contemplated by the Restructuring Support Agreement, Disclosure Statement and Plan, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Required Backstop Parties:

(i)            amend the Company’s certificate of incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) other than in connection with the New Organizational Documents;

(ii)            incur any capital expenditures or any obligations or liabilities in respect thereof, other than (A) in the ordinary course of business or (B) that is not material to the Post-Effective Date Business

(iii)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) in the ordinary course of business, or (B) acquisitions (by merger, consolidation, acquisition of stock or assets or otherwise) that do not exceed $5,000,000 individually or $25,000,000 in the aggregate;

(iv)            enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(v)            enter into any contract, agreement, arrangement or understanding that is a material Non-Competition Agreement;

(vi)            sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (A) in the ordinary course of business, or (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that do not exceed $5,000,000 individually or $25,000,000 in the aggregate;

(vii)            other than in connection with actions permitted by Section 6.1(b)(ii), make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business, or (B) loans, advances or capital contributions that do not exceed $5,000,000 individually or $25,000,000 in the aggregate;

(viii)            (A) unless required by a Company Plan in effect on the date hereof, with respect to any current or former directors or Executive Officers of the Company: (1) grant or increase any retention, severance or termination pay (or amend any existing retention, severance pay or termination arrangement); (2) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement); (3) increase benefits provided or payable under any existing severance or termination pay policies; or (4) increase compensation, bonus or other benefits; (B) grant any equity or equity-based awards to, or discretionarily accelerated the vesting or payment of any such awards; or (C) establish, adopt, enter into or materially amend any material Company Plan or any Collective Bargaining Agreement other than as required by the relevant Company Plan in effect on the date hereof or as required by applicable Law;

(ix)            (A) terminate the service of any Executive Officer of the Company or (B) hire, appoint, elect or promote any Person to be an Executive Officer of the Company;

(x)            settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(xi)            agree, resolve or commit to do any of the foregoing.

Section 6.2         Access to Information; Confidentiality.

(a)            Subject to applicable Law, COVID-19 Measures and Section 6.2(b), upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Backstop Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to such parties all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors, (iii) to violate any applicable Laws or Orders, or (iv) to permit any sampling, testing, analysis or investigation of environmental media at or related to the Debtors’ properties. All requests for information and access made in accordance with this Section 6.2 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b)            From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Backstop Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Backstop Party or its Representatives pursuant to this Section 6.2 or Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Backstop Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.2(b) (and such Backstop Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.2(b), (B) becomes available to a Backstop Party or its Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to a Backstop Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, (D) as or is independently developed by you or any of your Representatives without reference to such document or information or (E) such Backstop Party or any Representative thereof is requested or required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules and regulations or the rules and regulations of any administrative or self-regulatory organization, including by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process; provided, that, such Backstop Party or such Representative shall provide the Company with prompt written notice thereof (except that no such notice shall be required to be given in the case of routine examinations by any regulator that are not specifically directed at the transactions contemplated by this Agreement or the information or documents provided pursuant to Section 6.2(a) or Section 6.3) and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 6.2(b) shall not apply to any Backstop Party that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Debtors, for so long as such agreement remains in full force and effect (including any amendments thereto).

Section 6.3         Financial Information.

(a)            At all times prior to the Closing Date or termination of this Agreement, the Company shall deliver to each Backstop Party that so requests (and to such Persons’ financial advisors and counsel), subject to Section 6.2(b), financial reports, cash flow forecasts, variance reports, and accompanying certifications, as well as all statements and reports the Company is required to deliver to FLLO Term Loan Facility Administrative Agent pursuant to Section 8.1 of the FLLO Term Loan Facility Credit Agreement (the “Financial Reports”). To the extent the information contains material, non-public information, such information may at the election of the Backstop Party be provided to the Backstop Party’s financial advisors and counsel.

Section 6.4         Commercially Reasonable Efforts

(a)            Without in any way limiting any other respective obligation of the Company or any Backstop Party in this Agreement, each Party shall use (and the Company shall cause the other Debtors to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i)            timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Unit;

(ii)            defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the Backstop Commitment Agreement Approval Order, the Disclosure Statement Order, the Confirmation Order or the DIP Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Unit vacated or reversed; and

(iii)            working together in good faith to finalize Reorganized Chesapeake Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b)            Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Backstop Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Backstop Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Unit in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Backstop Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

Section 6.5         Registration Rights Agreement; Reorganized Chesapeake Organizational Documents.

(a)            Reorganized Chesapeake will enter into the Registration Rights Agreement, which agreement shall be in form and substance consistent with the Restructuring Term Sheet and otherwise reasonably acceptable to the Required Plan Sponsors and the 66 2/3 Consenting Second Lien Noteholders (the “Registration Rights Agreement”), in respect of the Common Shares, New Warrants and Warrant Shares that the Backstop Parties (and their respective Related Purchasers) may acquire in accordance with the Plan and this Agreement (collectively, the “Registrable Shares”). The Registration Rights Agreement shall, among other things, (i) provide for Reorganized Chesapeake to use commercially reasonable efforts to file or confidentially submit a shelf registration statement (whether on Form S-3 or on Form S-1) with the SEC covering the resale of Registrable Shares as soon following the Plan Effective Date as is permissible under the applicable rules and regulations of the SEC (and in no event later than 30 days following the Plan Effective Date or, if “fresh start” accounting is required, no later than 90 days following the Plan Effective Date), and provide for the requirements to use commercially reasonable efforts to cause such shelf registration statement to become effective on the earliest date reasonably practicable thereafter, (ii) provide that Reorganized Chesapeake’s obligation to maintain an effective shelf registration statement under the Registration Rights Agreement will terminate no earlier than the time that Registrable Shares issued to the Backstop Parties and their respective Related Purchasers may be sold by such Persons in a single transaction without limitation under Rule 144 of the Securities Act and (iii) treat each Backstop Party and Related Purchasers no less favorably than other Backstop Parties and the Related Purchasers with respect to its Registrable Shares.

(b)            The Plan will provide that on the Plan Effective Date, New Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of New Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.6         Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares, Put Option Premium Shares, Rights Offering Shares and Warrant Shares to the Backstop Parties and Related Purchasers pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. Reorganized Chesapeake shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares, Put Option Premium Shares, Rights Offering Shares and Warrant Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company or Reorganized Chesapeake, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.6. Notwithstanding the foregoing, the Company and Reorganized Chesapeake shall not be required to qualify as a foreign corporation or to file a general consent to service in any jurisdiction where it is not now so qualified or required to file such consent.

Section 6.7         DTC Eligibility. Reorganized Chesapeake shall use commercially reasonable efforts to promptly make, when applicable from time to time before, at and after the Closing, all Unlegended Shares eligible for deposit with DTC, unless a Backstop Party or Related Purchasers requests delivery of a physical stock certificate in lieu thereof. “Unlegended Shares” means any Common Shares acquired by the Backstop Parties and their respective Affiliates (including any Related Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Backstop Parties and their respective Affiliates in connection with the Rights Offering, that do not require, or are no longer subject to, the Legend. Common Shares subject to the Legend to be delivered pursuant to this Agreement shall, if feasible, be eligible with DTC under a restricted CUSIP or, if not feasible, issued pursuant to Reorganized Chesapeake’s book entry procedures and delivery to such Backstop Party and its Related Purchasers of an account statement reflecting the book entry of such Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares) shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement, unless a Backstop Party requests delivery of a physical stock certificate. If a Backstop Party or Related Purchaser requests delivery of one or more physical stock certificates, Reorganized Chesapeake shall use commercially reasonable efforts to deliver such stock certificates in accordance with the instructions of such Backstop Party or Related Purchaser.

Section 6.8         Use of Proceeds. The Company or Reorganized Chesapeake, as applicable, will apply the proceeds from the Rights Offering for the purposes identified in the Disclosure Statement and the Plan and for general corporate and strategic purposes as determined by management and the board of directors of Reorganized Chesapeake.

Section 6.9         Share Legend. Each certificate evidencing Unsubscribed Shares, Put Option Premium Shares and Rights Offering Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DATE OF ISSUANCE, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by Reorganized Chesapeake or its agent, or DTC, and the term “Legend” shall include such restrictive notation. Reorganized Chesapeake shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Chesapeake records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. Reorganized Chesapeake may reasonably request such certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend and will obtain any necessary legal opinions at the Company’s or Reorganized Chesapeake’s cost and expense.

Section 6.10         Antitrust Approvals.

(a)            Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the later of (x) the date hereof or (y) a date reasonably determined by the Required Backstop Parties (not to be later than twenty-five (25) Business Days following the date hereof)) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority. The Company agrees to pay all filing fees of a Governmental Unit incurred by any Party in connection with the filings and other actions contemplated by this Section 6.10(a).

(b)            The Company and each Backstop Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Backstop Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Required Backstop Parties and the Company.

(c)            Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d)            The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.10 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards in the event that they contain commercially sensitive information of the Company or a Filing Party. The obligations in this Section 6.10 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.11         Alternative Restructuring Proposals. Subject to the Restructuring Support Agreement, the Company and the other Debtors shall not seek, solicit, or support any Alternative Restructuring Proposal, and shall not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Restructuring Proposal; provided, however, that nothing in this Section 6.11 shall limit (i) subject to obtaining all applicable consents and approvals required under the Restructuring Support Agreement, the Parties’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding refinancing of the Exit Facility to be consummated following the Plan Effective Date, or (ii) require the Debtors or any of their respective directors, officers, members or managers, as applicable (each in such Person’s capacity as a director, officer, member or manager), to take any action, or refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach such party’s fiduciary obligations under applicable Law, or shall limit any Debtor from considering any Alternative Restructuring Proposal brought to them consistent with their fiduciary duties.

Section 6.12         Tax Treatment. The Company and each of the Backstop Parties hereby agree to treat the rights and obligations arising under this Agreement, including the Backstop Commitment and the Put Option Premium, for U.S. federal and applicable state and local income tax purposes, as an option to sell property issued by each Backstop Party to the Company in consideration for the Put Option Premium. Each party shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment (whether in audits or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.13         Expense Reimbursement. Whether or not the transactions contemplated hereunder are consummated, the Debtors or Reorganized Chesapeake, as applicable, agree to pay all reasonably incurred and documented out-of-pocket fees and expenses of the Backstop Parties executing this Agreement as of the date hereof (the “Initial Backstop Parties”), including the reasonably incurred and documented out-of-pocket fees and expenses of the attorneys, accountants, other professionals, advisors, and consultants to the Initial Backstop Parties, including the fees and expenses of Perella Weinberg Partners LP, Moelis & Company LLC, FTI Consulting, Inc., Davis Polk & Wardwell LLP, Akin Gump Strauss Hauer & Feld LLP and any local counsels engaged by the Initial Backstop Parties, whether incurred in connection with the Chapter 11 Cases or the preparation therefor, including the transactions contemplated by this Agreement and the Restructuring Support Agreement and (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the Backstop Commitment Agreement Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code. The Debtors shall pay any invoices for the Expense Reimbursement within five (5) Business Days of receipt thereof. The Expense Reimbursement accrued through the date on which the Backstop Commitment Agreement Approval Order is entered shall be paid in accordance with the Backstop Commitment Agreement Approval Order upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the Backstop Commitment Agreement Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the Backstop Commitment Agreement Approval Order. The Initial Backstop Parties shall reasonably promptly provide summary copies of all invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of their invoices shall not constitute any waiver of the attorney client privilege or of any benefits of the attorney work product doctrine) to the Debtors and to the United States Trustee. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. Notwithstanding anything contained in this Section 6.13 to the contrary, the Debtors or Reorganized Chesapeake, as applicable, shall not accrue additional Expense Reimbursement obligations from and after the Closing or termination of this Agreement pursuant to Article VIII, and the obligation to pay such Expense Reimbursements shall survive the Closing or such termination until paid.

Article VII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1         Conditions to the Obligations of the Backstop Parties. The obligations of each Backstop Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a)            Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered the Backstop Commitment Agreement Approval Order in form and substance reasonably acceptable to the Required Plan Sponsors, and such Order shall be a Final Order.

(b)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably acceptable to the Required Plan Sponsors, and such Order shall be a Final Order.

(c)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Required Plan Sponsors, and such Order shall be a Final Order.

(d)            Plan. The Company and all of the other Debtors shall have substantially complied with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, Reorganized Chesapeake and the other Debtors on or prior to the Plan Effective Date and the conditions to the occurrence of the Plan Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(e)            Rights Offering. The Rights Offering shall have been conducted in accordance with the Plan, the Disclosure Statement Order and this Agreement.

(f)            Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order;

(g)            Registration Rights Agreement; Reorganized Chesapeake Organizational Documents.

(i)            The Registration Rights Agreement shall have been executed and delivered by Reorganized Chesapeake, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto, and shall be in full force and effect.

(ii)            The New Organizational Documents shall have been duly approved and adopted and shall be in full force and effect.

(h)            Governmental Approvals. All waiting periods applicable under Antitrust Laws in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws shall have been obtained or deemed obtained.

(i)            No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(j)            Consents. All governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions set forth on Section 7.1(j) of the Company Disclosure Schedules have been made or received.

(k)            Representations and Warranties.

(i)            The representations and warranties of the Debtors contained in Section 4.7 and Section 4.29 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)            The representations and warranties of the Debtors contained in Sections 4.2, 4.3 and 4.4 shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)            The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l)            Exit Facility. The Exit Facility, in form and substance reasonably acceptable to the Required Plan Sponsors, shall have become effective.

(m)            Covenants. The Company shall have performed and complied, in all material respects, with all its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(n)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(o)            Officer’s Certificate. Each Backstop Party shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(k), (l) and (n) and (p) have been satisfied.

(p)            Restructuring Support Agreement Conditions Precedent. All Conditions Precedent to the Plan Effective Date (as such term is defined in the Restructuring Term Sheet) shall have been satisfied or waived in accordance with the Restructuring Support Agreement.

(q)            Funding Notice. Each Backstop Party shall have received the Funding Notice.

Section 7.2         Waiver of Conditions to Obligations of Backstop Parties. Subject to Section 10.7, all or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by the Required Backstop Parties in their sole discretion and if so waived, all Backstop Parties shall be bound by such waiver.

Section 7.3         Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Backstop Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a)            Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered the Backstop Commitment Agreement Approval Order and such Order shall be a Final Order.

(b)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall be a Final Order.

(c)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d)            DIP Order. The Bankruptcy Court shall have entered the DIP Order, and such Order shall be a Final Order.

(e)            Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(f)            Governmental Approvals. All waiting periods applicable under Antitrust Laws in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances shall have been obtained or deemed obtained.

(g)            No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h)            Representations and Warranties.

(i)            The representations and warranties of the Backstop Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii)            The representations and warranties of the Backstop Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(i)            Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

Article VIII
TERMINATION

Section 8.1         Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Required Backstop Parties.

Section 8.2         Termination by the Required Backstop Parties. Notwithstanding anything to the contrary in this Agreement, unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 8.2, at which point this Agreement may be terminated by the Required Backstop Parties (or in the case of Section 8.2(a), each Backstop Party can terminate, but only with respect to itself, after the Outside Date (unless the Outside Date is extended by the Required Backstop Parties, then only after such extended Outside Date)) upon written notice to the Company upon the occurrence of any of the following Events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., Houston, Texas time on the fifth Business Day following the occurrence of any of the following Events; provided that the Required Backstop Parties may waive such termination or extend any applicable dates in accordance with Section 10.7 (or in the case of Section 8.2(a), each Backstop Party can terminate, but only with respect to itself, after the Outside Date (unless the Outside Date is extended by the Required Backstop Parties, then only after such extended Outside Date)):

(a)            the Closing Date has not occurred by 11:59 p.m., Eastern Time on December 28, 2020 (as may be extended pursuant to Section 2.3(d) or the following proviso, the “Outside Date”), unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated; provided, that the Outside Date may be waived or extended one or more times with the prior written consent of the Required Backstop Parties except that, notwithstanding anything to the contrary in this Agreement, the Outside Date may not be extended later than 11:59 p.m., Eastern Time on March 28, 2021; provided further, notwithstanding anything to the contrary herein, each Backstop Party may terminate this Agreement by written notice to the Company, or automatic termination of this Agreement pursuant to the immediately preceding paragraph may only be waived in writing by each Backstop Party, in each case solely with respect to itself, if the Closing Date has not occurred by (i) if the Outside Date has not been extended by the Required Backstop Parties pursuant to this Section 8.2(a), the Outside Date, or (ii) otherwise, such extended Outside Date; provided further, a Backstop Party that terminates this Agreement pursuant to this Section 8.2(a), shall have no further obligations with respect to its Backstop Commitment, no entitlement to any Direct Investment Rights, no entitlement to any Expense Reimbursement for periods after the effectiveness of such termination (but, for the avoidance of doubt, the Company shall remain obligated to pay any Expense Reimbursement for such terminating Backstop Party accrued before the effectiveness of such termination unless such Backstop Party was previously or substantially simultaneously terminated in accordance with Section 8.3(b)), and shall be entitled to payment of the Put Option Premium in cash pursuant to Section 8.5(b) unless such Backstop Party was previously or substantially simultaneously terminated in accordance with Section 8.3(b).

(b)            the obligations of the Consenting Stakeholders or the FLLO Term Loan Facility Lenders under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement;

(c)            (i) the Company or the other Debtors shall have materially breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become materially inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(k), Section 7.1(l), Section 7.1(n) or Section 7.1(p) not to be satisfied, (ii) the Required Backstop Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.1(k), Section 7.1(l), Section 7.1(n) or Section 7.1(p) is not capable of being satisfied; provided, that, this Agreement shall not terminate automatically (and the Required Backstop Parties may not terminate this Agreement, as applicable) pursuant to this Section 8.2(c) if the Required Backstop Parties are then in willful or intentional breach of this Agreement if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3;

(d)            any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement; provided that the Debtors shall have ten (10) Business Days following the issuance of any such Law or Order to obtain relief or propose an alternative that would allow consummation of such transactions in a manner that does not prevent or diminish compliance with the terms of the Transaction Agreements;

(e)            (i) the Debtors have materially breached their obligations under Section 6.11; (ii) the Bankruptcy Court approves or authorizes an Alternative Restructuring Proposal; or (iii) any of the Debtors enters into any Contract providing for the consummation of any Alternative Restructuring Proposal;

(f)            the Company or any other Debtor (i) materially and adversely (to the Backstop Parties, in their capacities as such) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documents in violation of the requirements of the Restructuring Support Agreement or (ii) publicly announces its intention to take any such action listed in sub-clauses (i) of this subsection; or

(g)            the Backstop Commitment Agreement Approval Order, Disclosure Statement Order, Confirmation Order or any other Order approving the Exit Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior written consent of the Required Plan Sponsors (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Required Backstop Parties.

Section 8.3         Termination by the Company. This Agreement may be terminated by the Company upon written notice to each Backstop Party upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a)            any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements;

(b)            subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3 or Section 2.6 (which will be deemed to cure any breach by the replaced Backstop Party pursuant to this Section 8.3(b)) (i) any Backstop Party shall have materially breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement or any such representation or warranty shall have become materially inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(i) not to be satisfied, (ii) the Company shall have delivered written notice of such material breach or material inaccuracy to such Backstop Party, (iii) such material breach or material inaccuracy is not cured by such Backstop Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(i) is not capable of being satisfied, then the Company may terminate this Agreement solely with respect to such breaching Backstop Party and shall offer to the other non-breaching Backstop Parties the right but not the obligation to assume such terminated Backstop Party’s Backstop Commitment in such amounts as may be agreed upon by all of the Backstop Parties electing to assume all or any portion of the Backstop Commitment, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Backstop Parties; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in willful or intentional breach of this Agreement; provided, further, that this Agreement shall continue in full force and effect with respect to the non-breaching Backstop Parties;

(c)            the Backstop Commitment Agreement Approval Order, Disclosure Statement Order, Confirmation Order or any other Order approving the Exit Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Company (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Backstop Parties subject to the reasonable satisfaction of the Debtors.

(d)            solely if the Bankruptcy Court has entered the Backstop Commitment Agreement Approval Order but has not yet entered the Confirmation Order, the board of directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action and including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the board of directors’ fiduciary obligations under applicable Law (as reasonably determined by the board of directors in good faith after consultation with outside legal counsel and based on the advice of such counsel), and the board of directors shall give prompt written notice to the Backstop Parties of any determination in accordance with this Section 8.3(d);

(e)            the Restructuring Support Agreement is terminated as to the Company in accordance with its terms; or

(f)            the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 8.2(a) or Section 2.3(d)), unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(f) if it is then in willful or intentional breach of this Agreement.

Section 8.4         Individual Backstop Party Termination. Any Backstop Party may terminate its status as a party to this Agreement, including all of its Backstop Commitments, as to itself only, upon the filing of any Definitive Document that contains terms that are not consistent with the terms of the Restructuring Support Agreement (as in effect as of the date hereof without giving effect to any amendment or modification thereof) and where such differences, taken as a whole, have a material and adverse impact on such Backstop Party, by delivery of a written notice to all Parties in accordance with Section 10.1 hereof within three (3) Business Days of such filing. Such terminating Backstop Party shall not be entitled to any of the Put Option Premium, Direct Investment Rights or Expense Reimbursement for periods following its termination hereunder (but, for the avoidance of doubt, the Company shall remain obligated to pay any Expense Reimbursement for such terminating Backstop Party accrued before the effectiveness of such termination). Following effectiveness of such termination, the other Backstop Parties may arrange for a Backstop Party Replacement pursuant to Section 2.3.

Section 8.5         Effect of Termination.

(a)            Upon termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the provisions set forth in Article III, Section 6.13, this Section 8.5, Article IX and Article X (including, for the avoidance of doubt, the obligation of the Debtors or the Company, as applicable, to pay the Put Option Premium pursuant to Section 8.5(b) and the Expense Reimbursement pursuant to Section 6.13 (unless such Backstop Party was previously or substantially simultaneously terminated in accordance with Section 8.3(b))) shall survive the termination of this Agreement in accordance with their terms and subject to any Order of the Bankruptcy Court and (ii) subject to Section 10.11, nothing in this Section 8.5 shall relieve any Party from liability for gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)            Upon termination of this Agreement pursuant to this Article VIII (other than any termination of this Agreement with respect to one or more Backstop Parties pursuant to Section 8.3(b) or Section 8.4), the Company or the Debtors, as applicable, shall pay cash in the amount of the Put Option Premium to the Backstop Parties (excluding any terminated Backstop Parties under Section 8.3(b), any Backstop Parties who have terminated under Section 8.4 and any Defaulting Backstop Parties) or their designees based upon their respective Backstop Commitment Percentages, by wire transfer of immediately available funds to such accounts as each Backstop Party may designate, within two (2) Business Days of such termination. For the avoidance of doubt, if this Agreement is terminated pursuant to Section 8.2(a) with respect to one or more Backstop Parties, such Backstop Parties (unless previously or substantially simultaneously terminated under Section 8.3(b)) shall be entitled to their ratable portion of the Put Option Premium in cash by wire transfer of immediately available funds to such accounts as such Backstop Party may designate, within two (2) Business Days of such termination.

Article IX
INDEMNIFICATION AND CONTRIBUTION

Section 9.1         Indemnification Obligations. Following the entry of the Backstop Commitment Agreement Approval Order, the Company, the other Debtors and the Reorganized Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties, except to the extent provided for in Section 2.5(c), Section 3.2 and 4.4(a)) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Restructuring Support Agreement, the Chapter 11 Cases or any other similar claims and related litigation, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offering, the payment of the Put Option Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, the Reorganized Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party and its Related Parties, caused by a Backstop Party Default by such Backstop Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person. The Indemnified Persons are express third party beneficiaries of this Article IX.

Section 9.2         Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article IX. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof or participation therein, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims and determines in good faith that the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Nothing in this Section 9.2 shall limit the ability that the Debtors and the Reorganized Debtors otherwise have (i) to have sole control over any Tax controversy or Tax audit of the Debtors or the Reorganized Debtors or (ii) to settle any liability for Taxes of the Debtors or the Reorganized Debtors. The Debtors or Reorganized Debtors, as applicable, shall give prompt notice to all relevant Backstop Parties of any material changes or events in connection with a Tax controversy or audit.

Section 9.3         Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably acceptable to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4         Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 9.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company (or Reorganized Chesapeake, as applicable) pursuant to the issuance and sale of the Unsubscribed Shares and the Rights Offering Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Put Option Premium paid or proposed to be paid to the Backstop Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 9.5         Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this Article IX are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement, and the obligations of the Debtors under this Article IX shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and the Debtors (and the Reorganized Debtors) may comply with the requirements of this Article IX without further Order of the Bankruptcy Court.

Article X
GENERAL PROVISIONS

Section 10.1         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)            If to the Company or any of the other Debtors:

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Tel:	(405) 848-8000
Attn:	James R. Webb, Executive Vice President, General Counsel and Corporate Secretary
Email:	jim.webb@chk.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654,

Tel:	(312) 862-2000
Fax:	(312) 862-2200
Attn:	Patrick J. Nash, Jr., P.C.
Marc Kieselstein, P.C.
Alexandra Schwarzman
Email:	patrick.nash@kirkland.com
marc.kieselstein@kirkland.com
alexandra.schwarzman@kirkland.com

(b)            If to the FLLO Backstop Parties, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Tel:	+1 212 450 4000
Fax:	+1 212 701 5800
Attn:	Damian S. Schaible
Darren S. Klein
Aryeh Ethan Falk
Stephen Salmon
Bryan M. Quinn
Email:	damian.schaible@davispolk.com;
darren.klein@davispolk.com
aryeh.falk@davispolk.com
stephen.salmon@davispolk.com
bryan.quinn@davispolk.com

(c)            If to the Franklin Backstop Parties, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Tel:	+1 713 220 5800
Attn:	Michael S. Stamer
Meredith A. Lahaie
Stephen B. Kuhn
Email:	mstamer@akingump.com;
mlahaie@akingump.com
skuhn@akingump.com

Section 10.2         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Required Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3 or 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided under Article IX with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3         Prior Negotiations; Entire Agreement.

(a)            This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) and the Restructuring Support Agreement (including the Restructuring Term Sheet) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement (including the Restructuring Term Sheet) will each continue in full force and effect; provided, that in the event of any conflict between this Agreement and the Restructuring Support Agreement (including the Restructuring Term Sheet), the Restructuring Support Agreement (including the Restructuring Term Sheet) shall prevail. All exhibits, schedules and annexes hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b)            Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4         Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the BANKRUPTCY COURT, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6         Counterparts. This Agreement may be executed through the use of electronic signature and in any number of counterparts, all of which will be considered an original and one and the same agreement and will become effective when counterparts have been signed (electronically or otherwise) by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. The Company shall be provided signature pages of the Backstop Parties in unredacted form; provided, that the Company, the Debtors and counsel to the Company and the Debtors shall not make any public disclosure of any kind that would disclose either: (i) the holdings or Backstop Commitments of any Backstop Parties (including the signature pages hereto, which shall not be publicly disclosed or filed), (ii) the identity of any Backstop Parties and (iii) the Backstop Commitment Schedule, in each case without the prior written consent of such Backstop Party or the order of a Bankruptcy Court or other court with competent jurisdiction.

Section 10.7         Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Required Backstop Parties; provided, that any Backstop Party’s (other than a Defaulting Backstop Party) prior written consent shall be required for any amendment that would, directly or indirectly: (i) modify such Backstop Party’s Backstop Commitment Percentage, including with respect to the Direct Investment Shares, (ii) increase the Per Share Purchase Price, (iii) decrease the Put Option Premium or adversely modify the method of payment thereof, (iv) extend the Outside Date other than as permitted by Section 8.2(a), (v) change any provision of this Section 10.7 or the definition of “Required Backstop Parties” or (vi) have a materially adverse and disproportionate effect on such Backstop Party. Notwithstanding the foregoing, the Backstop Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Required Backstop Parties to reflect changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement and no such revisions shall give rise to any termination right or allow the Backstop Parties to fail to close the transactions contemplated by this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Required Backstop Parties only by a written instrument executed by the Required Backstop Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8         Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9         No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, this Article X, the indemnification and other obligations of the Company pursuant to Article IX and the obligations set forth in Article III, Section 6.13 and Section 8.5 shall survive the Closing Date or the termination of this Agreement until the latest date permitted by applicable Law and, if applicable, be assumed by Reorganized Chesapeake and its Subsidiaries.

Section 10.10         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.11         Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.12         No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to any Debtor that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely, and each Backstop Party confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.13         Publicity. Other than as may be required by applicable Law or the rules and regulations of any securities exchange, at all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.13 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases or making any other filings or public announcements as may be required by applicable Law. For the avoidance of doubt, each Party shall have the right, without any obligation to the other Parties, to decline to comment to the press with respect to this Agreement.

Section 10.14         Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.15         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors (which with respect to the Debtors includes the Reorganized Debtors) and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.15 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments.  For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.16         Independence of Backstop Parties’ Obligations and Rights. The obligations of each Backstop Party under this Agreement and the transactions contemplated herein and therein are several and not joint with the obligations of any other Backstop Party, and no Backstop Party shall be responsible in any way for the performance of the obligations of any other Backstop Party under this Agreement or the transactions contemplated herein. Nothing contained herein or in any other agreement referred to in this Agreement, and no action taken by any Backstop Party pursuant hereto shall be deemed to constitute the Backstop Parties as, and the Debtors acknowledges that the Backstop Parties do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Backstop Parties are in any way acting in concert or as a group, including, without limitation, with respect to any agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors or with respect to acting as a “group” within the meaning of Rule 13d-5 under the Exchange Act, and the Debtors will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Debtors acknowledge that the Backstop Parties are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Debtors acknowledge and each Backstop Party confirms that it has independently participated in the negotiation of the transactions contemplated herein with the advice of its own counsel and advisors. Each Backstop Party shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement and it shall not be necessary for any other Backstop Party to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the transactions contemplated herein was solely in the control of the Debtors, not the action or decision of any Backstop Party, and was done solely for the convenience of the Debtors and not because it was required or requested to do so by any Backstop Party. It is expressly understood and agreed that each provision contained in this Agreement is between the Backstop Parties and the Debtors, solely, and not between the Debtors and the Backstop Parties collectively and not between and among the Backstop Parties.

[All signature pages on file with the Debtors.]

Schedule 1

Backstop Commitment Schedule

[Backstop Commitment Schedule on file with the Debtors.]

Exhibit A

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to Backstop Commitment Agreement dated [●], 2020 (as amended, supplemented or otherwise modified from time to time, the “BCA”), between the Debtors (as defined in the BCA) and the Backstop Parties (as defined in the BCA) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2020 (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be an “Backstop Party” for all purposes under the BCA. If the Joining Party is not a party to the Restructuring Support Agreement, the Joining Party shall prior to, or simultaneously with, its execution of this Joinder Agreement, also execute a joinder to the Restructuring Support Agreement.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Backstop Parties set forth in Article V of the BCA to the Debtors as of the date of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of New York without application of any choice of law provisions that would require the application of the Laws of another jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[BACKSTOP PARTY], by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:
Name:
Title:

AGREED AND ACCEPTED AS OF THE JOINDER DATE:

CHESAPEAKE ENERGY CORPORATION, as Debtor

By:
Name:
Title:

Exhibit 5

Release, Exculpation, and Injunction Provisions

Release, Exculpation, and Injunction Provisions
Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Company Party and another Company Party, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Plan, the Plan Supplement, or the Exit Facilities, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities Documents, or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the debtors’ release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the debtors’ release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the debtors’ release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the debtors’ release.

Releases by Holders of Claims and Interests

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Company Party and another Company Party, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the RSA, the Disclosure Statement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facilities Credit Agreements, or any other financing document under and as defined therein) or (ii) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities documents, or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party releases, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the third-party releases are: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the third-party releases; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the third-party releases.

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Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Restructuring Term Sheet and the Plan.

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Exhibit 6

Governance Term Sheet

CONFIDENTIAL MATERIALS
SUBJECT TO FRE 408 FOR SETTLEMENT PURPOSES

CHESAPEAKE ENERGY CORPORATION

GOVERNANCE TERM SHEET

This term sheet (this “Term Sheet”) describes certain corporate governance provisions to be in effect after the Restructuring of Chesapeake Energy Corporation and the other Debtors. Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the RSA and the Restructuring Term Sheet, as applicable, of which this Term Sheet forms a part.

Reorganized Company	Reorganized Chesapeake (the “Company”) will be a Delaware corporation.
Capital Stock	One class of voting common stock (the “New Common Stock”) and authorized but unissued “blank check” preferred stock, having such designations, preferences, limitations and relative rights, including preferences over the New Common Stock with respect to dividends and distributions, as the New Board may determine.
Board of Directors

The New Board to consist of seven (7) directors composed of: (i) the chief executive officer of the Company; (ii) one director selected by BlackRock Financial Management, Inc. (on behalf of funds and accounts under management); (iii) one director selected by Fidelity Management and Research (or a subsidiary or affiliate thereof); (iv) one director selected by PGIM, Inc. (on behalf of funds and accounts under management); (v) one director selected by Franklin Advisers, Inc. (or a subsidiary or affiliate thereof); and (vi) two directors selected by the Consenting FLLO Term Loan Facility Lenders (excluding those set forth in clauses (ii) through (v)) holding a majority in principal amount of the FLLO Term Loan Facility held by such lenders.

The Consenting FLLO Term Loan Facility Lenders and Franklin will consult with one another regarding the process of selecting the New Board. At least four (4) of the members of the New Board shall meet the independence requirements of The New York Stock Exchange.

After the Plan Emergence Date, the members of the New Board will be elected by the holders of the New Common Stock annually.

Stockholder Approvals

In addition to any approvals required under applicable law and regulation, without the approval of the holders of a majority of the outstanding New Common Stock, the Company shall not authorize, adopt or amend any equity incentive plan other than the Management Incentive Plan or authorize any increase in the amount of shares or equity awards under the Management Incentive Plan or any other equity incentive plan or equity compensation plan.

In addition, until such time as the New Common Stock is listed on a National Securities Exchange (as defined below), without the approval of the holders of a majority of outstanding New Common Stock, the Company shall not:

(i)       issue shares of New Common Stock in excess of 5% of the fully-diluted number of shares of New Common Stock outstanding and authorized for issuance under the Plan on the Plan Effective Date (including all shares contemplated under the claims recovery, the New Warrants, the Rights Offering, the Backstop Commitment Agreement and the Management Incentive Plan) or authorize or issue any shares of preferred stock; provided that this limitation shall not apply in connection with the adoption of a bona fide stockholder rights plan by the Company’s board of directors;

(ii)       enter into any sales, transfers or licenses of any Company subsidiary, division, operation, business, line of business, assets or property, in each case, held by the Company or any of its subsidiaries with any person other than the Company or one or more of its wholly-owned subsidiaries involving consideration in excess of $50,000,000 per transaction or series of related transactions; or

(iii)       make any acquisition, by merger, consolidation or stock or asset purchase or investment with respect to any business, assets, property or any corporation or other entity, involving consideration in excess of $50,000,000 per transaction or series of related transactions.

“National Securities Exchange” means The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market.

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Transfer Restrictions

The New Common Stock will be transferrable without Company consent, subject to compliance with applicable securities laws.

If requested by the Required Consenting Stakeholders before the Plan Effective Date, the New Organizational Documents will include transfer restrictions designed to limit an ownership change for purposes of Section 382 of the U.S. Internal Revenue Code or otherwise the Company may implement a stockholder rights plan designed for such purpose, in each case effective upon the Plan Effective Date.

Registration Rights	Each Backstop Party to have customary registration rights for the New Common Stock, the New Warrants and the New Common Stock underlying the New Warrants to be provided for in a registration rights agreement (the “RRA”).
Listing

Prior to the Plan Effective Date, the Required Consenting Stakeholders shall determine whether the Company shall use commercially reasonable efforts to (i) cause the New Common Stock to be listed on a National Securities Exchange on the Plan Effective Date or to (ii) cause the New Common Stock to be listed on an Alternative Securities Exchange on the Plan Effective Date, to engage a market maker for the New Common Stock and to take other reasonable steps to establish that the New Common Stock is regularly traded on an established securities market for purposes of Section 897 under the U.S. Internal Revenue Code of 1986 and Treasury regulations promulgated and proposed to be promulgated thereunder (together, the “FIRPTA Rules”).

The RRA will provide that, after the Plan Effective Date, if the New Common Stock is not then listed on a National Securities Exchange, the holders of a majority of the number of shares of New Common Stock outstanding on the Plan Effective Date can require the Company to use commercially reasonable efforts to cause the New Common Stock to be listed on a National Securities Exchange as promptly as reasonably practicable.

The RRA will also provide that, after the Plan Effective Date, if the New Common Stock is not then listed on a National Securities Exchange, the holders of a majority of the number of shares of New Common Stock outstanding on the Plan Effective Date can require the Company to use commercially reasonable efforts to cause the New Common Stock to be listed on an Alternative Securities Exchange as promptly as reasonably practicable, to engage a market maker for the New Common Stock and to take other reasonable steps to establish that the New Common Stock is regularly traded on an established securities market for purposes of the FIRPTA Rules.

“Alternative Securities Exchange” means, excluding any National Securities Exchange, any other securities exchange or over-the-counter quotation system, including, without limitation, the NYSE MKT, the Nasdaq Capital Market, any quotation or other listing service provided by the OTC Markets Group or the Financial Industry Regulatory Authority, Inc., any “pink sheet” or other alternative listing service or any successor or substantially equivalent service to any of the foregoing.

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SEC Filings	The RRA will provide that at any time the Company is not required to file public reports with the SEC, the Company shall continue to file such public reports on EDGAR as a voluntary filer, unless approved by the holders of a majority of the outstanding New Common Stock.
DTC	The New Common Stock is to be DTC-eligible, other than any shares of New Common Stock required to bear a “restricted” legend under applicable securities laws (which shall be in DTC under a restricted CUSIP if feasible, otherwise in book entry form). The Company shall use commercially reasonable efforts to remove any such restricted legends when permitted under applicable securities laws, including obtaining any necessary legal opinions. The Company shall provide certificated shares upon reasonable request.
Other Terms	Consistent with Section 3.02 of the RSA, all other corporate governance terms, the New Organizational Documents and the RRA shall be in form and substance reasonably satisfactory to the Required Consenting Stakeholders. The New Organizational Documents shall also provide for the indemnification and exculpation of directors, officers and appropriate persons to the fullest extent permitted by applicable law.

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EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among the Consenting Stakeholders and the other Parties thereto, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting DIP Lender”] [“Consenting Revolving Credit Facility Lender”] [“Consenting FLLO Term Loan Facility Lender”] [“Consenting Second Lien Noteholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
DIP Facility (total commitments)
Revolving Credit Facility
FLLO Term Loan Facility
Second Lien Notes
Unsecured Noteholders

1       Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT D

Form of Consenting Stakeholder Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among the Consenting Stakeholders and the other Parties thereto, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting DIP Lender”] [“Consenting Revolving Credit Facility Lender”] [“Consenting FLLO Term Loan Facility Lender”] [“Consenting Second Lien Noteholder”] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
DIP Facility (total commitments)
Revolving Credit Facility
FLLO Term Loan Facility
Second Lien Notes
Unsecured Noteholders

2       Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.